Execution Version

PURCHASE AND SALE AGREEMENT
BY AND AMONG
ENSIGN OPERATING LLC,
ENSIGN OPERATING II LLC
AND
ENSIGN OPERATING III LLC,
AS SELLERS
AND
MARATHON OIL EF II LLC,
AS PURCHASER
__________________________________________

EXECUTION DATE: November 2, 2022
EFFECTIVE TIME: 12:01 A.M. Central Time, October 1, 2022
__________________________________________

TABLE OF CONTENTS
- i -

- ii -

- iii -

- iv -

APPENDICES:
Appendix A    -    Definitions
EXHIBITS:
Exhibit A-1    -    Leases
Exhibit A-2    -    Wells
Exhibit A-3    -    Units
Exhibit A-4    -    Surface Fee Lands
Exhibit A-5    -    Surface Agreements
Exhibit A-6    -    Vehicles
Exhibit A-7    -    Excluded Assets
Exhibit B    -    Form of Conveyance
Exhibit C    -    Form of Surface Deed
Exhibit D    -    Form of Transition Services Agreement
Exhibit E    -    Form of Assignment and Assumption Agreement
SCHEDULES:
Schedule 1.1    -    Midstream Contracts
Schedule 3.4(a)(viii)    -    Certain Inventory
Schedule 5.1    -    Disclosed Environmental Conditions
Schedule 6.4    -    Conflicts
Schedule 6.5    -    Litigation
Schedule 6.6(b)    -    Taxes and Assessments
Schedule 6.7    -    Capital Commitments
Schedule 6.9(a)    -    Material Contracts
Schedule 6.9(b)    -    Material Contract Matters
Schedule 6.9(c)    -    Surface Agreement Matters
Schedule 6.10    -    Required Consents and Preferential Rights to Purchase
Schedule 6.11    -    Lease Matters
Schedule 6.12    -    Payments for Hydrocarbon Production
Schedule 6.13    -    Imbalances
Schedule 6.14    -    Suspense Funds
Schedule 6.15    -    Payout Balances
Schedule 6.18    -    Permits
Schedule 6.19(c)    -    Business Employees
Schedule 6.19(d)    -    Seller Benefit Plans
Schedule 6.19(j)    -    WARN Act Actions
Schedule 6.19(k)    -    Certain Seller Benefit Plans
Schedule 6.20    -    Environmental Matters
Schedule 6.21    -    Non-Consent Operations
Schedule 6.23    -    Drilling Operations
Schedule 6.24    -    Plugging and Abandonment
Schedule 6.25    -    Bonds
- v -

Schedule 6.27    -    Sufficient Rights to Operatorship
Schedule 7.5    -    Purchaser Knowledge Individuals
Schedule 7.9    -    Purchaser Consents
Schedule 8.4    -    Operations
Schedule 8.7        -    Replacement Bonds
Schedule 8.14(a)    -    Business Employee Severance Payments
Schedule 8.14(d)    -    Excluded Purchaser Benefit Plans
Schedule 14.4    -    Seller Knowledge Individuals

- vi -

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is dated as of November 2, 2022 (the “Execution Date”), by and among Ensign Operating LLC, a Delaware limited liability company (“Ensign I”), Ensign Operating II LLC, a Delaware limited liability company (“Ensign II”), and Ensign Operating III LLC, a Delaware limited liability company (“Ensign III” and together with Ensign I and Ensign II, “Sellers” and each individually a “Seller”), and Marathon Oil EF II LLC, a Delaware limited liability company (“Purchaser”). Sellers and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS:
A.    Sellers own certain interests in oil and gas properties, rights and related assets that are defined and described herein as the “Assets”.
B.    Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers the Assets in the manner and upon the terms and conditions hereafter set forth.
NOW, THEREFORE, in consideration of the premises and mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
Section 1.1    Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.
Section 1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause” and words of similar import refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. The words “shall” and “will” are used interchangeably and have the same meaning. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted from time to time. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to this “Agreement”, to any contract, agreement, instrument or Law means to this Agreement, to such contract, agreement, instrument or Law, in each case as from time to time amended, modified or supplemented, including, in the case of this Agreement, contracts, agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. References to a Person are also to its permitted successors and permitted assigns.
ARTICLE 2
PURCHASE AND SALE
Section 2.1    Purchase and Sale. At the Closing, subject to the terms and conditions of this Agreement, Sellers shall sell, convey, assign, transfer and deliver the Assets to Purchaser and Purchaser shall purchase, acquire, accept and pay for the Assets and shall assume the Assumed Purchaser Obligations.
Section 2.2    Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Sellers’ right, title and interest, whether real or personal, recorded or unrecorded, tangible or intangible, vested, contingent or reversionary, in and to the following (but excepting and excluding, in all such instances, the Excluded Assets):
(a)    all oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds that are located in the Designated Area, including those leases identified on Exhibit A-1, subject to the depth limitations and other restrictions that may be set forth in the Leases or in any conveyances of record as of the Effective Time in the chain of title, in each case together with (i) all rights, privileges, benefits and powers conferred upon the holder of the Leases with respect to the use and occupation of the lands covered thereby, (ii) all rights, options, titles and interests of Sellers, including rights to obtain or otherwise earn any interest in the Leases or within the lands covered by the Leases or any acreage pooled, communitized or unitized therewith (the “Lands”) and (iii) all royalties, overriding royalties, net profits interests, carried interests, payments out of production, contractual rights to production, farmout rights, options and other rights, properties and interests to Hydrocarbons (including fee mineral interests, if any) produced or in place and any other interests in the Lands (all such leases and interests, collectively, the “Leases”);
(b)    all pooled, communitized or unitized acreage which includes all or a part of any Lease, including those described on Exhibit A-3 (the “Units”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units (including, as described in Section 2.2(g), all undivided interest of Sellers derived from the Leases in the production of Hydrocarbons from such Unit, whether production comes from a Well located on or off a Lease);
(c)    all oil, gas, water, carbon dioxide, water disposal, observation, or injection wells, whether producing, shut-in or abandoned, located on the Leases, Lands or Units, including the interests in the wells identified on Exhibit A-2 (the “Wells” and collectively with the Leases, the Lands and the Units, the “Properties”);
(d)    all contracts, agreements and instruments to the extent binding on Purchaser after the Closing or otherwise binding on any of the Properties or other Assets or the production of Hydrocarbons from the Properties, including rig contracts, drilling contracts, operating agreements, unitization, pooling and communitization agreements, production sharing agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, participation agreements, exchange agreements, joint development agreements, storage agreements, crossing agreements, work orders under master service agreements (but excluding master service agreements), agreements for the sale and purchase of Hydrocarbons and gathering, processing and transportation agreements, including the Contracts set forth on Schedule 6.9(a), but excluding (i) any contracts, agreements and instruments to the extent transfer is restricted by Third Party agreement, a Governmental Body or applicable Law (unless and until the conveyance thereof is made pursuant to Section 4.7); provided, that such contracts, agreements and instruments described in this clause (i) shall be deemed “Contracts” for purposes of Section 4.7, (ii) master services agreements (other than work orders under master services agreements), (iii) Debt Contracts and Hedging Contracts, (iv) the Leases and Surface Agreements and (v) such contracts to the extent they are primarily used in connection with the operation of the Excluded Assets (subject to such exclusions, the “Contracts”);
(e)    (i) the Field Offices and all other surface fee interests appurtenant to and used or held for use, in connection with the Properties, and all structures located thereon, except to the extent they are used primarily in connection with the ownership or operation of the Excluded Assets, including those surface fee interests in the lands identified on Exhibit A-4 (the “Surface Fee Lands”), (ii) all easements, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to and used or held for use, in connection with the Properties, except to the extent they are used primarily in connection with the ownership or operation of the Excluded Assets, and all structure located thereon, including those identified on Exhibit A-5; but excluding, in all instances, any such interest or right to the extent transfer is restricted by Third Party agreement, a Governmental Body or applicable Law (unless and until the conveyance thereof is made pursuant to Section 4.7); provided, that such interest or right shall be deemed a “Surface Agreement” for purposes of Section 4.7 (subject to such exclusions, the “Surface Agreements”) and (iii) all evaporation and frac ponds and pits located on the Lands;
(f)    all equipment, machinery, tools, fixtures and owned rolling stock, whether owned or leased, including (i) trailers, rolling test equipment, rolling machinery and other portable wheeled equipment, and other tangible personal property and improvements, (ii) manifolds, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, pads, materials, SCADA equipment and transmitters, telecommunications towers and equipment, field radio telemetry and associated frequencies, pressure transmitters and central processing equipment, including infield gathering and delivery points (PODs) upstream of the inlet flanges of the central gathering plants (CGPs) owned and operated by the Enterprise Parties, in each case, that is owned by any Seller or located on any of the Leases, Wells, Units or other Assets or that is used or held for use primarily in connection with the ownership or operation of the Properties, (iii) the inventory described on

Schedule 3.4(a)(viii) and (iv) any vehicles, including those set forth on Exhibit A-6 (the “Equipment”);
(g)    all Hydrocarbons (or proceeds from the sale of Hydrocarbons) produced from or attributable to the Properties after the Effective Time, together with Imbalances associated with the Properties, that would otherwise accrue for Sellers’ benefit;
(h)    the Records;
(i)    to the extent assignable, all permits, approvals, or authorizations by, or filings with, any Governmental Body relating to the ownership or operation of the Properties, except such permits, approvals, or authorizations to the extent transfer is restricted by Third Party agreement, a Governmental Body or applicable Law (until the necessary consents or approvals to transfer have been obtained pursuant to Section 4.7) (the “Permits”);
(j)    all (i) trade credits and accounts receivable attributable to the Assets with respect to periods of time from and after the Effective Time; and (ii) liens and security interests in favor of any Seller or its Affiliates, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of any Seller or its Affiliates as to the operator or non-operator of any Property;
(k)    all rights of Sellers to audit the records of any Third Party and to receive refunds or payments of any nature, and all amounts of money relating thereto, in each case, relating to the Assets or any Assumed Purchaser Obligations, whether before, on or after the Effective Time, except to the extent such rights relate to items for which Sellers are indemnifying the Purchaser Group hereunder; and
(l)    all rights, claims and causes of action (including warranty and similar claims, indemnity claims and defenses) of Sellers, whether arising before, on or after the Effective Time, to the extent, and only to the extent, that such rights, claims or causes of action are associated with the Properties or other Assets and relate to any of the Assumed Purchaser Obligations, excluding items for which Sellers are indemnifying the Purchaser Group hereunder.
Section 2.3    Excluded Assets. Notwithstanding anything to the contrary, the Assets shall not include, and there is excepted, reserved and excluded from this transaction, the Excluded Assets. In the event Purchaser comes into possession of any Excluded Assets, it shall deliver such Excluded Assets, as promptly as possible, to or as directed by Sellers.
Section 2.4    Effective Time; Proration of Costs and Revenues.
(a)    Purchaser shall be entitled to (without duplication of any amounts paid pursuant to Section 3.4 or otherwise) (i) all production of Hydrocarbons from or attributable to the Assets attributable to the time period on or after 12:01 a.m., Central Time, on October 1, 2022 (the “Effective Time”) and all products and proceeds attributable thereto (net of any Burdens, including those held in suspense) and (ii) all other income, proceeds, receipts and credits earned with respect to the Assets attributable to the time period on or after the Effective Time, and any amounts collected by Sellers for Third Party Property Costs pursuant to Section 2.4(c), and

Purchaser shall be responsible for, and entitled to any refunds with respect to, all Property Costs incurred attributable to the time period on or after the Effective Time.
(b)    Sellers shall be entitled to (without duplication of any amounts paid pursuant to Section 3.4 or otherwise) (i) all production of Hydrocarbons from or attributable to the Properties attributable to the time period on or prior to the Effective Time and all products and proceeds attributable thereto and (ii) all other income, proceeds, receipts and credits earned with respect to the Assets attributable to the time period on or prior to the Effective Time, and Sellers shall be responsible for, and entitled to any refunds with respect to all Property Costs incurred attributable to the time period on or prior to or at the Effective Time.
(c)    With respect to Third Party Property Costs actually paid by Sellers to a Third Party, regardless of whether such Third Party Property Costs were paid before, at or after the Effective Time, Sellers shall be entitled to retain all proceeds of cash calls, billings and other funds received as reimbursement from working interest owners (other than Sellers) in respect of such Third Party Property Costs. With respect to Third Party Property Costs paid by Sellers that remain unreimbursed as of the date the final settlement statement is finalized pursuant to Section 10.4, regardless of whether such Third Party Property Costs were paid before, at or after the Effective Time, Purchaser shall pay to Sellers an amount equal to the amount of all such unreimbursed Third Party Property Costs and Purchaser shall be entitled to all receivables with respect thereto and all proceeds of cash calls, billings and other funds received as reimbursement in respect thereof. As part of the final settlement statement, Sellers shall provide reasonable supporting documentation in respect of such unreimbursed Third Party Property Costs and include the payment to be made by Purchaser pursuant to this Section 2.4(c) in the calculation of the final settlement statement.
(d)    Notwithstanding anything to the contrary contained in this Section 2.4, following the Cut-off Date (but without prejudice to amounts owed pursuant to Section 10.4, or to amounts not included in the final settlement statement to be delivered pursuant to Section 10.4(b) but for which a Party provides notice of to the other Party prior to the Cut-off Date, if not yet paid), Sellers shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets and other income earned with respect to the Assets and no further responsibility for Property Costs incurred with respect to the Assets.
Section 2.5    Procedures.
(a)    For purposes of allocating production and accounts receivable with respect thereto under Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the inlet pipeline flange connecting into the tank batteries related to each Well, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meters on the pipelines through which they are transported (or whichever meter is closest to the applicable Well). Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available. Sellers shall provide to Purchaser evidence of all meter readings and all gauging and strapping procedures conducted on or after the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Unadjusted Purchase Price pursuant to Section 3.4. The terms “earned”, “incurred”, and “attributable to” shall be interpreted in accordance with the Accrual Basis of accounting and in accordance with GAAP.
(b)    Right-of-way fees, Third Party insurance premiums (if any) and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling on or after the day of the Effective Time, each as determined in the final settlement statement prepared pursuant to Section 10.4. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time, and Sellers shall be responsible for the portion allocated to the period before the Effective Time.
(c)    Purchaser shall be responsible for such activities beginning with the first production or sales month following the month during which Closing occurs if Closing does not occur on the first Business Day of a calendar month, or beginning with the first production or sales month during which Closing occurs if Closing occurs on the first Business Day of a calendar month, (except as provided in the Transition Services Agreement).
(d)    Should Purchaser receive any proceeds or other income after the Closing to which Sellers are entitled under Section 2.4(b) or responsible for handling under Section 2.5(c) or under the Transition Services Agreement, Purchaser shall promptly remit the same to Sellers. After the Closing and except as otherwise provided in this Agreement or the Transition Services Agreement, if any Seller receives any proceeds or other income with respect to the Assets to which Purchaser is entitled under Section 2.4(a) that was not taken into account in the final settlement statement, or in a Transition Services invoice, such Seller shall promptly remit same to Purchaser.
(e)    Should Purchaser pay any Property Costs after the Closing that Sellers are responsible under Section 2.4(b) which have not been taken into account in the final settlement statement, Sellers shall reimburse Purchaser promptly after receipt from Purchaser of an invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment, with respect to such Property Costs. After the Closing and except as otherwise provided in this Agreement or the Transition Services Agreement, should any Seller pay Property Costs after the Closing that Purchaser is responsible under Section 2.4(a) which were not taken into account in the final settlement statement or in a Transition Services invoice, Purchaser shall reimburse such Seller promptly after receipt from such Seller of an invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment, with respect to such Property Costs.
(f)    After the termination of the Transition Period, Purchaser shall handle all joint interest audits and other audits of Property Costs covering the period for which Purchaser is in whole or in part responsible under Section 2.4; provided, however, that Purchaser shall not agree to any adjustments to previously assessed costs for which Sellers are liable, or any compromise of any audit claims to which any Seller would be entitled, without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed; provided further that if Sellers do not promptly respond to any such adjustment or compromise to allow Purchaser to respond within the time period required by the applicable Contract, Sellers shall be deemed to have consented to Purchaser’s proposed adjustment or compromise. Sellers shall promptly provide all data requested by Purchaser required for joint interest audits of properties operated by any Seller to support amounts billed by such Seller to Third Parties and provide such other assistance as is needed by Purchaser to respond to audit inquiries, and Sellers shall reimburse Purchaser for costs and expenses incurred by Purchaser to facilitate such audits (with such costs and expenses prorated on a proportionate basis as to the relative amounts of such audits between Purchaser and Sellers for audits that cover periods both prior to and after the Effective Time). Notwithstanding anything herein to the contrary, Sellers shall be responsible for refunds of Property Costs paid by Purchaser to Third Parties in connection with the settlement of joint interest audit claims for properties operated by Sellers covering the period when any Seller was operator. Each Party shall provide the other Party with a copy of all such applicable audit reports and written audit agreements received by such Party or its Affiliates and relating to periods for which any such Party is partially responsible, and if any Seller does not provide Purchaser with any assistance or documentation as reasonably requested by Purchaser, Purchaser shall not be responsible for any such joint interest audits with respect to the periods of time when such Seller was operator of the Assets.
ARTICLE 3
PURCHASE PRICE
Section 3.1    Unadjusted Purchase Price. The purchase price for the Assets shall be $3,000,000,000 (the “Unadjusted Purchase Price”), which shall be adjusted as provided in Section 3.4.
Section 3.2    Deposit and Hedge Deposit Amount.
(a)    Within two (2) Business Days following the Execution Date, Purchaser shall pay to the Escrow Agent, in immediately available funds by wire transfer to an account designated by the Escrow Agent, an amount equal to one hundred and fifty million dollars ($150,000,000) (the “Execution Deposit”). The receipt by the Escrow Agent of the Execution Deposit is a condition precedent to the effectiveness of this Agreement. The Execution Deposit, less the Hedge Deposit Amount withdrawn pursuant to Section 3.2(b) below plus the Additional Deposit paid pursuant to Section 3.2(c) below (such amount, together with any and all interest or income earned thereon, the “Deposit”) shall be applied against the Closing Payment and the entirety thereof will be held in the Escrow Account and apply towards the Holdback Amount at the Closing in accordance with Section 12.5(a) or be distributed in accordance with the terms of Section 11.3, as applicable. If the Execution Deposit has not been paid by Purchaser or an Affiliate of Purchaser within two (2) Business Days after the Execution Date, Sellers shall be entitled to terminate this Agreement under Section 11.1(e) as its sole and exclusive remedy, all other remedies being expressly waived by Sellers.
(b)    Within one (1) Business Day of the payment of the Execution Deposit by Purchaser pursuant to Section 3.2(a) above, subject to receipt of requisite approval from Sellers’ bank lenders (which approvals Sellers shall use diligent efforts to obtain on or before the date that is two (2) Business Days following the Execution Date), Sellers shall deliver a written notice to Purchaser of the dollar amount necessary to cash settle all outstanding hedging arrangements, including any swap and derivative contracts (such hedging arrangements, the “Open Hedges”) and including such hedging arrangements covering that portion of production from the Assets attributable to calendar years 2023 and 2024 (such hedging arrangements, the “’23 & ’24

Hedges”, and such dollar amount to settle the ’23 & ’24 Hedges, the “Hedge Deposit Amount”), together with all supporting documentation, and in preparing such dollar amount, use actual numbers and if actual numbers are not available, a good faith estimate. Within one (1) Business Day of Purchaser’s receipt of such notice, the Parties shall deliver joint written instructions to the Escrow Agent to disburse the Hedge Deposit Amount to an account designated by Sellers in writing. Within two (2) Business Days of such disbursement, Sellers shall cash settle all Open Hedges.
(c)    Within two (2) Business Day of receipt of evidence from Sellers of the cash settlement of all Open Hedges, Purchaser shall pay to the Escrow Agent, in immediately available funds by wire transfer to the Escrow Account, an amount equal to fifty million dollars ($50,000,000.00) (together with any and all interest or income earned thereon, the “Additional Deposit”).
Section 3.3    Allocation of Unadjusted Purchase Price. Solely for purposes of Title Defects and Adverse Environmental Conditions under this Agreement, the “Allocated Value” for (a) any Lease equals the portion of the Unadjusted Purchase Price allocated to such Lease on Exhibit A-1 and (b) any Well equals the portion of the Unadjusted Purchase Price allocated to such Well on Exhibit A-2, and such Allocated Value shall be used solely in calculating adjustments to the Unadjusted Purchase Price as provided herein. The Allocated Values are provided separately for each Lease on Exhibit A-1 and each Well on Exhibit A-2. Notwithstanding anything to the contrary in this Agreement, Sellers have accepted such Allocated Values for purposes of Title Defects and Adverse Environmental Conditions under this Agreement and the transactions contemplated hereby but makes no representation or warranty as to the accuracy of such values.
Section 3.4    Adjustments to Unadjusted Purchase Price. All adjustments to the Unadjusted Purchase Price shall be made (x) without duplication (in this Agreement or otherwise), (y) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, determined on an Accrual Basis and in accordance with GAAP and (z) only with respect to matters, (A) in the case of Section 3.4(b)(iii) and Section 3.4(b)(v), for which valid notice is given on or before the Defect Claim Date and (B) in all of the other cases set forth in Section 3.4(a) or Section 3.4(b), identified on or before the Cut-off Date. Each adjustment described in Section 3.4(a) or Section 3.4(b) shall be allocated to the Allocated Values of the Leases and Wells affected by such adjustment. Without limiting the foregoing, the Unadjusted Purchase Price shall be adjusted as follows, resulting in the “Adjusted Purchase Price”:
(a)    The Unadjusted Purchase Price shall be adjusted upward by the following amounts:
(i)    an amount equal to all Property Costs attributable to the ownership and operation of the Assets or the production of Hydrocarbons therefrom incurred with respect to time periods on and after the Effective Time that are paid or incurred by Sellers;
(ii)    an amount equal to all proceeds to which Sellers are entitled pursuant to Section 2.4(b) (but excluding the amount attributable to the Hydrocarbons described in Section 3.4(a)(v) below) to the extent that such proceeds have been received by Purchaser and not remitted or paid to Sellers;

(iii)    an amount equal to all prepaid Property Costs attributable to the ownership or operation of the Assets or the production of Hydrocarbons therefrom after the Effective Time, including pre-paid bonuses, rentals, cash calls and advances to Third Party operators, in each case for expenses not yet incurred, paid by Sellers;
(iv)    the amount of Property Taxes allocated to Purchaser pursuant to Section 13.2 but paid or otherwise economically borne by Sellers (or any of their Affiliates);
(v)    to the extent that proceeds for the associated production prior to and at the Effective Time have not been received by or remitted to Sellers, an amount equal to Sellers’ aggregate Net Revenue Interest share of the saleable volumes of Hydrocarbons stored in Sellers’ stock tanks or other storage (in each case, excluding tank bottoms and line-fill) as of the Effective Time and Sellers’ aggregate Net Revenue Interest share of the saleable volume of Hydrocarbons contained in gathering lines (in each case, including all Hydrocarbons in pipelines downstream of the outlet sales meter at the infield gathering and delivery points (PODs) and all inventory in storage as reflected in the monthly statements thereof provided by the Enterprise Parties under the Midstream Contracts) associated with production from the Properties as of the Effective Time, in each case, from or attributable to the ownership and operation of the Properties or the production of Hydrocarbons therefrom multiplied by the contract price in effect as of the Effective Time realized by Sellers (net of any costs associated with gathering, transportation, handling and Taxes);
(vi)    to the extent that Sellers are underproduced with respect to the Wellhead Imbalances or overdelivered with respect to the Pipeline Imbalances, (A) in the case of gaseous Hydrocarbons, on the basis of $5.00 per MMBtu, multiplied by the amount of the Imbalance in MMBtu and (B) in the case of liquid Hydrocarbons, on the basis of $80.00 per Barrel, multiplied by the amount of the Imbalance in Barrels, in each case, except for any amount settled by any Seller in cash prior to the Closing;
(vii)    an operating fee of $2,500,000 per month (prorated for any partial month) for each month between the Effective Time and the Closing, which is intended to cover actual costs borne by Sellers for Houston-based support staff and personnel located at the Field Offices who are charged to corporate cost centers, less any costs described in clause (b) of the defined term “Third Party Property Costs” attributable to the time period at and after the Effective Time;
(viii)    an amount not to exceed the value of all surplus tubular, goods and physical inventory set forth on Schedule 3.4(a)(viii) and actually delivered to Purchaser;
(ix)    any hedge losses resulting from Sellers’ Hedging Contracts existing as of the Effective Time and attributable to the time period after the Effective Time, to the extent paid by Sellers, excluding any amount described in Section 3.4(a)(x) below;
(x)    the positive difference, if any, between (i) the amount of the aggregate cash settlement payments made by Sellers to settle all Open Hedges minus (ii) the Hedge Deposit Amount paid to Sellers; and

(xi)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Purchase Price (including the adjustment described in Section 2.4(c)).
(b)    The Unadjusted Purchase Price shall be adjusted downward by the following amounts:
(i)    an amount equal to all Property Costs incurred and attributable to time periods prior to the Effective Time but paid or economically borne by Purchaser;
(ii)    an amount equal to all proceeds to which Purchaser is entitled pursuant to Section 2.4(a), to the extent that such amounts have been received by Sellers or their Affiliates and not remitted or paid to Purchaser, including proceeds from the sale of any Hydrocarbons included in Section 3.4(a)(v) and any surplus tubular, good and physical inventory included in Section 3.4(a)(viii);
(iii)    subject to the terms of Section 4.5, the aggregate amount of all finally determined Title Defect Amounts (net of all finally determined Title Benefit Amounts), but excluding any Title Defect Amounts relating to Title Defect Properties that are excluded from this transaction in accordance with this Agreement;
(iv)    the amount of Property Taxes allocated to Sellers pursuant to Section 13.2 but paid or otherwise economically borne by Purchaser (or any of its Affiliates);
(v)    subject to the terms of Section 5.3, the aggregate amount of all finally determined Remediation Amounts with respect to all uncured Adverse Environmental Conditions, but excluding any Remediation Amounts relating to Environmental Defect Properties that are excluded from this transaction in accordance with this Agreement;
(vi)    an amount equal to the Allocated Value, if any, of any Assets excluded from this transaction pursuant to Section 4.2(b)(iii) or Section 4.7(c);
(vii)    to the extent that Sellers are overproduced with respect to the Wellhead Imbalances or underdelivered with respect to the Pipeline Imbalances, (A) in the case of gaseous Hydrocarbons, on the basis of $5.00 per MMBtu, multiplied by the amount of the Imbalance in MMBtu and (B) in the case of liquid Hydrocarbons, on the basis of $80.00 per Barrel, multiplied by the amount of the Imbalance in Barrels;
(viii)    the amount of Suspense Funds as of the date Purchaser assumes responsibility for such Suspense Funds pursuant to Section 8.10;
(ix)    any hedge gains resulting from Sellers’ Hedging Contracts existing as of the Effective Time and attributable to the time period after the Effective Time, to the extent received by Sellers;
(x)    the positive difference, if any, between (i) the Hedge Deposit Amount paid to Sellers minus (ii) the amount of the aggregate cash settlement payments made by Sellers to settle all Open Hedges; and

(xi)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price.
Section 3.5    Parent Guaranty. Simultaneously with the execution of this Agreement, Purchaser shall cause Parent to deliver to Sellers the Parent Guaranty.
Section 3.6    Allocation of Purchase Price for Tax Purposes. Within thirty (30) days after the date on which the Adjusted Purchase Price is finalized and any payment owed from one Party to another has been made pursuant to Section 10.4(d), Purchaser will prepare and deliver to Sellers an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among each of the Assets in compliance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder (the “Tax Allocated Values”). Thereafter, Purchaser and Sellers will use commercially reasonable efforts to agree upon such allocation. To the extent the Parties agree to such an allocation, Sellers and Purchaser agree that (a) the Parties shall use commercially reasonable efforts to update the Tax Allocated Values in accordance with Section 1060 of the Code following any adjustment to the Adjusted Purchase Price pursuant to this Agreement, (b) the Tax Allocated Values, as adjusted, shall be used by Sellers and Purchaser as the basis for reporting asset values and other items for purposes of all Tax Returns, including without limitation Internal Revenue Service Form 8594 and (c) none of Purchaser, Sellers or any of their respective Affiliates will take positions inconsistent with the Tax Allocated Values, as adjusted, in notices to Governmental Bodies in audit or other Proceedings with respect to Taxes unless required by applicable Law or with the prior written consent of the other Party; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar Proceedings in connection with such allocation. If Purchaser and Sellers cannot agree on such an allocation, each Party shall be entitled to determine its own allocation and file its own IRS Form 8594.
Section 3.7    Withholding. Purchaser shall not deduct or withhold any amount for or on account of any Taxes from the payments otherwise due hereunder unless otherwise required by Law. If so required, Purchaser shall make such deductions or withholdings and pay the amount so deducted or withheld to the appropriate Governmental Body. Upon making such payments to the appropriate Governmental Body, Purchaser shall be treated as having paid the amounts deducted or withheld as otherwise required hereunder. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding.
ARTICLE 4
TITLE MATTERS; CONSENTS
Section 4.1    Sellers’ Title. Except for the special warranty of Defensible Title set forth in the Conveyances and the Surface Deeds, without limiting Purchaser’s rights to indemnity under Section 12.2(b)(ii) and Section 12.2(b)(iv), Sellers make no, and expressly disclaim any, warranty or representation, express, implied, statutory or otherwise, with respect to Sellers’ title to any of the Properties and Purchaser hereby acknowledges and agrees that Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Properties, (a) on or before the Defect Claim Date, shall be as set forth in Section 4.2 and (b) from and after the Defect Claim Date (without duplication), shall be pursuant to the special warranty of Defensible Title contained in the Conveyances and Surface Deeds; provided, however, that (i) Purchaser further acknowledges and agrees that Purchaser shall not be entitled to protection under the special warranty of Defensible Title provided in the Conveyances and Surface Deeds for any Title Defect reported under this Article 4, (ii) the Defect Threshold and the Title Defect Deductible shall not apply to any Title Defect reported under this Article 4 that would constitute a breach of the special warranty of Defensible Title to be provided under the Conveyances and Surface Deeds if such Title Defect were asserted after the Closing and (iii) in no event shall the Defect Threshold and Title Defect Deductible apply after the Closing to any recovery under the Conveyances and Surface Deeds for any breach by Sellers of the special warranty of Defensible Title to be provided thereunder. The special warranty of Defensible Title contained in the Conveyances shall be subject to the terms and provisions of this Section 4.1. The special warranty of Defensible Title in the Conveyances and Surface Deeds shall survive for a period of twelve (12) months following the Closing Date and Purchaser shall be deemed to have waived all breaches of Sellers’ special warranty of Defensible Title set forth in the Conveyances and Surface Deeds for which Purchaser has not furnished to Sellers written notice on or before the date that is twelve (12) months after the Closing Date. If, after the Closing, Purchaser provides written notice of a breach of the special warranty of Defensible Title in the Conveyances and Surface Deeds to Sellers on or before the expiration of the survival period set forth in the immediately preceding sentence, Sellers shall have a reasonable opportunity to cure such breach. In any event, the recovery on a breach of Sellers’ special warranty of Defensible Title contained in the Conveyances and Surface Deeds shall not exceed the Allocated Value of the affected Property. Disputes regarding the existence of a breach of the special warranty of Defensible Title contained in the Conveyances and Surface Deeds, the amount by which the affected Property is adversely affected by such breach or the cure of such breach shall be resolved in accordance with Section 14.3 of this Agreement.
Section 4.2    Title Defects.
(a)    To assert a claim of a Title Defect, Purchaser must deliver a claim notice to Sellers (each, a “Title Defect Notice”) no later than 5:00 p.m. Central Time on the Defect Claim Date; provided, however, that Purchaser will use reasonable efforts to give Sellers weekly written notice (which notice may be via email and preliminary in nature and supplemented prior to the expiration of the Defect Claim Date) of all Title Defects discovered by Purchaser during the preceding week; provided, further, that the failure of Purchaser to provide such weekly notice shall not be deemed to waive or otherwise prejudice Purchaser’s right to assert a Title Defect on or before the Defect Claim Date in accordance with this Section 4.2. To be valid, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect that is reasonably sufficient for Sellers to determine the basis of the alleged Title Defect, (ii) identification of each Lease or Well, as applicable, adversely affected by the Title Defect (insofar as it relates to the Target Formation(s) subject to such alleged Title Defect, each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) documents upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents available to Purchaser, to the extent reasonably necessary for Sellers to verify the existence of the alleged Title Defect (any and all of which supporting documentation may be furnished to Sellers via access to a web link or ftp site in lieu of other means of delivery); provided that substantial compliance with clause (iv) by the Defect Claim Date, followed by prompt delivery of any remaining materials, shall satisfy clause (iv) and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations and information upon which Purchaser’s belief is based, including any analysis by any title attorney or examiner hired by Purchaser. Notwithstanding any other provision of this Agreement to the contrary and subject to Purchaser’s rights under the special warranties of Defensible Title contained in the Conveyances and Surface Deeds, without limiting Purchaser’s rights to indemnity under Article 12, Purchaser shall be deemed to have waived its right to assert any Title Defects for which a Title Defect Notice has not been delivered on or before the Defect Claim Date.
(b)    Subject to (i) Sellers’ continuing right to (A) during the Post-Closing Cure Period, cure or (B) dispute, in each case, the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and (ii) the rights of the Parties pursuant to Section 11.1(c) or Section 11.1(d) for failure to satisfy Section 9.1(g) or Section 9.2(f), in the event that any undisputed Title Defect asserted by Purchaser in a valid Title Defect Notice delivered prior to the Defect Claim Date is not waived in writing by Purchaser or cured by Sellers prior to the Closing, Sellers shall, at their sole option, elect to:
(i)    cure such Title Defect, at Sellers’ sole cost and expense, which curative work may extend up to one hundred twenty (120) days from and after the Closing (the “Post-Closing Cure Period”), in which case (A) the applicable Title Defect Property shall be conveyed to Purchaser at the Closing and (B) an amount equal to the alleged Title Defect Amounts with respect to such Title Defect as asserted by Purchaser in good faith (subject to Section 4.4(a), the Defect Threshold and the Title Defect Deductible) shall be deposited in the Defect Escrow Account at Closing pending the cure of the Title Defect and the Closing Payment shall be reduced by such asserted Title Defect Amount; provided, however, that (1) no such deposit into the Defect Escrow Account shall be made to the extent that Sellers have cured any alleged Title Defect prior to Closing and (2) to the extent that Sellers partially cure any alleged Title Defect prior to the expiration of the Post-Closing Cure Period, the amount to be deposited into the Defect Escrow Account shall equal the portion of the Title Defect Amount relating to the uncured portion of the subject Title Defect;
(ii)    notify Purchaser that Sellers do not dispute such Title Defect and associated Title Defect Amount, in which case (A) the affected Title Defect Property shall be conveyed to Purchaser at the Closing and (B) subject to the Defect Threshold and the Title Defect Deductible, the Closing Payment or final Adjusted Purchase Price, as applicable, shall be reduced (without duplication) by the Title Defect Amount of such Title Defect; or
(iii)    subject to Purchaser’s prior written consent, Sellers may (in their sole discretion) retain the entirety of the Title Defect Property that is adversely affected by such Title Defect (including the directly associated Assets reasonably necessary to own, use or operate such Title Defect Property, as the case may be), in which case the affected Title Defect Property and directly associated Assets will become Excluded Assets and the Unadjusted Purchase Price will be reduced by an amount equal to the Allocated Value of such Title Defect Property;

provided, however, that (A) if Sellers fail to provide one of the alternative responses above with respect to any alleged Title Defect prior to the date the Preliminary Settlement Statement is delivered in accordance with Section 10.4(a), Sellers shall be deemed to have elected the remedy described in Section 4.2(b)(i) and (B) notwithstanding the foregoing, if either Party disputes the existence, cure, Title Defect Amount or the adequacy of the Title Defect Notice with respect to a Title Defect that remains unresolved as of the Closing, then such Title Defect shall be exclusively resolved pursuant to Section 4.4. An election by Sellers to attempt to cure a Title Defect shall be without prejudice to Sellers’ rights under Section 4.4 and shall not constitute an admission against interest or a waiver of Sellers’ rights to dispute the existence, nature or Title Defect Amount of the alleged Title Defect or the adequacy of any Title Defect Notice or any curative action. No reduction shall be made to the Unadjusted Purchase Price to the extent Sellers have cured any asserted Title Defect. To the extent Sellers partially cure any asserted Title Defect, any reduction to the Unadjusted Purchase Price shall equal the portion of the Title Defect Amount relating to the uncured portion of the subject Title Defect.
(c)    The “Title Defect Amount” resulting from a Title Defect shall be the amount by which the Allocated Value of the adversely affected Title Defect Properties are reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Purchaser and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Sellers’ interest in the affected Title Defect Property;
(iii)    with respect to any Well, if the Title Defect reflects a discrepancy between (A) Sellers’ actual Net Revenue Interest for the affected Title Defect Property as to any applicable Target Formation(s) and (B) the Net Revenue Interest set forth on Exhibit A-2 for such Title Defect Property as to such Target Formation(s), and the Working Interest for Title Defect Property has reduced proportionately as to such Target Formation(s), then the Title Defect Amount shall be an amount equal to the product of the Allocated Value of such Title Defect Property as to such Target Formation(s) multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth on Exhibit A-2 as to such Target Formation(s);
(iv)    with respect to any Lease, if the Title Defect reflects a discrepancy between (A) Sellers’ actual Net Revenue Interest for the affected Title Defect Property as to any applicable Target Formation(s) and (B) the Net Revenue Interest set forth on Exhibit A-1 for such Title Defect Property as to such Target Formation(s), and the Working Interest for Title Defect Property has reduced proportionately as to such Target Formation(s), then the Title Defect Amount shall be an amount equal to the product of the Allocated Value of such Title Defect Property as to such Target Formation(s) multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth on Exhibit A-1 as to such Target Formation(s); provided, however, that if the Net Revenue Interest for such Title Defect Property is lower than 72% (proportionately reduced to Sellers’ Working

Interest), then the Title Defect Amount for such Title Defect shall be equal to the Allocated Value of such Title Defect Property;
(v)    with respect to any Lease, if the Title Defect reflects a discrepancy between (A) Sellers’ actual Net Mineral Acres for the affected Title Defect Property as to any Target Formation(s) and (B) the Net Mineral Acres set forth on Exhibit A-1 for such Title Defect Property as to such Target Formation(s), then the Title Defect Amount of such Title Defect shall be an amount equal to the product of such Net Mineral Acre decrease by the applicable Net Mineral Acre Adjustment for such Title Defect Property as to such Target Formation(s);
(vi)    if the Title Defect represents an obligation, Encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in clauses (i), (ii), (iii), (iv) or (v) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property as to the applicable Target Formation(s), the portion of the Title Defect Property adversely affected by the Title Defect as to the applicable Target Formation(s), the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property as to the applicable Target Formation(s), the values placed upon the asserted Title Defect by Purchaser and Sellers as to the applicable Target Formation(s) and such other factors as are necessary to make a proper evaluation;
(vii)    the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder or of any amounts for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price pursuant to Section 3.4(b)(iii) and Section 3.4(b)(v) and shall be calculated in a manner that is net to Sellers’ interest in the applicable Title Defect Property; and
(viii)    notwithstanding anything to the contrary in this Article 4 or any instrument or undertaking delivered pursuant hereto except with respect to a Title Defect Amount calculated pursuant to Section 4.2(c)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.
(d)    If any individual Title Defect burdens or affects more than one Title Defect Property, the respective Title Defect Amounts with respect to such Title Defects and Title Defect Properties shall be aggregated for purposes of Section 4.5(b)(i).
(e)    If Sellers and Purchaser cannot reach an agreement on alleged Title Defects and Title Defect Amounts by (i) the Closing Date or (ii) solely with respect to any disputes over the adequacy of Sellers’ post-Closing Date curative work, the end of the Post-Closing Cure Period, the provisions of Section 4.4 shall apply.
Section 4.3    Title Benefits.
(a)    Sellers have the right, but not the obligation, to deliver to Purchaser on or before the Defect Claim Date with respect to each Title Benefit discovered by Sellers a notice (a “Title Benefit Notice”) in writing and including (i) a description of the alleged Title Benefit that is reasonably sufficient for Purchaser to determine the basis of the alleged Title Benefit, (ii) identification of each Lease or Well, as applicable, affected by such Title Benefit (insofar as it relates to the Target Formation(s) subject to such alleged Title Defect, each a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) documents upon which Sellers rely for their assertion of a Title Benefit or references to such documents to the extent the documents are in Purchaser’s possession, including, at a minimum, supporting documents available to Sellers, to the extent reasonably necessary for Purchaser to verify the existence of the alleged Title Benefit (any and all of which supporting documentation may be furnished to Purchaser via access to a web link or ftp site in lieu of other means of delivery); provided that substantial compliance with clause (iv) by the Defect Claim Date, followed by prompt delivery of any remaining materials, shall satisfy clause (iv) and (v) the amount by which Sellers reasonably believe the Allocated Value of each Title Benefit Property is increased by the alleged Title Benefit and the computations and information upon which Sellers’ belief is based.
(b)    Sellers shall be deemed to have waived their right to assert any Title Benefits for which a Title Benefit Notice has not been delivered on or before the Defect Claim Date. Purchaser shall promptly notify Sellers in writing of each Title Benefit that is within Purchaser’s knowledge on or before the Defect Claim Date.
(c)    With respect to each Title Benefit Property affected by Title Benefits reported under Section 4.3(a) or Section 4.3(b), any reduction to the Unadjusted Purchase Price pursuant to Section 4.2 or Section 4.4 will be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property, as determined pursuant to Section 4.3(d). Any such offset shall be made and accounted for in the final calculation of the Adjusted Purchase Price pursuant to Section 10.4. For the avoidance of doubt, the Unadjusted Purchase Price may be adjusted for any Title Benefits only as an offset to any Unadjusted Purchase Price adjustments for Title Defects, and no thresholds or deductibles apply to Title Benefits and the Unadjusted Purchase Price shall not be increased by the value of any Title Benefit.
(d)    The Title Benefit Amount for any Title Benefit shall be determined as follows:
(i)    if Purchaser and Sellers agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit represents an increase in Sellers’ Net Revenue Interest for any Well above that set forth on Exhibit A-2 for such Title Benefit Property as to any applicable Target Formation(s), and the Working Interest attributable to such Title Benefit Property has increased proportionately as to such Target Formation(s), the Title Benefit Amount shall be the product of the Allocated Value of the affected Title Benefit Property as to such Target Formation(s) multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-2 for such Title Benefit Property as to such Target Formation(s);
(iii)    if the Title Benefit represents an increase in Sellers’ Net Revenue Interest for any Lease above that set forth on Exhibit A-1 for such Title Benefit Property as to any applicable Target Formation(s), and the Working Interest attributable to such Title Benefit Property has increased proportionately as to such Target Formation(s), the Title Benefit Amount shall be the product of the Allocated Value of the affected Title Benefit Property as to such Target Formation(s) multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit A-1 for such Title Benefit Property as to such Target Formation(s);
(iv)    if the Title Benefit represents an increase in Sellers’ Net Mineral Acres for any Lease above that set forth on Exhibit A-1 for such Title Benefit Property as to any applicable Target Formation(s), the Title Benefit Amount shall be the product of such Net Mineral Acre increase by the applicable Net Mineral Acre Adjustment for such Title Benefit Property as to such Target Formation(s); and
(v)    if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in clauses (i), (ii), (iii) or (iv), above, including cases where the Title Benefit does not last for the life of, or does not apply to all of, the affected Title Benefit Property, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property as to the applicable Target Formation(s), the portion of the Title Benefit Property affected by the Title Benefit as to the applicable Target Formation(s), the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property as to the applicable Target Formation(s), the values placed upon the asserted Title Benefit by Purchaser and Sellers as to the applicable Target Formation(s) and such other factors as are necessary to make a proper evaluation.
(e)    If Sellers and Purchaser cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts by the Closing, the provisions of Section 4.4 shall apply.
Section 4.4    Title Disputes.
(a)    Sellers and Purchaser shall attempt to agree on all asserted Title Defects/Title Benefits and Title Defect Amounts/Title Benefit Amounts (including, in each case, the adequacy of notices thereof or any curative actions with respect thereto) prior to the Closing Date (other than, for the avoidance of doubt, any disputes regarding an asserted breach of the special warranty of Defensible Title contained in the Conveyances and Surface Deeds). If, by (i) the Closing Date or (ii) solely with respect to any disputes over the adequacy of Sellers’ post-Closing Date curative work, the end of the Post-Closing Cure Period, Sellers and Purchaser are unable to agree on an alleged Title Defect/Title Benefit or Title Defect Amount/Title Benefit Amount, including the adequacy of any notice thereof or any curative actions with respect thereto (the “Disputed Title Matters”) such disputes, and only such disputes, shall be exclusively and finally resolved in accordance with the following provisions of this Section 4.4. If Purchaser and Sellers cannot agree upon any Disputed Title Matters on or before the Closing Date, (x) the Title Defect Properties subject to such Disputed Title Matters shall be conveyed to Purchaser at the Closing, (y) an amount equal to the Title Defect Amounts asserted by Purchaser in good faith with respect to any Disputed Title Matters (taking into account the application of the Defect Threshold and the Title Defect Deductible, if applicable), less any Title Benefit Amounts asserted by Sellers in good faith respect to any Disputed Title Matters, shall be deposited in the Defect Escrow Account at the Closing pending final resolution of such Disputed Title Matters in accordance with this Section 4.4 and (z) the Closing Payment shall be reduced by such amount.

Any initiation of an expert determination of any Disputed Title Matter shall be in accordance only with the following subsections (b) through (k).
(b)    No later than twenty (20) Business Days following (i) the Closing Date or (ii) solely with respect to any disputes over the adequacy of Sellers’ post-Closing Date curative work, the end of the Post-Closing Cure Period, either Party may submit any Disputed Title Matter to expert determination pursuant to this Section 4.4 by written notice to the other Party, together with all supporting documentation of such Disputed Title Matter. If neither Purchaser nor Sellers submits a notice of expert determination to the other Party in accordance with this Section 4.4(b) with respect to any Disputed Title Matters, the Party claiming the Title Defects or Title Benefits or breach of the special warranty of Defensible Title set forth in the Conveyances and Surface Deeds, as the case may be, in dispute shall be deemed to have waived all such Disputed Title Matters.
(c)    By not later than ten (10) Business Days after a Party’s receipt of a written description of any Disputed Title Matters, such Party shall provide to the initiating Party a written response setting forth its position with respect to such Disputed Title Matters, together with all supporting documentation.
(d)    There shall be a single title expert (the “Title Expert”), who shall be an attorney with at least fifteen (15) years of experience examining oil and gas titles in the region of Texas in which the affected Assets are located. Within five (5) Business Days following the initiating Party’s receipt of the other Party’s response as described in Section 4.4(c), Sellers and Purchaser shall each exchange lists of three acceptable, qualified title experts, and shall certify that each potential title expert set forth on its list has not, and such title expert’s firm has not, represented or been consulted by the certifying Party or any of its Affiliates within the previous two (2) years nor been an employee of such Party or its Affiliates within the previous ten (10) years and does not otherwise have any financial interest in the Disputed Title Matter. Within two (2) Business Days following the exchange of lists of acceptable title experts, Sellers and Purchaser shall select by mutual agreement the Title Expert from their original lists of three acceptable title experts. If no such agreement is reached, the Houston office of an arbitration association mutually agreeable to Sellers and Purchaser shall select a title expert from the original lists provided by Sellers and Purchaser to serve as the Title Expert.
(e)    Within two (2) Business Days following the selection and engagement of the Title Expert, the Parties shall submit to the Title Expert one copy of (i) this Agreement, with specific reference to this Section 4.4, the other applicable provisions of this Article 4 and any defined terms in Appendix A relevant to this Article 4, (ii) the initiating Party’s written description of the Disputed Title Matters provided pursuant to Section 4.4(b), together with the supporting documents that were provided to the other Party and (iii) the other Party’s written response to the initiating Party’s written description of the Disputed Title Matters provided pursuant to Section 4.4(c), together with the supporting documents that were provided to the initiating Party. The Title Expert shall resolve the Disputed Title Matters based only on the foregoing submissions. Neither Purchaser nor Sellers shall have the right to submit additional documentation to the Title Expert or to demand discovery on the other Party.

(f)    The Title Expert, once appointed, shall have no ex parte communications with either Party concerning the determination required hereunder. All communications between either Party and the Title Expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting in Houston, Texas, to which the representatives of both Parties have been invited and of which such Parties have been provided at least five (5) days’ written notice.
(g)    The Parties will instruct the Title Expert to make his determination by written decision within fifteen (15) Business Days following submission of the Disputed Title Matters to the Title Expert pursuant to Section 4.4(e), which shall be final and binding upon the Parties, without right of appeal (absent manifest error). In making the determination, the Title Expert shall be bound by the rules set forth in this Article 4. The Title Expert may consult with and engage disinterested Third Parties to advise the Title Expert but shall disclose to the Parties the identities of any such consultants. Any such consultant shall not have worked as an employee for either Party or its Affiliates during the two-year period preceding the expert determination and shall not have any financial interest in the dispute. With respect to a Title Defect Amount or Title Benefit Amount, the Title Expert shall be limited to awarding not more than the greater of or less than the range proposed by the Parties in their respective submissions provided pursuant to Section 4.4(e). The Title Expert shall make a separate and independent determination with respect to each Disputed Title Matter submitted and shall provide a detailed written finding supporting such determination. For the avoidance of doubt, the submission of a Disputed Title Matter for interim determination (e.g., a determination about the adequacy of a Title Defect Notice) shall not prohibit any Party from subsequently disputing the existence of an asserted Title Defect or Title Benefit, the corresponding Title Defect Amount or Title Benefit Amount or the adequacy of any curative actions taken with respect to an asserted Title Defect, unless the Title Expert has already made a determination with respect to such matters.
(h)    The Title Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defects or Title Benefits and shall not be empowered to award Damages, interest or penalties to either Party with respect to any matter.
(i)    Each Party shall bear its own legal fees and other costs of preparing and presenting its case. Sellers shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Title Expert, including any costs incurred by the Title Expert that are attributable to the consultation of any Third Party.
(j)    To the extent that the award of the Title Expert with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Unadjusted Purchase Price pursuant to Section 3.4(b)(iii), then, within ten (10) days following the date that the Title Expert’s determination is delivered to the Parties as set forth in Section 4.4(g), and subject to Section 4.5, the Parties shall deliver joint written instructions to the Escrow Agent to disburse the funds from the Defect Escrow Account to the applicable Party in accordance with the Title Expert’s decision. Subject to Section 9.1(g) and Section 9.2(f), nothing herein shall operate to cause the Closing to be delayed on account of any expert determination conducted pursuant to this Section 4.4. Any alleged Title Defects/Title Benefits determined not to be Title Defects/Title Benefits under the decision of the Title Expert shall be final and binding as not being Title Defects/Title Benefits.

(k)    Any dispute over the interpretation or application of this Section 4.4 shall be decided by the Title Expert. The Parties intend that the procedures set forth in this Section 4.4 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act and that the provisions of this Section 4.4 shall be specifically enforceable.
Section 4.5    Limitations on Applicability.
(a)    Without limiting Purchaser’s rights to indemnity under Section 12.2(b)(ii) and Section 12.2(b)(iv), this Article 4 and the special warranty of Defensible Title provided in the Conveyances and Surface Deeds shall comprise, subject to the limitations set forth in this Agreement, the exclusive rights and remedies of Purchaser with respect to Title Defects. The right of Purchaser to assert a Title Defect and the right of Sellers to assert a Title Benefit, in each case, under this Article 4 shall terminate on the Defect Claim Date. Thereafter, Purchaser’s and Sellers’ sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in the respective Conveyances and Surface Deeds.
(b)    Notwithstanding anything to the contrary in this Agreement:
(i)    in no event shall there be any adjustments to the Unadjusted Purchase Price or other remedies available in respect of Title Defects under this Article 4 for any individual Title Defect for which the Title Defect Amount does not exceed the Defect Threshold; and
(ii)    there shall be no adjustment to the Unadjusted Purchase Price pursuant to Section 3.4(b)(iii) for any Title Defects unless and until the sum of (A) each individual Title Defect for which the Title Defect Amount exceeds the Defect Threshold (after excluding any Title Defect Amounts with respect to Title Defects cured by Sellers in accordance with this Article 4), less (B) the aggregate Title Benefit Amount attributable to all Title Benefits reported under Section 4.3(a) or Section 4.3(b), exceeds the Title Defect Deductible, beyond which point Purchaser shall be entitled to adjustments to the Unadjusted Purchase Price pursuant to Section 3.4(b)(iii) only to the extent that the sum of such Title Defect Amounts (as offset by the aggregate Title Benefit Amount attributable to all Title Benefits reported under Section 4.3(a) or Section 4.3(b)) exceeds the Title Defect Deductible.
(c)    The Title Defect Deductible shall not apply to, and shall not take into account the Allocated Value of, any Property that is removed from this transaction or not transferred to Purchaser.
(d)    Without limiting the foregoing, if a Title Defect under this Article 4 results from any matter that could also be claimed as a breach of any representation or warranty of Sellers as set forth in Article 6 (such as undisclosed litigation over title to a Lease or Well), Purchaser shall not be entitled to more than one recovery.
Section 4.6    Exclusive Rights and Obligations. EXCEPT FOR PURCHASER’S RIGHTS AND REMEDIES SET FORTH IN SECTION 9.2(f) OR WITH RESPECT TO A BREACH OF THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCES AND SURFACE DEEDS, WITHOUT LIMITING PURCHASER’S

RIGHTS TO INDEMNITY UNDER SECTION 12.2(b)(ii) and SECTION 12.2(b)(iv), THIS ARTICLE 4 SETS FORTH THE SOLE AND EXCLUSIVE RIGHTS AND OBLIGATIONS AGAINST SELLERS WITH RESPECT TO TITLE MATTERS RELATING TO ANY OF THE ASSETS. WITHOUT LIMITING PURCHASER’S RIGHTS TO INDEMNITY UNDER SECTION 12.2(b)(ii) and SECTION 12.2(b)(iv), THE ONLY REPRESENTATIONS AND WARRANTIES AND COVENANTS BEING MADE WITH RESPECT TO SELLERS’ TITLE TO THE ASSETS ARE SET FORTH IN THIS ARTICLE 4 AND IN THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCES AND SURFACE DEEDS. PURCHASER’S AND SELLERS’ SOLE AND EXCLUSIVE RIGHTS AND REMEDIES WITH RESPECT TO TITLE TO THE ASSETS SHALL BE AS SET FORTH IN THIS ARTICLE 4 OR IN THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCES AND SURFACE DEEDS. FOR THE AVOIDANCE OF DOUBT, NONE OF THE TERMS OF THIS ARTICLE 4 SHALL BE DEEMED TO, IN ANY WAY, LIMIT THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 6.
Section 4.7    Consents to Assignment and Preferential Rights to Purchase.
(a)    As soon as reasonably practicable following the Execution Date but in any event no later than five (5) Business Days following the Execution Date, Sellers shall send (i) notice to the holder of any consent to assignment that will be triggered by the consummation of the transactions contemplated by this Agreement (including any Required Consents but excluding the Customary Post-Closing Consents), requesting consents to the Conveyances and Surface Deeds and (ii) notice to the holder of any Preferential Right to Purchase that is triggered by the transactions contemplated by this Agreement, requesting waiver of such Preferential Right to Purchase, in each case, in compliance with the contractual provisions applicable to such consents and Preferential Rights to Purchase. If any additional consents, Preferential Rights to Purchase, or similar rights pertaining to the Assets that will be triggered by the consummation of the transactions contemplated by this Agreement are discovered prior to Closing, Sellers shall send notices to the holders thereof no later than two (2) Business Days following such discovery. Any such Preferential Right to Purchase must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing pursuant to Article 10 as to those Assets for which such Preferential Right to Purchase has not been exercised. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right to Purchase notices shall be the Allocated Value for such Asset, subject to adjustment as described in Section 3.4. Sellers shall use commercially reasonable efforts to obtain such consents and waivers of such Preferential Rights to Purchase (or the exercise thereof) prior to the Closing; provided, however, that Sellers shall not be required to make payments or undertake any obligations to or for the benefit of the holders of such rights in order to obtain any such consent or waiver. Purchaser shall reasonably cooperate with Sellers in seeking to obtain such consents and waivers of Preferential Rights to Purchase. Subject to Section 4.7(b) below, if Sellers are unable to obtain such consents or waivers by the Cut-off Date, Sellers shall have no further obligation to seek to obtain such consents or waivers after the Cut-off Date. With respect to any Contract, Property, or Surface Agreement that requires notification of assignment triggered by the consummation of the transactions contemplated by this Agreement, Sellers shall send to the applicable counterparty a written notice within the time period set forth in such Contract, Property, or Surface Agreement.

(b)    Required Consents.
(i)    If any Contract or Surface Agreement is subject to a Required Consent and such Required Consent has not been obtained prior to the Closing (such Required Consents, the “Unobtained Contract Consents”), (A) such Contract or Surface Agreement, as applicable, will be excluded from the Assets conveyed at the Closing but will be deemed to be an Asset for purposes of Section 2.4 and Article 12 hereof, (B) Purchaser may request that Sellers execute and deliver such instruments and take such other actions as Purchaser may reasonably request to carry out the intent of this Agreement and the transfer of any Property and its related Assets related to such Contract or Surface Agreement, as applicable, including, to the extent reasonably practicable, the execution of back-to-back agreements to effect the transfer to Purchaser of the benefits to and burdens on Sellers under the Contract or Surface Agreement subject to such Unobtained Contract Consent, and (C) for each Unobtained Contract Consent that relates to a Surface Agreement, $1,000,000 shall be deposited in the Defect Escrow Account at the Closing pending Sellers’ obtaining and delivering such Unobtained Contract Consent to Purchaser and the Closing Payment shall be reduced by such amount (each $1,000,000 corresponding to such Unobtained Contract Consent, the “Unobtained Contract Consent Amount”); provided, however, that entering into such back-to-back agreements does not: (x) expressly result in a breach of the Contract or Surface Agreement subject to such Unobtained Contract Consent, (y) result in a violation of Law by Sellers or (z) impose a burden on Sellers that is materially disproportionate to the benefit received by Purchaser under the Contract or Surface Agreement subject to such Unobtained Contract Consent (such arrangements, the “Back-to-Back Arrangements”). Sellers’ obligation to perform Back-to-Back Arrangements with respect to any Contract or Surface Agreement pursuant to this Section 4.7(b)(i) will terminate upon the earlier of (x) the Cut-off Date, (y) the date that the Unobtained Contract Consent with respect to such Contract or Surface Agreement is obtained and (z) the date Purchaser notifies Sellers that it has made alternative arrangements that vitiate the need for such Contract or Surface Agreement, which notice shall be provided by Purchaser as soon as practicable after such alternative arrangements are made. At Closing, Purchaser shall be assigned the Property or Properties to which such Contract or Surface Agreement relates, but if such Contract or Surface Agreement is not transferred to Purchaser pursuant to the terms of this Section 4.7(b)(i), Sellers shall continue after the Closing to use commercially reasonable efforts to obtain the Unobtained Contract Consent so that such Contract or Surface Agreement can be transferred to Purchaser; provided, however, that neither Sellers nor their respective Affiliates shall be required to make payments or undertake obligations to or for the benefit of the holders of such rights or any other Person in order to obtain any such consent or waiver; provided further that, if Sellers are unable to obtain such Unobtained Contract Consent by the Cut-off Date, (A) Sellers shall have no further obligation to seek to obtain such Unobtained Contract Consent, (B) the affected Contract or Surface Agreement shall be transferred to Purchaser pursuant to the terms of this Agreement (using the form of Conveyance) at an additional Closing held within five (5) Business Days following the Cut-off Date, (C) for each Unobtained Contract Consent that relates to a Surface Agreement that Sellers are unable to obtain by the Cut-off Date, within five (5) Business Days following the Cut-off Date, the Parties shall deliver joint written instructions to the Escrow Agent to disburse the Unobtained Contract Consent Amount corresponding to such Unobtained Contract Consent from the Defect Escrow Account to an account designated by Purchaser in such joint written instructions; and (D) any Damages set forth in the instrument pursuant to which such assignment to Purchaser is made or the failure to obtain such Unobtained Contract Consent shall thereafter constitute Assumed Purchaser Obligations. If any Unobtained Contract Consent relating to a Surface Agreement is subsequently obtained prior to the Cut-off Date, then Sellers shall notify Purchaser and an additional Closing shall be held within five (5) Business days following receipt of such consent at which (x) the affected Surface Agreement shall be transferred to Purchaser pursuant to the terms of this Agreement (using the form of Conveyance) and (y) the Parties shall deliver joint written instructions to the Escrow Agent to disburse the Unobtained Contract Consent Amount corresponding to such Unobtained Contract Consent from the Defect Escrow Account to an account designated by Sellers in such joint written instructions. Sellers shall have no responsibility for, and Purchaser shall take such actions at Purchaser’s expense as are necessary to provide, any letters of credit, surety bonds, cash deposits or other credit support or similar arrangements required to obtain any Required Consent for a Contract or Surface Agreement.
(ii)    If any Property is subject to a Required Consent and such Required Consent has not been obtained prior to the Closing (such Required Consents, the “Unobtained Property Consents”), then, in each case, (A) the affected Property and the Assets related to the affected Property shall be excluded from the Assets conveyed at the Closing but shall be deemed to be Assets for purposes of Section 2.4 and Article 12 hereof and (B) an amount equal to the Allocated Value with respect to the affected Property (each such amount corresponding to such Unobtained Property Consent, the “Unobtained Property Consent Amount”) shall be deposited by Purchaser in the Defect Escrow Account at the Closing pending Sellers’ obtaining and delivering such Unobtained Property Consent to Purchaser and the Closing Payment shall be reduced by such amount. If such Unobtained Property Consent is subsequently obtained prior to the Cut-off Date, then Sellers shall notify Purchaser and an additional Closing shall be held within five (5) Business Days following receipt of such consent at which (x) Sellers shall sell, assign and convey the affected Property and related Assets to Purchaser pursuant to the terms of this Agreement (using the form of Conveyance) and (y) the Parties shall deliver joint written instructions to the Escrow Agent to disburse the Unobtained Property Consent Amount corresponding to such Unobtained Property Consent from the Defect Escrow Account to an account designated by Sellers in such joint written instructions. In addition to the Required Consents, Sellers shall continue after the Closing to use commercially reasonable efforts to obtain such other consents with respect to any consent to assignment that will be triggered by the consummation of the transaction contemplated by this Agreement affecting any Property that is denied in writing. If any such unobtained consent or Unobtained Property Consent is not obtained by the Cut-off Date, then (A) Sellers shall have no further obligation to seek to obtain such Unobtained Property Consent, (B) Sellers shall sell, assign and convey the affected Property and related Assets to Purchaser pursuant to the terms of this Agreement (using the form of Conveyance) at an additional Closing held within five (5) Business Days following the Cut-off Date, (C) the Parties shall deliver joint written instructions to the Escrow Agent to disburse the Unobtained Property Consent Amount corresponding to such Unobtained Property Consent from the Defect Escrow Account to an account designated by Purchaser in such joint written instructions and (D) any Damages arising from such assignment to Purchaser or the failure to obtain such Unobtained Property Consent shall thereafter constitute Assumed Purchaser Obligations.
(iii)    For purposes of this Section 4.7(b), a Required Consent shall be deemed obtained if the Person holding the Required Consent grants consent or is deemed to have consented pursuant to the express terms of the document in which the Required Consent is contained.

(c)    Preferential Rights to Purchase.
(i)    If, prior to the Closing, the holder of a Preferential Right to Purchase that will be triggered by the consummation of the transactions contemplated by this Agreement (A) notifies Sellers that it intends to exercise its Preferential Right to Purchase or (B) has failed to exercise or waive its Preferential Right to Purchase, and the time for such exercise or waiver has not yet expired, (x) the Unadjusted Purchase Price shall be decreased by the Allocated Value for such Asset and (y) the affected Asset shall be excluded from the Assets conveyed at the Closing and shall be deemed an Excluded Asset under this Agreement for all purposes. In such case, Sellers shall retain the consideration paid by the holder of such Preferential Right to Purchase and shall have no further obligation with respect to the affected Asset under this Agreement.
(ii)    If, on the Closing Date, any holder of a Preferential Right to Purchase triggered by the consummation of the transactions contemplated by this Agreement has waived, or has failed to exercise or waive its Preferential Right to Purchase as to any portion of the Assets and the time for such exercise or waiver has expired, the affected Assets shall be transferred to Purchaser at the Closing.
(iii)    If, following the Closing the holder of a Preferential Right to Purchase who validly exercised such right fails to consummate the purchase in accordance with the applicable agreement or the time for exercise or waiver of such Preferential Right to Purchase has expired without being validly exercised, Sellers shall notify Purchaser and an additional Closing shall be held within five Business Days following such failure at which (A) Sellers shall sell, assign and convey the affected Assets to Purchaser pursuant to the terms of this Agreement (using the form of Conveyance) and (B) Purchaser shall pay to Sellers an amount equal to the Allocated Value of such Assets, adjusted (mutatis mutandis) in accordance with Section 3.4, and such Asset(s) shall no longer be deemed excluded under this Agreement. In the event of such assignment, the term “Closing Date” with respect to any such Assets shall mean the date of assignment of such Assets from Sellers to Purchaser; provided that the “Effective Time” of such assignment shall be as defined herein.
(iv)    If the Parties inadvertently close on any Asset burdened by a Preferential Right to Purchase that is triggered by the consummation of the transactions contemplated by this Agreement and that is not listed on Schedule 6.10, either (A) without having provided the required notification to the holder of such Preferential Right to Purchase or (B) without such holder having waived such Preferential Right to Purchase or the time period for the exercise of such Preferential Right to Purchase having expired, and, after the Closing, the holder of such Preferential Right to Purchase validly exercises such Preferential Right to Purchase, Purchaser shall convey such Asset to Sellers (effective as of the Effective Time) in which event such Asset shall be deemed an Excluded Asset under this Agreement for all purposes, the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset, and Sellers shall reimburse Purchaser for such amount, and in each case, (1) Sellers shall reimburse Purchaser for all out-of-pocket costs or expenses that Purchaser reasonably incurs to Third Parties as a result of such conveyance and (2) Sellers shall defend, protect and fully indemnify Purchaser exclusively from any Damages incurred by Purchaser related to Third Party claims, disputes or causes of action resulting from such inadvertent conveyance, and such indemnification shall be Purchaser’s sole and exclusive remedy, and Sellers’ sole and exclusive liability, for the inadvertent closure on any Asset burdened by a Preferential Right to Purchase provided in this Section 4.7(c)(iv).
(d)    Customary Post-Closing Consents. Sellers and Purchaser, within thirty (30) days after the Closing, shall file for approval with the applicable Governmental Bodies all assignment documents and other state transfer documents required to effectuate the transfer of the Assets. Each of Sellers and Purchaser further agree to promptly after the Closing to take all other actions reasonably required of it by Governmental Bodies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its reasonable commercial efforts to obtain the approval by such Governmental Bodies, as applicable, of Sellers’ assignment documents requiring approval from such Governmental Body in order for Purchaser to be recognized by such Governmental Body as the owner of the Assets. Sellers shall provide Purchaser with the resignation and designation of operator instruments, and Purchaser shall provide Sellers with approved copies of the assignment documents and other state transfer documents, as soon as they are available.
Section 4.8    Casualty Loss or Condemnation.
(a)    Notwithstanding anything herein to the contrary, from and after the Effective Time, if the Closing occurs, Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Equipment due to ordinary wear and tear, in each case, with respect to the Assets.
(b)    If, after the Execution Date but prior to the Closing Date, any portion of the Assets is affected by Casualty Losses and the Damages as a result of such Casualty Losses are equal to or less than, in the aggregate, two and one-half percent (2.5%) of the Unadjusted Purchase Price, then Purchaser shall nevertheless be required to close, and Sellers shall, at the Closing, pay to Purchaser all sums paid to Sellers by Third Parties by reason of such Casualty Losses insofar as with respect to the Assets, as applicable, and shall assign, transfer and set over to Purchaser and subrogate Purchaser to all of Sellers’ right, title and interest (if any) in unpaid awards, condemnation payments, rights to casualty insurance and other similar insurance claims and other similar rights and claims, in each case, against Third Parties (other than Persons within the Seller Group) arising out of such Casualty Losses; provided, however, that Sellers shall reserve and retain (and Purchaser shall assign to Sellers) all rights, title, interests and claims against Third Parties for the recovery of Sellers’ costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to any such Casualty Losses.
(c)    If, after the Execution Date but prior to the Closing Date, any portion of the Assets is affected by Casualty Losses and the Damages as a result of such Casualty Losses exceed, in the aggregate, two and one-half percent (2.5%) of the Unadjusted Purchase Price, then Purchaser shall nevertheless be required to close, and Sellers shall elect by written notice to Purchaser prior to the Closing either to (i) cause such Assets adversely affected by such Casualty Losses to be completely repaired or restored to at least their condition prior to such Casualty Losses, at Sellers’ sole cost and expense, as promptly as reasonably practicable, which work may extend after the Closing Date until Sellers are no longer providing field operation services under the Transition Services Agreement; provided if such work is not completed by the termination of such period then an appropriate monetary adjustment to the Unadjusted Purchase Price reflecting the “reduction in value” caused by such Casualty Loss shall be reflected in the final Adjusted Purchase Price, or (ii) make an appropriate monetary adjustment to the Unadjusted Purchase Price reflecting the “reduction in value” caused by such Casualty Losses.
(d)    If, after the Execution Date but prior to the Closing Date, any portion of the Assets is taken in condemnation or under right of eminent domain by any Governmental Body, (i) the affected Asset shall be excluded from the Assets conveyed at the Closing and shall be deemed an Excluded Asset and (ii) the Unadjusted Purchase Price shall be decreased by the Allocated Value for such Asset. If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any portion of the Assets after the Execution Date, but no taking of such Asset occurs prior to the Closing Date, Sellers shall, at the Closing, sell, assign and convey to Purchaser and subrogate Purchaser to Sellers’ right, title and interest (if any) in such taking, including any insurance claims, unpaid awards and other rights, in each case, against Third Parties (other than Persons within the Seller Group) arising out of the taking, insofar as they are attributable to the Assets (or portions thereof) threatened to be taken.
ARTICLE 5
ENVIRONMENTAL MATTERS
Section 5.1    Adverse Environmental Conditions.
(a)    To assert a claim of an Adverse Environmental Condition, Purchaser must deliver a claim notice to Sellers (each, an “Environmental Condition Notice”) no later than 5:00 p.m. Central Time on the Defect Claim Date; provided, however, that Purchaser will use reasonable efforts to give Sellers weekly notice (which notice may be via email and preliminary in nature and supplemented prior to the expiration of the Defect Claim Date) of all Adverse Environmental Conditions discovered by Purchaser during the preceding week; provided, further, that the failure of Purchaser to provide such weekly notice shall not be deemed to waive or otherwise prejudice Purchaser’s right to assert an Adverse Environmental Condition on or before the Defect Claim Date in accordance with this Section 5.1. To be valid, each Environmental Condition Notice shall be in writing and shall include (i) a description of the alleged Adverse Environmental Condition that is reasonably sufficient for Sellers to determine the basis of the alleged Adverse Environmental Condition, (ii) identification of each Asset adversely affected by the Adverse Environmental Condition (each, an “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) documents upon which Purchaser relies for its assertion of an Adverse Environmental Condition, including, at a minimum, supporting documents available to Purchaser to the extent reasonably necessary for Sellers to verify the existence of the alleged Adverse Environmental Condition (any and all of which supporting documentation may be furnished to Sellers via access to a web link or ftp site in lieu of other means of delivery); provided that substantial compliance with clause (iv) by the Defect Claim Date, followed by prompt delivery of any remaining materials, shall satisfy clause (iv), and (v) the Remediation Amount that Purchaser asserts is attributable to such alleged Adverse Environmental Condition; provided, however, that in connection with the conditions described in Item 3 on Schedule 5.1, the Remediation Amount asserted by Purchaser may not exceed the amount set forth on Schedule 5.1. Purchaser’s calculation of the Remediation Amount included in the Environmental Condition Notice must describe in reasonable detail the Remediation proposed for the Adverse Environmental Condition and the primary computations, consultant analysis and assumptions relied upon by Purchaser in calculating the Remediation Amount, including, where applicable, any standards that Purchaser asserts must be met to comply with Environmental Laws. Except with respect to the conditions described on Schedule 5.1 under the heading “Item 3”, Purchaser may not assert any Adverse Environmental Condition relating to the Disclosed Environmental Conditions. Notwithstanding any other provision of this Agreement to the contrary, (A) Purchaser will be deemed to have waived its right to assert any Adverse Environmental Conditions for which an Environmental Condition Notice in substantial compliance with each of the requirements set forth in Section 5.1(a)(i)-(v) above has not been delivered on or before the Defect Claim Date and (B) to the extent the aggregate Remediation Amounts with respect to Adverse Environmental Conditions as asserted by Purchaser in good faith in any Environmental Condition Notices delivered by Purchaser would cause the condition set forth in Section 9.2(f) to not be satisfied, Purchaser shall have the right, but not the obligation, to terminate this Agreement pursuant to Section 11.1(d); and if Purchaser makes such election, Section 5.2 shall not apply.
(b)    Remedies. Subject to (A) Sellers’ continuing right to (i) during the Post-Closing Cure Period, cure or (ii) dispute the existence of an Adverse Environmental Condition and the Remediation Amount asserted with respect thereto, and (B) the rights of the Parties pursuant to Section 11.1(c) or Section 11.1(d) for failure to satisfy Section 9.1(h) or Section 9.1(g), as applicable, in the event that any undisputed Adverse Environmental Condition asserted by Purchaser in an Environmental Condition Notice delivered prior to the Defect Claim Date is not waived in writing by Purchaser or cured by Sellers prior to the Closing, Purchaser shall, at its sole option, elect to:
(i)    provide access to Sellers to the affected Environmental Defect Property pursuant to an access agreement in form and substance to be mutually agreeable to both Parties for Sellers to Remediate such Adverse Environmental Condition, which Remediation work may extend to the end of the Post-Closing Cure Period (and, where any Adverse Environmental Condition requires monitoring or extended removal or remediation processes that by their nature cannot be accomplished within the Post-Closing Cure Period, to fully implement and put in place such monitoring, removal or remediation processes prior to the end of the Post-Closing Cure Period), in which case (A) the applicable Environmental Defect Property shall be conveyed to Purchaser at the Closing and (B) an amount equal to the alleged Remediation Amount with respect to Adverse Environmental Condition as asserted by Purchaser in good faith (subject to the Defect Threshold and the Environmental Defect Deductible) shall be deposited in the Defect Escrow Account at Closing pending the Remediation of the Adverse Environmental Condition and the Closing Payment shall be reduced by such asserted Remediation Amount; provided, however, that no such deposit into the Defect Escrow Account shall be made to the extent that Sellers have cured any alleged Adverse Environmental Condition prior to Closing; or
(ii)    accept conveyance of the affected Environmental Defect Property at the Closing subject to the Defect Threshold and the Environmental Defect Deductible, in which case the Unadjusted Purchase Price will be reduced by the Remediation Amount of such Adverse Environmental Condition;

provided, however, that (A) if Purchaser fails to elect a remedy prior to the Closing, Purchaser shall be deemed to have elected the remedy described in Section 5.1(b)(ii) and (B) notwithstanding the foregoing, if either Party disputes the existence, Remediation, Remediation Amount or the adequacy of the Environmental Condition Notice with respect to an Adverse Environmental Condition that remains unresolved as of the Closing, then such Adverse Environmental Condition shall be exclusively resolved pursuant to Section 5.2. An election by Sellers to attempt to Remediate an Adverse Environmental Condition shall be without prejudice to their rights under Section 5.2 and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or Remediation Amount of the alleged Adverse Environmental Condition or the adequacy of any Environmental Condition Notice or any curative action. No reduction shall be made to the Unadjusted Purchase Price for an alleged Adverse Environmental Condition at Closing, to the extent that, prior to the Closing, Sellers have Remediated such Adverse Environmental Condition.
Section 5.2    Adverse Environmental Condition Disputes.
(a)    Sellers and Purchaser shall attempt to agree on all asserted Adverse Environmental Conditions and Remediation Amounts (including the adequacy of notices thereof or any Remediation actions with respect thereto) prior to the Closing Date. Subject to the last sentence of Section 5.1(a), if (i) by the Closing Date or (ii) solely with respect to any disputes over the adequacy of Sellers’ post-Closing Date Remediation work, the end of the Post-Closing Cure Period, Sellers and Purchaser are unable to agree on all alleged Adverse Environmental Conditions or Remediation Amounts, including the adequacy of any notice thereof or any Remediation actions with respect thereto (the “Disputed Environmental Matters”), such disputes, and only such disputes, shall be exclusively and finally resolved in accordance with the following provisions of this Section 5.2. If Purchaser and Sellers cannot agree upon any Disputed Environmental Matters on or before the Closing Date, (A) the Environmental Defect Properties subject to such Disputed Environmental Matters shall be conveyed to Purchaser at the Closing, (B) an amount equal to the alleged Remediation Amounts asserted by Purchaser in good faith with respect to any Disputed Environmental Matters (taking into account the application of the Defect Threshold and the Environmental Defect Deductible) shall be deposited in the Defect Escrow Account at the Closing pending final resolution of such Disputed Environmental Matters in accordance with this Section 5.2 and (C) the Closing Payment shall be reduced by such amount. Any initiation of an expert determination of any Disputed Environmental Matter shall only be in accordance with the following provisions.
(b)    No later than twenty (20) Business Days following (i) the Closing Date or (ii) solely with respect to any disputes over the adequacy of Sellers’ post-Closing Date Remediation work, the end of the Post-Closing Cure Period, either Party may submit any Disputed Environmental Matter to expert determination pursuant to this Section 5.2 by written notice to the other Party, together with all supporting documentation of such Disputed Environmental Matter. If neither Purchaser nor Sellers submits a notice of expert determination to the other Party in accordance with this Section 5.2(b) with respect to any Disputed Environmental Matters, Purchaser shall be deemed to have waived all such Disputed Environmental Matters.
(c)    By not later than ten (10) Business Days after a Party’s receipt of a written description of any Disputed Environmental Matters, such Party shall provide to the initiating Party a written response setting forth its position with respect to such Disputed Environmental Matters, together with all supporting documentation.
(d)    There shall be a single environmental expert (the “Environmental Expert”), who shall be an environmental expert with at least ten (10) years’ experience with respect to investigations and remediation of oil and gas producing properties in the jurisdiction in which the affected Assets are located. Within five (5) Business Days following the initiating Party’s receipt of the other Party’s response as described in Section 5.2(c), Sellers and Purchaser shall each exchange lists of three acceptable, qualified environmental experts, and shall certify that each potential environmental expert set forth on its list has not, and such environmental expert’s firm has not, represented or been consulted by the certifying Party or any of its Affiliates within the previous two (2) years nor been an employee of such Party, or its Affiliates, within the previous ten (10) years and does not otherwise have any financial interest in the Disputed Environmental Matter. Within two (2) Business Days following the exchange of lists of environmental experts, Sellers and Purchaser shall select by mutual agreement the Environmental Expert from their original lists of three acceptable environmental experts. If no such agreement is reached, the Houston office of an arbitration association mutually agreeable to Sellers and Purchaser shall select an environmental expert from the original lists provided by Sellers and Purchaser to serve as the Environmental Expert.
(e)    Within two (2) Business Days following the selection and engagement of the Environmental Expert, the Parties shall submit to the Environmental Expert one copy of (i) this Agreement, with specific reference to this Section 5.2, the other applicable provisions of this Article 5 and any defined terms in Appendix A relevant to this Article 5, (ii) the initiating Party’s written description of the Disputed Environmental Matters provided pursuant to Section 5.2(b), together with the supporting documents that were provided to the other Party and (iii) the other Party’s written response to the initiating Party’s written description of the Disputed Environmental Matters, together with the supporting documents that were provided to the initiating Party. The Environmental Expert shall resolve the Disputed Environmental Matters based only on the foregoing submissions. Neither Purchaser nor Sellers shall have the right to submit additional documentation to the Environmental Expert or to demand discovery on the other Party.
(f)    The Environmental Expert, once appointed and engaged, shall have no ex parte communications with either Party concerning the determination required hereunder. All communications between either Party and the Environmental Expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting in Houston, Texas, to which the representatives of both Parties have been invited and of which such Parties have been provided at least five (5) days’ written notice.
(g)    The Parties will instruct the Environmental Expert to make his determination by written decision within fifteen (15) Business Days following submission of the Disputed Environmental Matters to the Environmental Expert, which shall be final and binding upon the Parties, without right of appeal. In making the determination, the Environmental Expert shall be bound by the rules set forth in this Article 5. With respect to a Remediation Amount, the Environmental Expert shall be limited to awarding not more than the greater of or less than the range proposed by the Parties in their respective submissions provided pursuant to Section 5.2(e).

The Environmental Expert shall make a separate and independent determination with respect to each Disputed Environmental Matter submitted and shall provide a detailed written finding supporting such determination. For the avoidance of doubt, the submission of a Disputed Environmental Matter for interim determination (e.g., a determination about the adequacy of an Environmental Condition Notice) shall not prohibit any Party from subsequently disputing the existence of an asserted Adverse Environmental Condition, the Remediation Amount or the adequacy of any Remediation actions taken with respect to an asserted Adverse Environmental Condition unless the Environmental Expert has already made a determination with respect to such matters.
(h)    The Environmental Expert shall act as an expert for the limited purpose of determining the specific disputed Adverse Environmental Conditions and shall not be empowered to award Damages, interest or penalties to either Party with respect to any matter.
(i)    Each Party shall each bear its own legal fees and other costs of preparing and presenting its case. Sellers shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Environmental Expert, including any costs incurred by the Environmental Expert.
(j)    To the extent that the award of the Environmental Expert with respect to any Remediation Amount is not taken into account as an adjustment to the Unadjusted Purchase Price pursuant to Section 3.4(b)(iv), then, within ten (10) days following the date that the Environmental Expert’s determination is delivered to the Parties as set forth in Section 5.2(g), and subject to Section 5.3, the Parties shall deliver joint written instructions to the Escrow Agent to disburse the funds from the Defect Escrow Account to the applicable Party in accordance with the Environmental Expert’s decision. Subject to Section 9.1(g) and Section 9.2(f), nothing herein shall operate to cause the Closing to be delayed on account of any expert determination conducted pursuant to this Section 5.2. Any alleged Adverse Environmental Conditions determined not to be Adverse Environmental Conditions under the decision of the Environmental Expert shall be final and binding as not being Adverse Environmental Conditions.
(k)    Any dispute over the interpretation or application of this Section 5.2 shall be decided by the Environmental Expert with reference to the Laws of the jurisdiction in which the affected Assets subject to the Adverse Environmental Condition are located. The Parties intend that the procedures set forth in this Section 5.2 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this Section 5.2 shall be specifically enforceable.
Section 5.3    Limitations on Applicability.
(a)    Subject to the representations and warranties set forth in Article 6 and without limiting Purchaser’s rights to indemnity under Section 12.2(b)(ii) and Section 12.2(b)(iv), this Article 5 shall comprise the exclusive rights and remedies of Purchaser with respect to Adverse Environmental Conditions. Purchaser’s right to assert an Adverse Environmental Condition under this Article 5 shall terminate on the Defect Claim Date; provided, however, that until the alleged Adverse Environmental Condition is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Sellers’ rights under this Article 5 with respect to any alleged Adverse Environmental Condition or Remediation Amount properly reported in accordance with Section 5.2 on or before the Defect Claim Date.
(b)    Notwithstanding anything to the contrary in this Agreement:
(i)    in no event shall there be any adjustments to the Unadjusted Purchase Price or other remedies available in respect of Adverse Environmental Conditions under this Article 5 for any individual Adverse Environmental Condition for which the Remediation Amount does not exceed the Defect Threshold; and
(ii)    there shall be no adjustment to the Unadjusted Purchase Price pursuant to Section 3.4(b)(iv) for any Adverse Environmental Condition unless and until the sum of each individual Adverse Environmental Condition for which the Remediation Amount exceeds the Defect Threshold (after excluding any Remediation Amounts with respect to Adverse Environmental Conditions Remediated by Sellers in accordance with this Article 5) exceeds the Environmental Defect Deductible, beyond which point Purchaser shall be entitled to adjustments to the Unadjusted Purchase Price pursuant to Section 3.4(b)(iv) only to the extent that the sum of such Remediation Amounts exceeds the Environmental Defect Deductible.
(c)    If any similar Adverse Environmental Condition burdens or affects more than one Environmental Defect Property, the respective Remediation Amounts with respect to such Adverse Environmental Conditions and Environmental Defect Properties shall be aggregated for purposes of Section 5.3(b)(i).
Section 5.4    Exclusive Rights and Obligations. EXCEPT FOR PURCHASER’S RIGHTS AND REMEDIES SET FORTH IN SECTION 9.2(f), WITHOUT LIMITING PURCHASER’S RIGHTS TO INDEMNITY UNDER SECTION 12.2(b)(ii) AND SECTION 12.2(b)(iv), THE RIGHTS AND REMEDIES GRANTED TO PURCHASER IN THIS ARTICLE 5 ARE THE EXCLUSIVE RIGHTS AND REMEDIES AGAINST SELLERS RELATED TO ANY ENVIRONMENTAL LIABILITIES, ADVERSE ENVIRONMENTAL CONDITION OR DAMAGES RELATED TO ANY ADVERSE ENVIRONMENTAL CONDITION RELATING TO THE ASSETS. WITHOUT LIMITATION OF PURCHASER’S RIGHTS AND REMEDIES SET FORTH IN SECTION 9.2(f), PURCHASER EXPRESSLY WAIVES, AND RELEASES THE SELLER GROUP FROM ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST THE SELLER GROUP REGARDING ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL CONDITIONS AND ENVIRONMENTAL DEFECTS, WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE. FOR THE AVOIDANCE OF DOUBT, NONE OF THE TERMS OF THIS ARTICLE 5 SHALL BE DEEMED TO, IN ANY WAY, LIMIT THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 6.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLERS
Subject to the disclaimers and waivers contained in, and the other terms and conditions of, this Agreement, each Seller severally represents and warrants to Purchaser as of the Execution Date and the Closing Date as follows:
Section 6.1    Organization and Power. Each Seller (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in, and is in good standing in, the State of Texas and (b) has all requisite power and authority to own, lease, operate and use the assets and properties currently owned, leased, operated and owned by it, including the Assets, and to carry on its business as and where now owned, leased, operated and conducted.
Section 6.2    Authorization and Enforceability. Each Seller has the requisite power, authority and capacity to execute and deliver this Agreement and the other instruments and agreements (including the applicable Transaction Documents) to be executed and delivered by it as contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of this Agreement and all documents (including the applicable Transaction Documents) required to be executed and delivered by such Seller at the Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate, partnership or limited liability action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller (and all documents (including the applicable Transaction Documents) required hereunder to be executed and delivered by such Seller at the Closing will be duly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such documents will constitute, assuming the due execution and delivery of all other parties thereto, the valid and binding obligations of such Seller, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 6.3    Liability for Brokers’ Fees. Neither Purchaser nor any of its Affiliates shall directly or indirectly, have (or will have) any responsibility, liability or expense as a result of any undertakings or agreements of one or more Sellers or any of their respective Affiliates for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement (including the applicable Transaction Documents) or transaction contemplated hereby or thereby.
Section 6.4    No Conflicts. Except for (x) Customary Post-Closing Consents, (y) the Required Consents set forth on Schedule 6.10 and (z) Preferential Rights to Purchase set forth on Schedule 6.10, and except as set forth on Schedule 6.4, the execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the transactions contemplated by this Agreement and such Transaction Documents, will not (a) conflict with or violate any provision of the Governing Documents of such Seller, (b) result in a default (with or without due notice or lapse of time or both) or the creation or imposition of any Encumbrance or give rise to (with or without due notice or lapse of time or both) any right of termination, cancellation or acceleration under, or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, Material Contract, Debt Contract or indenture to which any Seller is a party or by which any Seller or Assets are bound, (c)  violate any Law or Order applicable to any Seller or any of the Assets or (d) other than filing for pre-merger clearance under the HSR Act, require any Seller to make any filing with, deliver notification to, or obtain any consent, authorization or approval of any Governmental Body that has not been made or obtained except any matters described in clauses (b), (c), or (d) of this Section 6.4 that, individually or in the aggregate, would not be or reasonably be expected to be material to any Seller (including by affecting such Seller’s ability to perform any of its obligations under this Agreement) or the Assets.
Section 6.5    Litigation. Except as disclosed on Schedule 6.5, there are no material actions, suits or Proceedings, that are pending, or to Sellers’ knowledge, threatened in writing, before any Governmental Body or arbitrator (a) against one or more Sellers or any of their respective Affiliates with respect to the Properties or (b) against, or that has been brought by, one or more Sellers or any of their respective Affiliates that would be reasonably likely to materially impair or delay one or more of Sellers’ ability to perform their respective obligations under this Agreement or any other Transaction Document. Except as disclosed on Schedule 6.5, (i) no Seller is subject by name to any outstanding Order that relates to any of the Assets and (ii) there exist no unsatisfied judgments of any Governmental Body or arbitrator against any Seller that could reasonably be expected to result in the impairment or loss of such Seller’s interest in any part of the Assets.
Section 6.6    Taxes and Assessments.
(a)    With respect to all Taxes related to the Assets, (i) all Tax Returns required to be filed by Sellers with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed, (ii) such Tax Returns are true and correct in all material respects and (iii) all material Taxes owed by Sellers with respect to the Assets that have become due and payable have been properly remitted and timely paid in full in accordance with applicable Law. All withholding Tax requirements imposed on or with respect to Sellers or the Assets have been satisfied in full in all respects.
(b)    With respect to all Taxes related to the Assets, except as set forth on Schedule 6.6(b), (i) except with respect to Income Taxes, there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax and no request for such an extension or waiver is pending, (ii) there are no administrative Proceedings, actions, audits, or lawsuits pending or threatened against Sellers by any Governmental Body with respect to any Tax Return or any Taxes, (iii) there are no currently existing, pending, or, to the knowledge of Sellers, threatened Encumbrances on any of the Assets relating to unpaid Taxes other than Permitted Encumbrances, (iv) Sellers have not received notice of any pending claim against it (which remains outstanding) from any applicable Governmental Body for assessment of Taxes with respect to the Assets, (v) none of the Assets are deemed by agreement or applicable Law to be held by a partnership for U.S. federal income tax purposes for which a valid election under Treasury Regulation § 1.761-2 to be excluded from the provisions of subchapter K of chapter 1 of the Code is not in effect, and no transfer of any part of the Assets pursuant to this Agreement will be treated as a transfer of an interest or interests in any partnership for which a valid election under Treasury Regulation § 1.761-2 to be excluded from the provisions of subchapter K of chapter 1 of the Code is not in effect for U.S. federal income tax purposes, and (vi) neither Sellers nor any of their respective Affiliates are presently contesting a Tax liability with respect to the ownership or operation of the Assets before any Governmental Body.
(c)    None of the Sellers is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.
(d)    Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in Article 6 shall relate to Tax matters, which are instead the subject of this Section 6.6 exclusively.
Section 6.7    Capital Commitments. Except as disclosed on Schedule 6.7, as of the Execution Date there are no outstanding AFEs or other capital commitments that are binding on one or more of Sellers or on any of the Assets that could reasonably be expected, individually per each AFE, to require capital expenditures by the owner of such Assets after the Effective Time in excess of $500,000, net to Sellers’ aggregate interest in the applicable Assets.
Section 6.8    Compliance with Laws. During the previous three (3) years, each Seller has complied in all material respects with, and the Assets have been operated in compliance with, all applicable Laws (excluding Environmental Laws). Each Seller has duly filed all material forms required to be filed by such Seller with any Governmental Body, and such forms have been prepared in all material respects in accordance with applicable Laws. No Seller has received any written notice of a violation of or default by any Seller from any Governmental Body with respect to any Law (excluding Environmental Laws) applicable to any part of the Assets that remains unresolved.
Section 6.9    Contracts.
(a)    Schedule 6.9(a) sets forth a complete list of the following Contracts (collectively, the “Material Contracts”):
(i)    any Contract that can be reasonably expected to result in aggregate receipts of revenue by one or more Sellers (or by Purchaser after the Closing) of more than $250,000 during the current or any subsequent year;
(ii)    any Contract that can be reasonably expected to result in aggregate payments by one or more Sellers (or by Purchaser after the Closing) of more than $250,000 during the current or any subsequent year;
(iii)    any Contract for the purchase, sale, exchange, disposition, gathering, handling, stabilizing, separation, compression, dehydrating, distilling, conditioning, blending, fractionation, volume or throughput dedications, supply, disposal, treatment, injection, storage, transportation or processing of Hydrocarbons or any similar contract, or any Contract that includes an acreage dedication, area of mutual interest provision (or constitutes as an area of mutual interest agreement), minimum throughput obligations, demand charges, “take or pay” obligations or minimum volume commitments, in each case, that is not terminable without penalty, cost or detriment on sixty (60) or fewer days’ notice;
(iv)    any mortgage, deed of trust or security interest of Sellers or any of their Affiliates encumbering any Asset (other than Permitted Encumbrances) that will not be terminated at or prior to the Closing;
(v)    any Contract under which one or more Sellers are the lessor or the lessee of real or personal property which lease (A) cannot be terminated by such Sellers without penalty, cost or detriment upon sixty (60) days or fewer notice and (B) involves an annual base rental of more than $250,000;
(vi)    any Contracts with any Seller or any Affiliate of any Seller that will be binding on any of the Assets or Purchaser after the Closing (other than any Transaction Document);
(vii)    any joint venture, joint operating, joint development or joint exploration agreements, production sharing agreements, unit operating agreements, unit agreements, term assignments, farmout agreements, farm-in agreements, participation agreements, partnership agreements, drilling or completion commitment agreements or similar agreements;
(viii)    any Contract that contains (i) any calls on, options to purchase or similar rights with respect to Hydrocarbons produced from any of the Assets or (ii) unperformed obligation to assign, sell, lease, exchange, transfer or dispose of any interest in any part of the Assets (other than this Agreement);
(ix)    any Contract which includes non-competition restrictions, geographic restrictions, or other similar restrictions on doing business or which otherwise purports to restrict, limit or prohibit the manner in which, or the locations in which, any Seller may conduct its business, including any Contract that restricts or limits the ability of any individual Business Employee to engage in any business, solicit customers or employees of Sellers, or compete with Sellers during or following employment with Sellers; and
(x)    any Contract which is an indenture, mortgage, loan, credit lien, sale-leaseback, guaranty, bond, letter of credit or similar contract.
(b)    Except as disclosed on Schedule 6.9(b), each Material Contract set forth in Schedule 6.9(a) is a legal, valid and binding obligation against the Seller that is party thereto and, to the knowledge of Sellers, each party thereto, is enforceable in accordance with its terms against such Seller and, to the knowledge of Sellers, each party thereto and, is in full force and effect, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). No Seller nor, to the knowledge of Sellers, any party thereto, is in breach of or in default under any Material Contract and no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition(or one or more of the foregoing), would become a breach, default or event of default by any Seller or, to the knowledge of Sellers, any party thereto, that individually or in the aggregate, would not be or reasonably be expected to be material to any Seller (including by affecting such Seller’s ability to perform any of its obligations under this Agreement) or the Assets. No pending written notice has been received or delivered by any Seller or any of its Affiliates, alleging any default or breach or demanding termination, price redetermination, market-out or curtailment of any Material Contract. Prior to the Execution Date, each Seller, except as described on Schedule 6.9(b), has made available to Purchaser true, correct and complete copies of each Material Contract (and any and all amendments, modifications or supplements thereto).
(c)    Except as set forth on Schedule 6.9(c), (i) each of the Surface Agreements set forth on Exhibit A-5 is a legal, valid, binding obligation against the Seller that is a party thereto and (to the knowledge of Sellers) each other party thereto, is enforceable and in full force and effect in accordance with its terms against such Seller and (to the knowledge of Sellers) each other party thereto; and (ii) no Seller nor (to the knowledge of Sellers) any other party thereto, is in material breach of or in material default under any Surface Agreement and no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material breach, default or event of default by any Seller or (to the knowledge of Sellers) any other party thereto under any Surface Agreement. No pending written notice has been received or delivered by any Seller or any of its Affiliates alleging any default or breach or demanding termination or material amendment of any Surface Agreement. Exhibit A-5 is a complete list of all material Surface Agreements. The Surface Agreements include and Exhibit A-5 sets forth all fee surface interests, surface leases, surface rights, permits, licenses, servitudes, easements, surface and road use agreements, railroad crossing authorizations, ingress and egress, water access, water rights and rights-of-way agreements, in each case, to which any Seller is a party and that can be reasonably expected to result in aggregate payments or receipts of revenue by one or more Sellers (or by Purchaser after the Closing) of more than $250,000 during the current or any subsequent year.
(d)    There are no Hedging Contracts or Debt Contracts to which any Seller or any of its Affiliates is a party that will be binding on any part of the Assets or Purchaser after the Closing.
Section 6.10    Required Consents and Preferential Purchase Rights. Except for (a) Customary Post-Closing Consents and (b) the Required Consents and Preferential Rights to Purchase, in each case, set forth on Schedule 6.10, and subject to compliance with the HSR Act, none of the Assets, or any portion thereof, is subject to any Preferential Right to Purchase or Required Consent that may be applicable to, or triggered by, the consummation of the transactions contemplated by this Agreement.
Section 6.11    Leases. With respect to the Seller Operated Properties and, to the knowledge of Sellers, with respect to those Properties that are operated by Third Parties, and except as set forth on Schedule 6.11, (a) there are no Proceedings with respect to any Lease pending or, to Sellers’ knowledge, threatened within the last three (3) years before any Governmental Body in which the lessor thereunder is seeking to terminate, cancel, rescind or procure judicial reformation of any such Lease, in whole or in part, that remains unresolved and (b) no Seller nor any of their respective Affiliates have received any (i) written demands or notice of any material breach, default or non-compliance from any lessor under any of the Leases or (ii) written notice from any lessor under any of the Leases seeking to terminate, cancel or rescind any such Leases, in each case, that are currently pending or that remains unresolved. Subject to obtaining all applicable consents, including the Required Consents set forth on Schedule 6.10, the execution, delivery and performance of this Agreement by each Seller, and the transactions contemplated by this Agreement, will not violate any Lease.
Section 6.12    Payments for Hydrocarbon Production. Except as set forth on Schedule 6.12, no Seller is obligated under any Contract for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract, arrangement or agreement with respect to any of the Assets to gather, deliver, process, or transport any Hydrocarbons, or proceeds from the sale thereof, without then or promptly thereafter receiving full payment therefor.
Section 6.13    Imbalances. All material Imbalances associated with the Seller Operated Properties, and to Sellers’ knowledge, all material Imbalances associated with the Assets operated by Third Parties, are set forth on Schedule 6.13, in each case, as of the date set forth in Schedule 6.13.
Section 6.14    Suspense Funds. Schedule 6.14 sets forth a list and aggregate amount, as of the date set forth in Schedule 6.14, of all Suspense Funds. To Sellers’ knowledge, no Suspense Funds have been held in suspense by the applicable Seller for longer than the applicable dormancy period pursuant to any applicable Law or, as of the Closing, were required to be escheated to any Governmental Body pursuant to any applicable Law prior to Closing and have not been escheated as so required.
Section 6.15    Payout Balances. With respect to any Wells operated by Sellers, Schedule 6.15 sets forth, and with respect to any Wells operated by a Third Party, to Sellers’ knowledge, Schedule 6.15 sets forth, the status of any “payout” balance, as of the date set forth on Schedule 6.15, for each Well subject to a reversion or other adjustment at payout (or passage of time or other event other than termination of a Lease by its terms).
Section 6.16    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by, or to Sellers’ knowledge, threatened against, Ensign Natural Resources LLC or any of its Subsidiaries, including Sellers. No Seller is insolvent.
Section 6.17    Condemnation. There is no actual, existing, pending or to Sellers’ knowledge, threatened taking (whether permanent, temporary, whole or partial) which would affect any part of the Properties by reason of condemnation, eminent domain or similar proceeding or the threat of any of the foregoing.
Section 6.18    Permits and Certain Regulatory Matters. Except as set forth on Schedule 6.18, (i) Sellers have validly obtained and are maintaining all material Permits required for the ownership or operation of the Seller Operated Properties as currently owned and operated and in accordance with all applicable Laws, and each such Permit is in full force and effect and has been validly issued, (ii) to Sellers’ knowledge, all Third Party operators who operate any Assets that are not Seller Operated Properties maintain all material Permits required for the ownership and operation of such Assets as currently owned and operated and in accordance with all applicable Laws, and, to Sellers’ knowledge, each such Permit is in full force and effect and has been validly issued and (iii) to Sellers’ knowledge, no event has occurred that, with or without notice or lapse of time or both, might reasonably be expected to result in any modification, revocation, termination, lapse, limitation or suspension of any Permit or otherwise constitute as a material default under or breach of any such Permit by a Seller.
Section 6.19    Employment, Labor and Benefits Matters.
(a)    No Seller nor any of their respective Affiliates is a party to, bound by, or negotiating a collective bargaining agreement with any labor organization with respect to any of its Business Employees. To Sellers’ knowledge, there is no organized effort by any labor union to organize any employees of Sellers into one or more collective bargaining units and there has been no such effort in the past three (3) years. Within the last three (3) years, no Seller nor any of their respective Subsidiaries is or has been a party to, and they are not threatened with, any actions or disputes with a labor union involving any of their current or former employees (including any actual or threatened labor strikes, work slowdown, lock-outs, work stoppages, interruptions of work, picketing, arbitrations, grievances, unfair labor practice charges or proceedings, or other disputes involving a labor organization or with respect to unionization or collective bargaining), and none are pending or, to the knowledge of Sellers, threatened.
(b)    Since January 1, 2019, each Seller has been in material compliance with all applicable Laws pertaining to employment and employment practices, including but not limited to Laws relating to wages, overtime, expenses, sick time, leave, classification of contractors and employees, reductions in force, hours, meal and rest periods, employment discrimination and equal opportunity laws, harassment, collective bargaining, labor relations, occupational safety and health, disability accommodations, background checks, drug and alcohol testing, and work authorization. There are no actions or other legal Proceedings pending or, to Sellers’ knowledge, threatened by or on behalf of any Business Employee relating to his or her employment with such Seller. No unfair labor practices, administrative charges, claims or complaints, or other labor or employment-related grievances are pending against any Seller.
(c)    Sellers have provided Purchaser with a list of the following information for each Business Employee as of September 21, 2022: (i) unique identifier, (ii) title or position (including whether full or part time), (iii) hire date and continuous service date, as applicable (which continuous service shall take into account all service with any Seller or any of their respective Affiliates, as applicable (and any predecessor thereof, including, for the avoidance doubt, service with Pioneer Natural Resources Company or any of its Affiliates)), (iv) location where employed (city and state), (v) hourly rate or base annual salary, (vi) 2022 target bonus (if applicable) and (vii) leave status and FLSA status.
(d)    Schedule 6.19(d) contains a list of each material Employee Benefit Plan sponsored, maintained or contributed to by any Seller or any Affiliate of Seller for the benefit of any Business Employee (each a “Seller Benefit Plan”).
(e)    Each Employee Benefit Plan sponsored, maintained or contributed to by any Seller or any of its Affiliates for the benefit of any Business Employee that is intended to be qualified under Section 401(a) of the Code (a “Qualified Seller Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Seller Plan is so qualified, and, to Sellers’ knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.
(f)    No Seller Benefit Plan is (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, and no Seller has any liability (contingent or otherwise) with respect to such a plan that would reasonably be expected to result in any liability for Purchaser.
(g)    There are no pending, or to Sellers’ knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any Seller Benefit Plan or any trust related thereto which could reasonably be expected to result in any material liability to Purchaser, and no audit or other proceeding by a Governmental Body is pending, or to Sellers’ knowledge, threatened with respect to any Seller Benefit Plan.
(h)    Other than as required under Section 4980B of the Code, other applicable Law or as provided as severance benefits for a limited time, no Seller Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(i)    As of the Closing, there will be no Contract or plan to which any Seller or any Affiliate of any Seller is a party covering any Business Employee that, individually or collectively, provides for payment or benefits that would reasonably be expected to result in such Business Employee’s receipt of an “excess parachute payment” under Section 280G of the Code as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.
(j)    Except as set forth in Schedule 6.19(j), each Seller and its Affiliates have not, during the ninety (90) day period prior to the Execution Date, taken any action which would require any notice under the WARN Act.
(k)    No Seller Benefit Plan exists that would accelerate the vesting or payment, or provide for the funding, of any benefits for any Business Employee, or consultant, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, except as set forth on Schedule 6.19(k). No Business Employee is a “disqualified individual” within the meaning of Section 280G of the Code and regulations thereunder.

Section 6.20    Environmental Matters. Except as set forth on Schedule 6.20:
(a)    To Sellers’ knowledge, the ownership and operation of the Properties are in compliance with applicable Environmental Laws in all material respects;
(b)    Sellers have not received written notice from any Governmental Body of any Adverse Environmental Condition concerning the Properties that (i) materially interferes with or prevents material compliance with Environmental Laws; (ii) may give rise to or result in any material liability to Sellers under any Environmental Laws; and (iii) has not already been corrected or Remediated to the extent required by Environmental Laws;
(c)    neither Sellers nor the Seller Operated Properties are the subject of any pending or, to Sellers’ knowledge, threatened Proceedings (whether civil, criminal, or administrative) alleging any material noncompliance with any Environmental Laws; and
(d)    Sellers have made available to Purchaser complete and accurate copies of all material environmental reports, studies, site assessments and other similar material documents in their possession or under their control with respect to the Assets.
Section 6.21    Non-Consent Operations. Except as set forth on Schedule 6.21, there are no operations (including drilling operations) associated with the Assets with respect to which any Seller is a non-consenting or non-participating party.
Section 6.22    Wells; Equipment. All Wells drilled and/or completed by Sellers have been, and Sellers have received no written notice in the past five years (excluding AFEs) from any Third Party operator that any Well operated by such Third Party operator has not been, in each case, drilled and/or completed in all material respects within the limits permitted by all applicable Laws, Leases, contracts, and pooling or unit agreements or other instruments governing such Assets. Sellers have title to the Equipment included in the Seller Operated Properties, or in the case of vehicles included in the Equipment, title to or a leasehold interest in such vehicles, in each case free and clear of Encumbrances, other than Permitted Encumbrances.
Section 6.23    Drilling Operations. Except as set forth on Schedule 6.23, no Seller has any unfulfilled express drilling obligations affecting the Leases by virtue of a Contract relating to the Assets or the ownership or operation thereof, excluding any optional drilling requirements contained in any Lease or Contract (e.g., continuous drilling obligations or term assignments where the failure to drill results only in the forfeiture of undeveloped acreage). No Well operated by Ensign I, and to Sellers’ knowledge, no other Well, is subject to material penalties on allowable production after the Execution Date because of any over-production or any other violation of any Laws, Orders or Permits that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Execution Date.
Section 6.24    Plugging and Abandonment. Except as set forth on Schedule 6.24, with respect to the Seller Operated Properties, and to Sellers’ knowledge with respect to Properties operated by Third Parties, there are not any Wells located on the Assets that (a) any Seller is currently obligated by any applicable Laws or Contract to currently plug, dismantle or abandon that has not been plugged, dismantled or abandoned or (b) any Seller has received a written order from any Governmental Body requiring that such Wells be plugged, dismantled or abandoned that has not been plugged, dismantled or abandoned.
Section 6.25    Bonds. Schedule 6.25 sets forth a complete and accurate list and description of all bonds, letters of credit and guarantees posted or entered into by one or more Sellers or any of their respective Affiliates in connection with the ownership or operation of the Assets.
Section 6.26    Royalties. Except as set forth on Schedule 6.11, to Sellers’ knowledge, all rentals, delay rentals, royalties, shut-in royalties, overriding royalties, compensatory royalties, bonuses and other Burdens and other payments, in each case, due with respect to the Assets (other than Suspense Funds), which are payable by one or more Sellers or any of their respective Affiliates have been properly, timely and completely paid (or cause to be paid), and to Sellers’ knowledge, if payable by Third Parties, have been properly, timely and completely paid.
Section 6.27    Sufficient Rights to Operate. (a) Except as set forth in Schedule 6.27 and except for the Excluded Assets, the Assets include all of the material assets (real, personal (tangible and intangible) or other) employed by Sellers in their current ownership and operation of the Leases, Properties, Wells, and Units (exclusive of Sellers’ Houston office and equipment and facilities therein) (“Employed Assets”); and (b) the Employed Assets are, taken as a whole, in operable condition suitable for normal current operations.
Section 6.28    Operatorship. The applicable Seller is the operator of record of all material Seller Operated Properties, and no Seller has taken any action or failed to take any action that would reasonably be expected to cause any Seller to be deemed to have resigned or give rise to an unqualified right to be removed or otherwise not be the designated operator of any of the Seller Operated Properties.
Section 6.29    Certain Disclaimers.
(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 6, THE CERTIFICATE OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 10.2(b), THE CONVEYANCES AND THE SURFACE DEEDS AND WITHOUT LIMITING PURCHASER’S RIGHT TO INDEMNITY IN ACCORDANCE WITH SECTION 12.2(b)(ii) AND SECTION 12.2(b)(iv), (I) SELLERS MAKE NO, AND EXPRESSLY DISCLAIM, ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY PERSON OF THE SELLER GROUP).
(b)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 6, THE CERTIFICATE OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 10.2(b), THE CONVEYANCES AND THE SURFACE

DEEDS, AND WITHOUT LIMITING THE GENERALITY OF SECTION 6.29(a) OR PURCHASER’S RIGHT TO INDEMNITY IN ACCORDANCE WITH SECTION 12.2(b)(ii) AND SECTION 12.2(b)(iv), (A) SELLERS MAKE NO, AND EXPRESSLY DISCLAIM, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL OR SEISMIC DATA, MAP OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBON SUBSTANCES FROM THE ASSETS OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER, COMPLETENESS, ACCURACY OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, MANAGEMENT PRESENTATION, DATA ROOM, CHARTS OR STATEMENTS (INCLUDING FINANCIAL STATEMENTS) PREPARED BY SELLERS, THEIR RESPECTIVE AFFILIATES OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP OR PURCHASER’S REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 8.1) OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 6, THE CERTIFICATE OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 10.2(b), THE CONVEYANCES AND THE SURFACE DEEDS AND THE SELLER INDEMNIFIED MATTERS AND WITHOUT LIMITING PURCHASER’S RIGHT TO INDEMNITY IN ACCORDANCE WITH SECTION 12.2(b)(ii) AND SECTION 12.2(b)(iv), SELLERS FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, AND (B) IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE PROPERTY TRANSFERRED HEREUNDER IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLERS OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CONVEYANCES AND PURCHASER EXPRESSLY ACKNOWLEDGES AND

COVENANTS THAT PURCHASER DOES NOT HAVE, WILL NOT HAVE, AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLERS FOR BREACH OF AN EXPRESS REPRESENTATION OR WARRANTY OF SELLERS UNDER THIS AGREEMENT, FOR SELLERS’ SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCES AND IN THE EVENT OF FRAUD. PURCHASER ACKNOWLEDGES AND AGREES THAT, OTHER THAN IN THE CASE OF FRAUD, NONE OF THE SELLER GROUP SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR FAILING OR OMITTING TO DISCLOSE ANY CONDITION, AGREEMENT, DOCUMENT, DATA, INFORMATION OR OTHER MATERIALS RELATING TO THE ASSETS THAT IS NOT EXPRESSLY COVERED BY THIS AGREEMENT.
(c)    EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.20 AND THE CERTIFICATE OF SELLERS TO BE DELIVERED PURSUANT TO SECTION 10.2(b) (TO THE EXTENT REGARDING SECTION 6.20), SELLERS HAVE NOT AND WILL NOT MAKE, AND EXPRESSLY DISCLAIM, ANY OTHER REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS (INCLUDING PERMITS REQUIRED UNDER ENVIRONMENTAL LAWS), ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF OCCUPATIONAL HEALTH, WORKPLACE SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND, SUBJECT TO SECTION 6.20, NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, SUBJECT TO (I) PURCHASER’S RIGHTS UNDER ARTICLE 5, (II) SELLERS’ INDEMNITY OBLIGATIONS PURSUANT TO SECTION 12.2(b)(ii) AND SECTION 12.2(b)(iv) WITH RESPECT TO SECTION 6.20 AND (III) THE SELLER INDEMNIFIED MATTERS, PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Sellers as of the Execution Date and the Closing Date as follows:
Section 7.1    Organization. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business in, and is in good standing in, the State of Texas.
Section 7.2    Authorization and Enforceability. Purchaser has the requisite power, authority and capacity to execute and deliver this Agreement and the other instruments and agreements (including the other Transaction Documents to which Purchaser is a party) to be executed and delivered by it as contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and all documents (including the other Transaction Documents to which Purchaser is a party) required to be executed and delivered by Purchaser at the Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate, partnership or limited liability action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents (including the other Transaction Documents to which Purchaser is a party) required hereunder to be executed and delivered by Purchaser at the Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, assuming the due execution and delivery of all other parties thereto, the valid and binding obligations of Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
Section 7.3    Liability for Brokers’ Fees. Neither Sellers nor any of their respective Affiliates shall directly or indirectly, have (or will have) any responsibility, liability or expense as a result of any undertakings or agreements of Purchaser or any of its Affiliates for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement (including the other Transaction Documents to which Purchaser is a party) or transaction contemplated hereby or thereby.
Section 7.4    No Conflicts. Except for the filings required under, and in compliance with the requirements of, the HSR Act the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party, and the transactions contemplated by this Agreement and such Transaction Documents, will not (a) conflict with or violate any provision of the Governing Documents of Purchaser, (b) result in a default (with or without due notice or lapse of time or both) under or require any consent under any note, bond, mortgage, indenture or agreement to which Purchaser is a party, (c)  violate any Law or Order applicable to Purchaser or (d) except for Customary Post-Closing Consents, require Purchaser to obtain any consent or approval of any Governmental Body that has not been made or obtained, except any matters described in clauses (b), (c) or (d) of this Section 7.4 that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect the ability of Purchaser to consummate the transactions contemplated hereby.
Section 7.5    Litigation. There are no Proceedings pending or, to Purchaser’s knowledge, threatened in writing, before any Governmental Body or arbitrator that would be reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.
Section 7.6    Financing.
(a)    Purchaser has access to immediately available funds (through cash on hand, available lines of credit, credit facilities, other capital sources or otherwise) sufficient to pay the Closing Payment to Sellers at the Closing.

(b)    Prior to or concurrently with the Execution Date, Purchaser has provided to Sellers a true, correct and complete copy of the executed Debt Commitment Letter (together with the term sheet and all exhibits, schedules and annexes thereto), and all fee letters associated therewith (provided that provisions in the fee letters have been redacted in a customary manner with respect to fee amounts, “market flex” provisions and other economic terms) to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein for the purpose of funding the transactions contemplated by this Agreement (being collectively referred to as the “Debt Financing”). As of the date hereof, the Debt Commitment Letter has not been amended or modified prior to the date hereof, no such amendment or modification by Purchaser is contemplated (except as expressly set forth in the Debt Commitment Letter) or pending, and the respective commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and, to the knowledge of Purchaser, no such withdrawal, termination or rescission is contemplated. There are no side letters or other contracts or arrangements related to the funding of any amount of the Debt Financing under the Debt Commitment Letter other than as expressly set forth in the Debt Commitment Letter and related agreements provided to Sellers pursuant to this Section 7.6(b) that could reasonably be expected to negatively impact the ability of Purchaser to enforce the commitments of the Debt Financing Parties under the Debt Commitment Letter. Assuming the satisfaction of the conditions set forth in Article 9, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Purchaser or any of its Affiliates or, to the knowledge of Purchaser, any other Person, in each case under the Debt Commitment Letter. Assuming the conditions set forth in Article 9 are satisfied at the Closing, the aggregate proceeds contemplated to be provided under the Debt Commitment Letter, together with cash on hand of Purchaser, available lines of credit and other capital sources available to Purchaser, will be sufficient for Purchaser to pay and satisfy in full the obligations pursuant to this Agreement to pay all other amounts payable at the Closing pursuant to Article 3 and Article 10, all fees and expenses of Purchaser and its Affiliates in connection with the transactions contemplated by this Agreement and all other obligations under this Agreement payable at the Closing (the foregoing collectively, the “Purchaser Required Amounts”). The Debt Commitment Letter is not subject to any conditions or other contingencies other than as set forth expressly therein and, as of the Execution Date, is in full force and effect and is the legal, valid, binding and enforceable obligation of Purchaser and, to the knowledge of Purchaser, each of the other parties thereto, as the case may be, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Assuming the satisfaction of the conditions set forth in Article 9, Purchaser is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate or that would reasonably be expected to cause the Debt Commitment Letter to be ineffective. Assuming the conditions set forth in Article 9 are satisfied at the Closing, Purchaser has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing will not be available to Purchaser on the Closing Date to pay and satisfy in full the Purchaser Required Amounts, and Purchaser is not aware of the existence of any fact or event as of the date hereof that would be expected to cause such conditions to the Debt Financing not to be satisfied or the full amount of the Debt Financing not be available in full.

(c)    Purchaser acknowledges and agrees that in no event is the receipt or availability of any funds or financing (including the Debt Financing) by Purchaser a condition to the Closing.
Section 7.7    Securities Law Compliance. Purchaser is acquiring the Assets for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Assets within the meaning of the Securities Act and applicable state securities Laws.
Section 7.8    Independent Evaluation.
(a)    Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of Persons involved in such business, including those in the areas where the Assets are located, has retained and taken advice concerning the Assets and transactions contemplated hereby from advisors and consultants that are knowledgeable about the oil and gas business and is aware of the risks inherent in the oil and gas business.
(b)    Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability for investment.
(c)    Purchaser has conducted (or will conduct prior to Closing) its own investigation, inspection, review and evaluation of the Assets as it deems necessary and appropriate.
(d)    In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser acknowledges that it (i) has not relied and will not rely upon any statements, representations (whether oral or written), or any information provided by Sellers, their respective Affiliates and its and their respective Representatives and (ii) has relied and will rely solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement, in each case of clauses (i) and (ii) except for the representations and warranties set forth in Article 6 and the certificate of Sellers to be delivered pursuant to Section 10.2(b).
Section 7.9    Consents, Approvals or Waivers. Except for Customary Post-Closing Consents and as set forth on Schedule 7.9 (including the filings required under, and in compliance with the requirements of, the HSR Act), Purchaser’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Purchaser at the Closing) is not and will not be subject to any consent, approval, or waiver from any Third Party.
Section 7.10    Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by, or, to Purchaser’s knowledge, threatened against Purchaser or any of its Affiliates. Purchaser is not insolvent.
Section 7.11    Qualification. Purchaser is, or as of the Closing Date will be, qualified under applicable Law to own the Assets and has, or as of the transfer of operatorship of the

Properties will have, complied with all necessary bonding requirements of Governmental Bodies required for Purchaser’s ownership or operation of the Assets.
Section 7.12    Limitation. Without limiting Sellers’ representations and warranties under Section 6.20 and the certificate of Sellers to be delivered pursuant to Section 10.2(b) (to the extent regarding Section 6.20) or Purchaser’s right to indemnity in accordance with Section 12.2(b)(ii) and Section 12.2(b)(iv), Purchaser acknowledges the following: THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR HAZARDOUS SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE ASSETS. EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.
ARTICLE 8
COVENANTS OF THE PARTIES
Section 8.1    Access.
(a)    Between the Execution Date and the Closing, Sellers will give Purchaser and its Representatives reasonable access to the Assets (and to designated employees of Sellers responsible for the Assets, at such times as Purchaser may reasonably request) and access to and the reasonable right to copy, at Purchaser’s sole cost, risk and expense, the Records (or originals thereof) in Sellers’ possession, for the purpose of conducting a reasonable due diligence review of the Assets, but only to the extent that Sellers may do so without violating (or risking a violation of) any obligations to any Person or waiving (or risking a waiver of) any legal privilege and to the extent that Sellers have the authority to grant such access without breaching (or risking a breach of) applicable Law or any Contract or other restriction binding on Sellers, including with respect to any Properties not operated by Sellers; provided that Sellers shall use commercially reasonable efforts to obtain any necessary waivers to permit Purchaser’s access to the Assets (but Sellers shall not be required to pay out-of-pocket fees in order to do so), with the understanding that any findings by Purchaser made after the Defect Claim Date cannot be used to assert any Title Defect or Adverse Environmental Condition. Purchaser shall be entitled to conduct, at Purchaser’s expense, a Phase I Environmental Site Assessment of the Properties and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws, all of which shall be completed prior to the Defect Claim Date; provided, however, that if Purchaser does conduct a Phase I Environmental Site Assessment on any of the Properties, it will provide Sellers with a copy of any final non-privileged reports or findings generated in connection therewith.
(b)    Sellers and any Third Party operators, if applicable, will have the right to be present during any review or assessment of the Assets. Purchaser shall abide by Sellers’, and any Third Party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any reasonable documentation or paperwork, e.g., temporary access agreements or liability releases, required by Third Party operators with respect to Purchaser’s access to any of such Assets) while conducting its due diligence evaluation of the Assets; provided that such rules, regulations and operating policies shall have been provided to Purchaser at least twenty-four (24) hours prior to Purchaser’s access to the Assets. Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.
(c)    The access granted to Purchaser under this Section 8.1 shall be limited to Sellers’ or the applicable Third Party operator’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets and shall be at Purchaser’s sole cost, risk and expense. Purchaser shall coordinate its access rights to the Properties with Sellers to minimize any inconvenience to or interruption of the conduct of business by Sellers or applicable Third Party operators. For any Property not operated by Sellers, Sellers will reasonably cooperate with Purchaser in contacting the Third Party operators of any such non-operated Property directly to arrange for access for purposes of Purchaser’s Phase I Environmental Site Assessment; provided, however, that Purchaser acknowledges and agrees that Sellers cannot and do not covenant or warrant that Purchaser will be granted access to any Properties operated by Third Parties for purposes of conducting diligence of any kind under this Agreement. Purchaser shall provide Sellers with at least two (2) Business Days’ written notice before the Properties are proposed to be accessed pursuant to this Section 8.1. Purchaser shall cause each Property to be restored to substantially the same conditions that existed prior to the investigation.
(d)    Purchaser acknowledges that, pursuant to its right of access to the Properties, Purchaser will become privy to confidential and other information of Sellers or an applicable Third Party operator and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information. For the avoidance of doubt, the existence and contents of any Phase I Environmental Site Assessment conducted by or on behalf of Purchaser on the Assets shall be deemed to be “confidential information” for the purposes of this Agreement and the Confidentiality Agreement. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, Purchaser and its respective Representatives may disclose any evaluation material or any other information relating to the Assets or the transactions contemplated by this Agreement or any Transaction Document to any financing sources (so long as each of the recipients thereof is subject to confidentiality restrictions with respect to such disclosed information) or rating agencies (without any obligation on the part of the rating agencies to comply with the terms of the Confidentiality Agreement).

(e)    In connection with the rights of access, examination and inspection granted to Purchaser under this Section 8.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST THE SELLER GROUP AND ITS REPRESENTATIVES ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OF THE SELLER GROUP, SELLERS’ REPRESENTATIVES FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLER GROUP’S OR ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS REPRESENTATIVES WITH RESPECT TO THE ASSETS, REGARDLESS OF FAULT, OTHER THAN (A) ANY PHYSICAL PROPERTY DAMAGE EXISTING ON THE ASSETS PRIOR TO SUCH INSPECTION AND (B) ANY HARM CAUSED BY THE FRAUD, CRIMINAL ACTIONS, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLERS OR ANY OF SELLERS’ REPRESENTATIVES.
Section 8.2    Government Reviews.
(a)    In a timely manner, Sellers and Purchaser shall (i) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, including with respect to the transfer or re-issuance of all required Permits and (ii) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations. Without limiting the foregoing:
(i)     Sellers shall, and shall cause the Seller Group to, (A) consult and cooperate with Purchaser in the timely preparation and joint filing of any RRC applications by the Parties for approval of the transactions contemplated herein (including but not limited to any change of operator forms required by the applicable Governmental Bodies for the Seller Operated Properties as contemplated by Section 10.2(g) and Section 10.2(h) hereunder), such cooperation to include each Party providing any information reasonably requested by the other Party to comply with RRC regulations and (B) promptly comply with, or cause to be complied with, any requests by the RRC or Purchaser for additional information concerning such RRC applications.
(ii)    within seven (7) Business Days following the Execution Date, Purchaser and Sellers will prepare and file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement and request early termination of the waiting period thereunder. Purchaser and Sellers agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. All filing fees incurred in connection with the HSR Act filings made pursuant to this Section 8.2 shall be borne by fifty percent (50%) Purchaser and fifty percent (50%) by Sellers (collectively).

(b)    Further, and without limiting the generality of the rest of this Section 8.2, Purchaser and Sellers shall cooperate with each other in connection with the HSR Act filings and in connection with any investigation or other inquiry related to the HSR Act filings and shall promptly (i) furnish to the other parties such necessary information and reasonable assistance as the other Party may request in connection with the foregoing, (ii) inform the other Party of any material communication from any Governmental Body regarding any of the transactions contemplated by this Agreement, and (iii) provide counsel for the other Party with copies of all filings made by such Party, and all material correspondence between such Party (and its advisors) with any Governmental Body and any other information supplied by such Party and such Party’s Affiliates to a Governmental Body or received from such a Governmental Body in connection with the transactions contemplated by this Agreement; provided that materials may be redacted as necessary to comply with contractual arrangements and with applicable Law. Each Party shall, subject to applicable Law, permit counsel for the other Party to review in advance, and consider in good faith the views of the other Party in connection with any material proposed written communication to any Governmental Body in connection with the transactions contemplated by this Agreement. The Parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Body, gives the other Party the opportunity to attend and participate.
(c)    Further, and without limiting the generality of the rest of this Section 8.2, Purchaser shall use its reasonable efforts to avoid or eliminate each and every impediment under the HSR Act or other Law that may be asserted by any Governmental Body or private Person with respect to this Agreement so as to make effective as promptly as practicable the transactions contemplated by this Agreement and to avoid any suit, which would otherwise have the effect of preventing or materially delaying the scheduled Closing Date.
(d)    Notwithstanding anything to the contrary contained in this Agreement, Purchaser’s obligations under this Section 8.2, including to exercise reasonable best efforts to obtain required authorizations under the HSR Act or any other Law with or from any Governmental Body in connection herewith shall not require or obligate Purchaser or Purchaser’s Affiliates to: (i) take or agree or commit to take any action with respect to Purchaser, including selling, licensing, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, business, operations, or interest therein; (ii) agree to obtain “prior approval” or other affirmative approval from a Governmental Body to carry out any future transaction, or agree to make any notification to any Governmental Body regarding any proposed transaction; (iii) pursue, commence, litigate or challenge any action, whether administrative or judicial, against any such Governmental Body or Person; or (iv) accept or agree to any requirements, restrictions or limitations on the conduct of the business of the Assets that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition or results of the operation of Purchaser or the Assets.
Section 8.3    Public Announcements; Confidentiality.
(a)    Neither Sellers nor Purchaser shall make any press release or other public announcement regarding the identity of the Parties or disclosing express terms of this Agreement without the prior written consent of the other Party; provided, however, that the foregoing shall not restrict such disclosures to the extent (i) necessary for a Party to perform this Agreement (including such disclosure to Governmental Bodies or Third Parties holding Preferential Rights to Purchase, rights to consent to assignment or other rights that may be applicable to the transactions contemplated by this Agreement as is reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents) or (ii) required (upon advice of counsel) by applicable securities or other Laws or the applicable rules of any stock exchange upon which the securities of either of the Parties or their respective Affiliates are listed or admitted to trading; provided further, however, that each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement, and consider in good faith the other Party’s comments, prior to making such release or announcement.
(b)    Notwithstanding anything to the contrary contained therein, if the Closing should occur, the confidentiality obligations with respect to Purchaser and its representatives in the Confidentiality Agreement shall terminate. For a period of one year following the Closing Date, Sellers shall not, and shall direct their officers, directors and employees not to, disclose to any Third Party any confidential information regarding the Assets, but not including information that (i) is generally available to the public as of the Closing Date or (ii) becomes generally available to the public after the Closing Date other than as a result of disclosure by Sellers in violation of this Section 8.3.
Section 8.4    Operation of Business. Except as to (v) actions in furtherance of the Development Plan; provided that Sellers will make good faith efforts in cooperation with Purchaser to implement agreed-upon changes to the Development Plan (as may be modified by Purchaser through written notice), (w) the matters set forth on Schedule 8.4, (x) requirements from a Governmental Body, (y) with respect to clauses (a) and (b) below only, situations wherein emergency action is taken in the face of a risk to life, property, the environment and/or Lease termination, or (z) any other matters consented to by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned, or delayed, other than with respect to clauses (e), (i), (n), (o), (p), (q) and (r), which consent shall be at Purchaser’s sole discretion), from the Execution Date until the Closing Date, Sellers will:
(a)    operate the Seller Operated Properties and conduct their business related to the Assets in the ordinary course consistent with past practice and as reasonably prudent operators subject to the terms of this Agreement;
(b)    not commit to any new operation reasonably anticipated by Sellers to require future expenditures by the owner of the Assets in excess of $250,000, net to Sellers’ interest, or commit to make any individual expenditure in excess of $250,000, net to Sellers’ interest, in each case, as set forth in any AFE;
(c)    not voluntarily terminate, materially amend, execute or extend any Material Contract or enter into any contract that would constitute a Material Contract if entered into on or prior to the Execution Date;

(d)    maintain all material Permits, bonds and guaranties affecting the Assets and make all material filings that Sellers are required to make under applicable Law with respect to the Assets;
(e)    not (i) transfer, sell, swap, hypothecate, encumber or otherwise dispose of any Properties or Equipment, except for sales or dispositions of Hydrocarbons and sales of worn out or obsolete equipment, in each case, made in the ordinary course of business or (ii) acquire any Properties, except new or renewal oil and gas leases or oil, gas and mineral leases taken in the ordinary course of business consistent with Sellers’ past practices for aggregate bonus consideration not in excess of $250,000;
(f)    maintain insurance coverage on the Assets presently furnished by Third Parties in the amounts and coverages and of the types presently in force;
(g)    not make any election (or fail to make an election, the result of which is) to go non-consent with respect to any of the Properties; and
(h)    comply in all material respects with all Laws that are applicable to the Assets;
(i)    timely and properly pay any renewal, shut-in or other lease maintenance payments required by the terms of each Lease to maintain in full force and effect such Lease in accordance with its terms, and otherwise use commercially reasonable efforts to maintain the Leases, acting as a reasonable prudent operator;
(j)    notify Purchaser if any Lease terminates promptly upon any Seller obtaining knowledge of any Lease termination;
(k)    give written notice to Purchaser as soon as is practicable of any written notice received or given by any Seller after the Execution Date and with respect to the Assets, regarding any (i) alleged breach by any Seller or any Third Party of any Lease or Material Contract, (ii) alleged violation of Law by any Seller or a Third Party operator that impacts the Assets or (iii) the institution of any Proceedings before any Governmental Body or arbitrator that would have been required to be disclosed on Schedule 6.5, had such Proceedings been instituted prior to the Execution Date;
(l)    waive, release, assign, settle or compromise any claim or Proceeding relating to the Assets, other than with regards to items that are Seller Indemnified Matters or waivers, releases, assignments, settlements or compromises requiring payment of monetary damages not in excess of $250,000 individually or in the aggregate with no grant of injunctive or other relief (excluding amounts to be paid under insurance policies);
(m)    keep Purchaser reasonably apprised of any drilling, re-drilling or completion operations proposed or conducted by Sellers with respect to the Assets;
(n)    take, nor direct any of their Affiliates (or authorize and direct any investment banker, financial advisor, attorney, accountant or other Person retained by, acting for or on behalf of Sellers or any such Affiliate) to take any intentional, purposeful action to solicit or negotiate any offer from any Person concerning the acquisition of the Assets by any Person other than Purchaser or its Affiliates;
(o)    not consent to any of the Assets becoming subject to any Encumbrances that would impose any liability on Purchaser or the Assets after the Closing, other than Permitted Encumbrances;
(p)    not, except as otherwise required by the terms of this Agreement or any Seller Benefit Plan, (i) pay or promise to pay, fund any new, enter into or make any grant of any new severance, change in control, transaction bonus, annual bonus or incentive, equity or equity based, retention or termination payment or arrangement to any Business Employee, (ii) take any action to accelerate the vesting or payment of or to fund any material benefit or payment provided to any Business Employees or (iii) increase the compensation or benefits of any Business Employee, or (iv) except as otherwise provided for in Section 8.14(b), waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, or non-disparagement obligation of any Business Employee;
(q)    not (i) hire any new Business Employee or engage any new independent contractor, or contingent worker, other than in the ordinary course of business in respect of any such Business Employee, contingent worker, or independent contractor whose annual base compensation is less than $50,000 other than to back fill any position left vacant by any departing employee in the ordinary course of business, with any update to the list of Business Employees in Schedule 6.19(c) subject to Purchaser’s consent, or (ii) terminate the employment or engagement, other than for cause, of any Business Employee or independent contractor, other than in the ordinary course of business in respect of any such Business Employee, contingent worker, or independent contractor whose annual compensation is less than $50,000;
(r)    not enter into any collective bargaining agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Business Employees; or
(s)    not enter into any agreement with respect to any of the matters set forth in the foregoing clauses (b), (c), (e), (g), (l), (n), (o), (p), (q) or (r).
Requests for approval of any action restricted by this Section 8.4 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:
Brent L. Evans, Operations Director – Eagle Ford
Email: blevans@marathonoil.com
Purchaser’s approval of any action restricted by this Section 8.4 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances or is required by the terms of the Contract with respect to which such approval is being requested and, in each case, such shorter time is specified in Sellers’ notice, but in no event fewer than forty-eight (48) hours) after Sellers’ notice to Purchaser requesting such consent unless Purchaser notifies Sellers to the contrary during that period. In the event of an emergency, Sellers may take such action consistent with its recent past practice and as a reasonably prudent operator would take, and shall notify

Purchaser of such action promptly thereafter. Purchaser acknowledges that Sellers own undivided interests in certain of the Properties where no Seller is the operator, and Purchaser agrees that the acts or omissions of the other working interest owners (including the operators) who are not a Seller shall not constitute a breach of the provisions of this Section 8.4, nor shall any action required by a vote of working interest owners constitute such a breach so long as Sellers have not proposed an action that would be in violation of this Section 8.4 and have voted their interest in a manner that complies with the provisions of this Section 8.4.
Section 8.5    Operatorship. While the Parties acknowledge that Purchaser desires to succeed Sellers as operator of the Seller Operated Properties, Purchaser acknowledges and agrees that Sellers cannot and do not covenant or warrant that Purchaser will become successor operator of the same since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Within five (5) Business Days after the Closing Date, Sellers will send notices to co-owners of the Seller Operated Properties indicating that the applicable Seller is resigning as operator and recommending that Purchaser, or, if Purchaser so elects, Purchaser’s designee, be elected as successor operator. Sellers make no representations or warranties to Purchaser as to the transferability of operatorship of any of the Seller Operated Properties. Sellers will use commercially reasonable efforts to support Purchaser’s efforts to become the operator of the Seller Operated Properties.
Section 8.6    Change of Name. Within ninety (90) days after the Closing, Purchaser shall eliminate the name “Ensign” and any variants thereof from the Assets and shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their respective Affiliates.
Section 8.7    Replacement of Bonds, Letters of Credit and Guaranties. The Parties understand that none of the bonds, letters of credit or guaranties, if any, posted by Sellers with Governmental Bodies, co-owners or any other Person and relating to the Assets will be transferred to Purchaser. Prior to the Closing, Purchaser or Parent will, and Sellers will use commercially reasonable efforts to assist Purchaser or Parent to, obtain, or cause to be obtained in the name of Purchaser or Parent, replacements for the bonds, letters of credit and guaranties identified on Schedule 8.7, to the extent such replacements are necessary (a) to permit the cancellation of the bonds, letters of credit and guaranties posted by Sellers (and including for this purpose any other continuing liability of Sellers provided for under the terms of any Contract) and a complete release of Sellers and their respective Affiliates therefrom or (b) and to obtain releases of Ensign and its Affiliates from the Enterprise Parties under the Midstream Contracts and Reliance Eagleford Upstream Holdings LP, a Texas limited partnership (“Reliance”), under the Purchase and Sale Agreement, dated as of November 5, 2021, by and between Reliance and Ensign III, in each case including any guarantees in respect thereof, as contemplated under such agreements. If Purchaser or Parent fails to obtain any replacement bond, letter of credit, guaranty or other credit support obligation and release by the time required under this Section 8.7 and Sellers waive the condition precedent set forth in Section 9.1(h), then, until such time as Purchaser or Parent obtains such replacement and release, Purchaser agrees to reimburse the Seller Group upon request for any amounts paid or suffered under any credit support of Sellers with respect to the Assets after the Closing Date.

Section 8.8    Amendment to Schedules. Prior to the Closing, Sellers shall have the right until the earlier of (a) the termination of this Agreement, and (b) delivery of the initial draft Preliminary Settlement Statement pursuant to Section 10.4(a), to supplement its Schedules relating to the representations and warranties set forth in Article 6 with respect to any matters first arising or occurring subsequent to the Execution Date. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 9.2(a) have been fulfilled, the Schedules will be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any supplement; provided, however, that if (i) any such supplements cause a condition to Purchaser’s obligation to close the transaction pursuant to Section 9.2(a) to not be satisfied; (ii) Sellers inform Purchaser in writing that such information disclosed on such Schedules have caused the condition set forth in Section 9.2(a) to fail; and (iii) Purchaser elects to proceed with the Closing notwithstanding such failure, and the Closing occurs, then, following the Closing, Purchaser shall have no right to indemnification under Article 12 with respect to such matters.
Section 8.9    Further Assurances. Prior to the Closing, Purchaser will use commercially reasonable efforts to assist and support Sellers in obtaining the executed counterpart signature pages of the Enterprise Parties to each of the Attornment Letters. From and after the Closing, Sellers and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
Section 8.10    Suspense Funds. Purchaser acknowledges that Suspense Funds may exist at the time the final settlement statement is finalized pursuant to Section 10.4(d), or at the time Sellers’ obligations under the Transition Services Agreement have been completed. Notwithstanding anything herein to the contrary, if Closing occurs, then on the expiration date of the Transition Period, Purchaser accepts sole responsibility for and agrees to pay all costs and expenses associated with the Suspense Funds as an Assumed Purchaser Obligation to the extent Purchaser receives credit for such Suspense Funds in the final settlement statement pursuant to Section 10.4(b) or in an invoice under the Transition Services Agreement.
Section 8.11    Covenant to Satisfy Closing Conditions. Subject to the terms and conditions of this Agreement and except as otherwise provided for in Section 8.2, each of the Parties will use commercially reasonable efforts to (a) satisfy or cause the satisfaction of the conditions precedent to the completion of the transactions contemplated by this Agreement as set forth in Article 9 (to the extent the same is within its control) and (b) facilitate the consummation of the transactions contemplated by this Agreement in accordance with its obligations under this Agreement and cooperate with the other Party in connection therewith.
Section 8.12    Financing Cooperation.
(a)    For the period beginning on the Execution Date and ending on the Closing Date, Sellers agree to use their commercially reasonable efforts to cooperate (and to cause their Representatives to cooperate) as reasonably requested by Purchaser or its Affiliates’ in connection with Purchaser’s or such Affiliate’s efforts to arrange and consummate the Debt Financing including by (i) assisting Purchaser and any of its financing sources in their preparation of (A) appropriate and customary offering documents, private placement memoranda, prospectuses, prospectus supplements, registration statements, syndication documents and materials delivered or made available by or on behalf of Purchaser or an Affiliate, including information memoranda, lender and investor presentations and other marketing documents for the financing, (B) appropriate and customary materials delivered or made available by or on behalf of Purchaser or an Affiliate for rating agency presentations, and (C) such financial information, including financial statements of the Assets whether audited or unaudited and pro forma financial information, and including such oil and gas disclosures as may be required under the rules of the SEC, oil and gas reserve reports with respect to the Assets, or other actions that Purchaser or any financing source reasonably requires to consummate the financing relating to the Assets as Purchaser and its financing sources believes to be customary or reasonably necessary for the arrangement, syndication and completion of the financing; provided, that, for the avoidance of doubt, neither Sellers nor their respective Affiliates or Representatives shall be responsible for the preparation of offering documents, rating agency presentations or pro forma financial information, which shall be prepared solely by Purchaser; (ii) to the extent applicable, using commercially reasonable efforts to cause the applicable auditors to provide customary authorization and representation letters and arranging for customary auditor consents and comfort letters; (iii) consenting to the distribution of information relating to the Assets prepared by Purchaser to prospective lenders or investors; (iv) assisting Purchaser in its obtaining reasonable and customary corporate, bond and facility credit ratings in connection with the Debt Financing; and (v) making the appropriate personnel of Sellers available to Purchaser and the Debt Financing Parties (or other financing sources) to answer reasonable questions and reasonably assist in Purchaser’s review of Sellers’ financial information and accounting records relating to the Assets (including providing reasonable access during normal business hours to the financial books and records of Sellers relating to the Assets at mutually agreeable times upon the reasonable request of Purchaser). Notwithstanding anything contained herein to the contrary, no such access or examination will be permitted to the extent that it would require Sellers to disclose information which would result in the waiver of any attorney-client privilege or attorney work-product privilege, conflict with any Third Party confidentiality obligations to which any Seller is bound, or violate any applicable Law. It is understood and agreed by the Parties that the cooperation by Sellers described in this Section 8.12 shall not be a condition to closing the transactions contemplated by this Agreement nor obligate any Seller to take any actions that materially interfere with its ongoing business. Notwithstanding the foregoing, neither Sellers nor any of Sellers’ Affiliates shall be required to (x) pay any commitment or other similar fee or incur or become subject to any other liability or obligation under state or federal securities Laws by contract or otherwise in connection with the Debt Financing or (y) authorize, execute or enter into or perform any agreement with respect to the Debt Financing (other than using commercially reasonable efforts to cause the issuance of customary authorization and representation letters as set forth above).
(b)    Purchaser will use commercially reasonable efforts and will cause its Affiliates to use commercially reasonable efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the Debt Financing prior to the Closing.
(c)    After the Closing, Sellers acknowledge Purchaser and/or its Affiliates may be required to file pro forma, audited and interim financial statements and related footnotes relating to the Assets pursuant to the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (including the rules and regulations set forth in Regulation S-X), and, during the Transition Period, Sellers agree to, and agree to cause their Affiliates to, cooperate with Purchaser with respect to such preparation and filings at Purchaser’s sole cost and expense, including provision of access to related personnel and the systems of Sellers reasonably necessary to the creation of such audited and interim financial statements.
(d)    Notwithstanding anything to the contrary contained in this Agreement (including, for the avoidance of doubt, Section 11.3), (i) neither Sellers nor any member of the Seller Group shall have any rights or claims against the Debt Financing Parties, or any of their respective Affiliates or any of their or their respective Affiliates’ directors, officers, employees, general or limited partners, stockholders, managers, members, trustees, agents, representatives, and the successors or assigns of any of the foregoing (collectively, the “Finance Related Parties”), in any way relating to, arising from or in connection with this Agreement, the other Transaction Documents, the Debt Commitment Letter, the Debt Financing Documents, the Debt Financing or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any Debt Financing Document or the performance thereof or the financings contemplated thereby whether at Law or equity, in contract, in tort or otherwise and (ii) no Debt Financing Party or other Finance Related Party shall have any obligation or liability (whether in contract, in tort or otherwise) to Sellers or any of Sellers’ Affiliates, or their respective directors, officers, employees, agents, stockholders, partners, managers, members, trustees, agents, representatives or the successors or assigns of any of the foregoing, in any way relating to, arising from or in connection with this Agreement, the other Transaction Documents, the Debt Commitment Letter, the Debt Financing Documents, the Debt Financing or any of the transactions contemplated by this Agreement or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or any Debt Financing Document or the performance thereof or the financings contemplated thereby, whether at Law or equity, in contract, in tort or otherwise. This Section 8.12 is intended to benefit and may be enforced by the Debt Financing Parties and the other Finance Related Parties.
Section 8.13    Attornment Letters. Prior to or at the Closing, each of Purchaser and Sellers shall use their respective commercially reasonable efforts to cause the applicable Enterprise Parties to execute and deliver the Attornment Letters to which any of the Enterprise Parties is to be a party.
Section 8.14    Employee Matters.
(a)    On or prior to the date that is fifteen (15) Business Days prior to the expiration of the Transition Period (the “Offer Deadline”), Purchaser or one of its Affiliates shall offer employment to each Business Employee listed on Schedule 6.19(c), which offers shall be for employment commencing immediately following the expiration of the Transition Period. In the event that Purchaser or one of its Affiliates (i) does not offer employment to any Business Employee listed on Schedule 6.19(c) or (ii) offers employment to a Business Employee listed on Schedule 6.19(c) but (A) such offer provides such Business Employee with a base salary or other wage rate and annual bonus opportunity, in the aggregate, that is less than the base salary or other wage rate and annual bonus opportunity, in the aggregate, that the Business Employee is then receiving as of the date of such offer, and (B) such Business Employee does not accept Purchaser’s or its Affiliate’s offer of employment, Purchaser shall, no later than fifteen (15) days prior to the expiration of the Transition Period, reimburse Sellers for any severance payments made (or promised to be made) to such Business Employees whose employment has been (or will be) terminated by Sellers in an amount determined in accordance with the formula forth on Schedule 8.14(a); provided, however, that Sellers shall reimburse Purchaser for any such amounts that are paid to Seller and which are not subsequently paid to a Business Employee. The Business Employees who accept Purchaser’s or its Affiliate’s offer of employment are hereinafter referred to as “Continuing Employees”. Each Seller shall make available for interviews the Business Employees if so requested by Purchaser to facilitate Purchaser’s obligation to offer employment to such employees pursuant to this Section 8.14(a). Further, the Parties shall reasonably cooperate to share and provide information with respect to any Business Employee whom Purchaser in good faith intends to hire.
(b)    The applicable Seller shall terminate, or shall cause to be terminated, on or prior to the expiration of the Transition Period the employment and service of all Continuing Employees (which shall include releasing such employees from any restrictive covenants that would impede such Business Employee’s ability to perform services for Purchaser) who are offered and accept offers of employment with Purchaser pursuant to this Section 8.14. For the avoidance of doubt and except as otherwise provided in this Agreement, (i) Purchaser shall not be obligated to reimburse Sellers for any severance, separation pay, final wage payments, or other payment or benefits to any Business Employee who receives an offer of employment from Purchaser or its Affiliates and does not become a Continuing Employee (which such liabilities shall be for the applicable Seller); provided, however, that Purchaser shall be responsible for any and all liabilities that may arise from or in connection with any potential violation of law by Purchaser or its Affiliates during the offer and/or onboarding process and (ii) each Seller acknowledges and agrees that any and all liabilities, obligations or commitments of such Seller to pay any employee or former employee of such Seller (including the Continuing Employees) for any wages, salary, bonus, commission, vacation pay, severance, separation, termination, or any other compensation or benefits including, but not limited to, benefits under any Seller Benefit Plans or otherwise, earned or accrued on or prior to the Employment Start Date (as defined below) shall be borne solely by such Seller. With respect to any Continuing Employee whose employment is terminated (other than for cause, as determined in Purchaser’s reasonable and good faith discretion) before the first anniversary of the Employment Start Date, Purchaser shall, or shall cause its Affiliate to, provide the same severance benefits as Purchaser provides to similarly situated Purchaser employees.
(c)    During the period beginning on the date on which the Continuing Employee commences employment with Purchaser or Purchaser’s Affiliate (the “Employment Start Date”) and ending on the first anniversary of the Closing Date, Purchaser shall, or shall cause its Affiliate to, provide each Continuing Employee, while they remain employed with Purchaser or its Affiliate, with compensation and employee benefits that are substantially comparable in the aggregate to the compensation and employee benefits provided to similarly situated employees of Purchaser and its Affiliates.
(d)    Purchaser further agrees that, from and after the Employment Start Date, Purchaser shall, or shall cause its Affiliate to, use commercially reasonable efforts to grant each

Continuing Employee with credit for any and all service with any Seller or any of their respective Affiliates, as applicable (and any predecessor thereof, including, for the avoidance doubt, service with Pioneer Natural Resources Company or any of its Affiliates), earned prior to the Employment Start Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation and paid time off accrual under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Purchaser its Affiliates on or after the Employment Start Date (for the avoidance of doubt, excluding any such plan, program, agreement or arrangement that provides equity-based or similar incentives) (the “Purchaser Benefit Plans”); provided, however, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits or would otherwise apply with respect to a defined benefit plan (within the meaning of Section 3(35) of ERISA), and no such prior service shall be taken into account for purposes of any Purchaser Benefit Plan set forth on Schedule 8.14(d). In addition, Purchaser hereby agrees that Purchaser shall, or shall cause its Affiliate to, use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations and eligibility waiting periods under any Purchaser Benefit Plans to the extent waived or satisfied by a Continuing Employee under any corresponding Employee Benefit Plan of any Seller or any of their respective Affiliates, as applicable, as of the Employment Start Date and (B) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Employment Start Date by any Continuing Employee (or covered dependent thereof) to be taken into account, based on true and correct information provided by Sellers to Purchaser prior to the Employment Start Date or promptly thereafter, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Employment Start Date under any applicable Purchaser Benefit Plan in the year of initial participation.
(e)    Each Seller shall be responsible for providing or discharging any and all notifications, benefits and liabilities to Business Employees required by applicable law, including the WARN Act due to any employment losses experienced by Business Employees occurring as a result of the transactions contemplated by this Agreement; provided, however, that Purchaser shall be responsible for any obligation with respect to the Continuing Employees under the WARN Act arising solely as a result of action taken by the Purchaser that take place on or after the Employment Start Date. With respect to employment losses experienced by employees of Sellers who are not Business Employees, in the event that any such employment losses are deemed to cause a plant closing, mass layoff or other event requiring advance notice under the WARN Act or any other applicable Law (a “Triggering Event”), then Sellers and Purchaser shall cooperate in good faith for the provision and distribution of any notices required to be issued to such individuals. For purposes of this Section 8.14(e), “employment loss” has the meaning set forth under the WARN Act and includes any other employment action giving rise to notice or other obligations under any applicable Law.
(f)    Sellers shall be responsible for providing continuation coverage for all “M&A qualified beneficiaries”, as required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”); provided that if at any time during or after the expiration of the Transition Period, Sellers cease to maintain a “group health plan” (as defined in COBRA), Purchaser shall, commencing on the date of such cessation, use commercially reasonable efforts to make available group health plan continuation coverage under a group health plan of Purchaser to each such “M&A qualified beneficiary” which for the avoidance of doubt, shall also include all employees of Sellers and their Affiliates who incur a termination of employment or other applicable COBRA qualifying event on or after the Closing Date and during Transition Period or in connection with the expiration thereof, whether or not a Business Employee and whether or not such employee becomes a Continuing Employee.
(g)    Each Seller and Purchaser shall follow the “standard procedure” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Continuing Employees. Under this procedure, (i) such Seller shall provide all required Forms W-2 to (x) all Continuing Employees reflecting wages paid and Taxes withheld by such Seller in respect of such Continuing Employees’ employment with such Seller through the Employment Start Date, and (y) all other employees and former employees of such Seller who are not Continuing Employees reflecting all wages paid and taxes withheld by such Seller, and (ii) Purchaser (or one of its Affiliates) shall provide all required Forms W-2 to all Continuing Employees reflecting all wages paid and taxes withheld by Purchaser (or one of its Affiliates) after the Employment Start Date.
(h)    Nothing contained herein, express or implied, is intended to confer any rights (including any third-party beneficiary rights) to any current or former employee, officer, director or consultant of any Seller or any of their respective Affiliates, as applicable, including any Business Employee or Continuing Employee, or any beneficiaries or dependents thereof, remedies or claims upon any such Person or any other Person, other than the Parties to this Agreement, or shall constitute an amendment to or any other modification of any Purchaser Benefit Plan or any other Employee Benefit Plan. Nothing contained herein, express or implied, is intended to confer upon any current or former employee, officer, director or consultant of any Seller or any of their respective Affiliates, as applicable, including any Business Employee or Continuing Employee, any right to employment or continued employment or continued service with Purchaser or its Affiliates. Nothing herein shall guarantee employment for any period of time or preclude the ability of Purchaser or its Affiliates to terminate the employment of any Continuing Employee at any time and for any reason.
(i)    Sellers shall provide to Purchaser (no later than fifteen (15) days following the date hereof) copies of all material Employee Benefit Plans, excluding any Employee Benefit Plans listed on Schedule 6.19(k).
Section 8.15    Financial Statements. Within one (1) Business Day following the Escrow Agent’s receipt of the Execution Deposit, Sellers shall deliver to Purchaser Sellers’ 2021 audited consolidated financial statements and unaudited 2022 interim financial statements.  Such financial statements were prepared in accordance with GAAP.

ARTICLE 9
CONDITIONS TO CLOSING
Section 9.1    Sellers’ Conditions to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers) on or prior to the Closing of each of the following conditions precedent:
(a)    Representations. (i) The representations and warranties of Purchaser set forth in Article 7 (other than the Purchaser Fundamental Representations) shall each be true and correct (without regard to any materiality qualifiers set forth in such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not, individually or in the aggregate with all other breaches of such representations and warranties, reasonably be expected to have a Purchaser Material Adverse Effect and (ii) the Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any Purchaser Fundamental Representations that refer to a specified date, which need only be true and correct on and as of such specified date);
(b)    Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;
(c)    No Action. On the Closing Date, no Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action or other proceeding initiated by any Governmental Body seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial Damages in connection therewith, shall be pending before any Governmental Body;
(d)    Parent Guaranty. The Parent Guaranty shall be valid and enforceable as of the Closing Date;
(e)    Governmental Body Approvals; HSR Approval. All material consents and approvals of any Governmental Body required for the transfer of the Assets from Sellers to Purchaser as contemplated by this Agreement (other than Customary Post-Closing Consents), and with respect to those required by the HSR Act, (i) HSR Approval shall have been duly obtained or (ii) the period to receive HSR Approval shall have expired or been terminated, in the case of clause (ii), without the occurrence of an unresolved pending request for information from the FTC or DOJ to either Party or indication from the FTC or DOJ that it continues to actively investigate the transactions contemplated by this Agreement (an “HSR Extension Event”); provided, however, that in the event of an HSR Extension Event, this condition shall automatically be deemed satisfied (unless the FTC or DOJ has sent (and not withdrawn) a Request for Additional Information and Documentary Materials (as defined in the regulations for the HSR Act) or a Civil Investigative Demand (as such term is used by the FTC) to Purchaser and/or Sellers prior to the Closing Date);

(f)    Deliveries. Purchaser shall have delivered (or be ready, willing and able to deliver at the Closing) to Sellers the documents and certificates to be delivered by Purchaser under Section 10.3;
(g)    Title; Environmental; Preferential Right to Purchase; Condemnation. The sum (without duplication) of (i) except as set forth in clause (iii) hereof, all Title Defect Amounts with respect to Title Defects asserted by Purchaser in good faith as provided for in Section 4.2, subject to the Defect Threshold and the Title Defect Deductible, (ii) except as set forth in clause (iii) hereof, all Remediation Amounts with respect to Adverse Environmental Conditions asserted by Purchaser in good faith as provided for in Section 5.1, subject to the Defect Threshold and the Environmental Defect Deductible, (iii) if Sellers retain any Assets (or portion thereof) pursuant to Section 4.2(b)(iii), all Allocated Values of such Properties so retained by Sellers, (iv) all Allocated Values (or portions thereof) of Assets excluded from the Closing pursuant to Section 4.7(c) and (v) the Allocated Value of any Assets excluded from the Closing and deemed to be Excluded Assets due to condemnation or eminent domain pursuant to Section 4.8(d), less all Title Benefit Amounts determined pursuant to Section 4.3 with respect to Title Benefits, shall be less than twenty percent (20%) of the Unadjusted Purchase Price;
(h)    Credit Support. Purchaser or Parent, as applicable, shall have delivered all bonds, letters of credit and guaranties as required under Section 8.7; and
(i)    Attornment Letters. A counterpart of the Attornment Letters duly executed by the Enterprise Parties has been delivered to Sellers.
Section 9.2    Purchaser’s Conditions to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing of each of the following conditions precedent:
(a)    Representations. (i) The representations and warranties of Sellers set forth in Article 6 (other than the Seller Fundamental Representations) shall each be true and correct (without regard to any materiality qualifiers set forth in such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not, individually or in the aggregate with all other breaches of such representations and warranties, reasonably be expected to have a Seller Material Adverse Effect and (ii) the Seller Fundamental Representations shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date (other than Seller Fundamental Representations that refer to a specified date, which need only be true and correct on and as of such specified date);
(b)    Performance. Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Sellers under this Agreement prior to or on the Closing Date;
(c)    No Action. On the Closing Date, no Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action or other proceeding by any

Governmental Body seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial Damages in connection therewith, shall be pending before any Governmental Body;
(d)    Governmental Body Approvals; HSR Approval. All material consents and approvals of any Governmental Body required for the transfer of the Assets from Sellers to Purchaser as contemplated by this Agreement (other than Customary Post-Closing Consents), and with respect to those required by the HSR Act, (i) HSR Approval shall have been duly obtained or (ii) the period to receive HSR Approval shall have expired or been terminated, in the case of clause (ii), without the occurrence an HSR Extension Event; provided, however, that in the event of an HSR Extension Event, this condition shall automatically be deemed satisfied (unless the FTC or DOJ has sent (and not withdrawn) a Request for Additional Information and Documentary Materials (as defined in the regulations for the HSR Act) or a Civil Investigative Demand (as such term is used by the FTC) to Purchaser and/or Sellers prior to the Closing Date);
(e)    Deliveries. Sellers shall have delivered (or be ready, willing and able to deliver at the Closing) to Purchaser the documents and certificates to be delivered by Sellers under Section 10.2;
(f)    Title; Environmental; Preferential Right to Purchase; Condemnation. The sum (without duplication) of (i) except as set forth in clause (iii) hereof, all Title Defect Amounts with respect to Title Defects asserted by Purchaser in good faith as provided for in Section 4.2, subject to the Defect Threshold and the Title Defect Deductible, (ii) except as set forth in clause (iii) hereof, all Remediation Amounts with respect to Adverse Environmental Conditions asserted by Purchaser in good faith as provided for in Section 5.1, subject to the Defect Threshold and the Title Defect Deductible, (iii) if Sellers retain any Assets (or portion thereof) pursuant to Section 4.2(b)(iii), all Allocated Values of such Properties so retained by Sellers, (iv) all Allocated Values (or portions thereof) of Assets excluded from the Closing pursuant to Section 4.7(c) and (v) the Allocated Value of any Assets excluded from the Closing and deemed to be Excluded Assets due to condemnation or eminent domain pursuant to Section 4.8(d), less all Title Benefit Amounts determined pursuant to Section 4.3 with respect to Title Benefits, shall be less than twenty percent (20%) of the Unadjusted Purchase Price; and
(g)    Attornment Letters. A counterpart of the Attornment Letters duly executed by the Enterprise Parties has been delivered to Purchaser.
ARTICLE 10
CLOSING
Section 10.1    Time and Place of Closing. Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by the Parties, take place at the offices of Sidley Austin LLP, counsel to Sellers, located at 1000 Louisiana, Suite 5900, Houston, Texas 77002, at 10:00 a.m., Central Time, on December 29, 2022 or such other date the Parties may agree in writing (the “Scheduled Closing Date”) or, if all conditions in Article 9 to be satisfied prior to the Closing have not yet been satisfied or waived by such date, within five (5) Business Days of such conditions having been satisfied or waived (in each case, excluding any conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions), subject to the Parties’ rights to terminate this Agreement under Article 11. The date on which the Closing occurs is herein referred to as the “Closing Date.”
Section 10.2    Obligations of Sellers at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 10.3, Sellers shall deliver or cause to be delivered to Purchaser the following:
(a)    counterparts of the Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Sellers and acknowledged before a notary public;
(b)    a certificate duly executed by an authorized officer of each Seller, dated as of the Closing Date, certifying on behalf of such Seller that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled;
(c)    a duly completed and properly executed Internal Revenue Service Form W-9 of each Seller (or, if such Seller is disregarded as separate from its owner for U.S. federal income tax purposes, the regarded owner of such Seller), in each case, dated within thirty (30) days of the Closing;
(d)    counterparts of the Surface Deed, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by the applicable Sellers and acknowledged before a notary public;
(e)    letters-in-lieu of transfer or division orders, duly executed by Sellers, directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the Properties from and after the Closing or, if applicable, from and after the end of the Transition Period, for delivery by Purchaser to the purchasers of production, which letters shall be on forms prepared by Sellers and reasonably satisfactory to Purchaser;
(f)    counterparts of the Transition Services Agreement, duly executed by the applicable Sellers party thereto;
(g)    counterparts of the change of operator forms required by the applicable Governmental Bodies for the Seller Operated Properties, including any RRC change of operator forms;
(h)    an acknowledgment of the Preliminary Settlement Statement, duly executed by Sellers;
(i)    duly executed and acknowledged releases of all Encumbrances burdening the Assets imposed in connection with any Debt Contract to which any Seller or its Affiliates is a party (other than Permitted Encumbrances);
(j)    counterparts of the Attornment Letters, duly executed by the applicable Sellers;

(k)    counterparts of the Assignment and Assumption Agreement, duly executed by Ensign III; and
(l)    all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement as may be reasonably requested by Purchaser.
Section 10.3    Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 10.2, Purchaser shall deliver or cause to be delivered to Sellers or the Escrow Agent, as applicable, the following:
(a)    a wire transfer in immediately available funds equal to an amount that is the difference between the Holdback Amount less the balance of the Deposit in the Escrow Account immediately prior to the Closing Date to the Escrow Account;
(b)    a wire transfer in immediately available funds equal to an amount that is the difference between the Closing Payment less the amount paid by Purchaser to the Escrow Account pursuant to Section 10.3(a) above to the account designated by Sellers in the Preliminary Settlement Statement;
(c)    a wire transfer in immediately available funds of the Defect Escrow Amount (if any) to the Defect Escrow Account;
(d)    counterparts of the Conveyances of Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;
(e)    a certificate duly executed by an authorized officer of Purchaser, dated as of the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;
(f)    counterparts of the Surface Deed, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;
(g)    counterparts of the Transition Services Agreement, duly executed by Purchaser;
(h)    evidence of replacement bonds, guaranties and letters of credit required pursuant to Section 8.7;
(i)    counterparts of the change of operator forms required by the applicable Governmental Bodies for the Seller Operated Properties, including any RRC change of operator forms;
(j)    an acknowledgment of the Preliminary Settlement Statement, duly executed by Purchaser;

(k)    counterparts of the Attornment Letters, duly executed by Purchaser;
(l)    counterparts of the Assignment and Assumption Agreement, duly executed by Purchaser; and
(m)    all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement as may be reasonably requested by Sellers.
Section 10.4    Closing Payment and Post-Closing Unadjusted Purchase Price Adjustments.
(a)    Not later than five (5) Business Days prior to the Scheduled Closing Date, Sellers shall prepare and deliver to Purchaser, using the best information available to Sellers, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) estimating the initial Adjusted Purchase Price after giving effect to all adjustments set forth in Section 3.4. In preparing the Preliminary Settlement Statement, to the extent available, actual numbers shall be used. If not available, Sellers shall use good faith estimates of the same, which estimates shall be adjusted to take into account actual amounts in connection with the final settlement statement described in Section 10.4(b). Sellers shall provide to Purchaser reasonable supporting data and information with respect to amounts reflected on the Preliminary Settlement Statement, together with the designation of Sellers’ account(s) for the wire transfer of funds as required by Section 10.3(a). Purchaser shall have three (3) Business Days after its receipt of the Preliminary Settlement Statement to review the Preliminary Settlement Statement and to provide written notice to Sellers of Purchaser’s objection to any item on the statement. The Parties shall in good faith attempt to agree on the amount of the Adjusted Purchase Price to be paid at the Closing no later than one (1) Business Day before Closing. If the Parties do not agree by that date, absent manifest error, Sellers’ estimates, as set forth in Sellers’ draft Preliminary Settlement Statement, shall be used to determine the adjustments to the Unadjusted Purchase Price; provided that such draft Preliminary Settlement Statement shall include good faith estimates of revenues and expenses through the most recent production month. The estimate of the adjusted Purchase Price delivered in accordance with this Section 10.4(a), less the balance of the Deposit in the Escrow Account immediately prior to the Closing Date and less the Defect Escrow Amount (if any), shall constitute the dollar amount to be paid by Purchaser to Sellers at the Closing (the “Closing Payment”).
(b)    As soon as reasonably practicable after the Closing but not later than the later of (x) the date that is one hundred twenty (120) days after the Closing Date, and (y) the date on which the Parties finally determine or the Title Expert or Environmental Expert as applicable, finally determines, all Disputed Title Matters under Section 4.4 and all Disputed Environmental Matters under Section 5.2, Sellers shall prepare and deliver to Purchaser a statement setting forth (i) the final calculation of the Adjusted Purchase Price, (ii) the amount of unreimbursed Third Party Property Costs as described in Section 2.4(c) and (iii) the amount of Suspense Funds held by Sellers to be transferred to Purchaser under Section 3.4(b)(viii) as of the date such statement is prepared, and showing the calculation of each such adjustment or item, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time. Sellers shall, at Purchaser’s request, supply available documentation in reasonable detail to support any credit, charge, receipt or other item, including all documentation used by Sellers in the preparation of such statement. As soon as reasonably practicable but not later than the sixtieth (60th) day following receipt of Sellers’ statement hereunder, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made to such statement. Sellers may deliver a written report to Purchaser during this same period reflecting any changes that Sellers propose to be made to such statement as a result of additional information received after the statement was prepared, and Purchaser shall have another thirty (30) days from its receipt of such report of additional changes to deliver to Sellers a written report containing any changes that Purchaser proposes to be made to such final settlement statement.
(c)    The Parties shall undertake to agree on the final settlement statement. In the event that the Parties cannot reach agreement within twenty (20) Business Days of receipt by Sellers of Purchaser’s report setting forth Purchaser’s changes to Sellers’ draft final settlement statement (including such additional report by Purchaser as contemplated in Section 10.4(b)), either Party may refer the remaining matters in dispute to the Houston, Texas office of KPMG LLP (the “Independent Accountant”) for review and final determination. In the event that KPMG LLP refuses or is otherwise unable to act as the Independent Accountant, the Parties shall cooperate in good faith to appoint an independent certified public accounting firm qualified and of national recognition in the United States that is mutually agreeable to the Parties, that has not performed audit or attest services for any Party within the previous two (2) years, that has not been an employee of such Party within the previous ten (10) years and does not otherwise have any financial interest in the final settlement statement, in which event “Independent Accountant” shall mean such firm. If no such agreement is reached, the Houston office of the American Arbitration Association shall select a certified public accounting firm from lists provided by Sellers and Purchaser to serve as the Independent Accountant, in which event “Independent Accountant” shall mean such firm. Within fifteen (15) days after either Party’s referral of the remaining matters in dispute to the Independent Accountant, Purchaser (on the one hand) and Sellers (on the other hand) shall submit separate written statements to the Independent Accountant, with a simultaneous copy sent to the other Party, setting forth their respective positions with respect to all matters that remain in dispute relating to the final settlement statement. Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on Sellers and Purchaser (absent fraud or manifest error). There shall be no ex parte communications between any of Sellers or Purchaser, on the one hand, and the Independent Accountant, on the other hand, relating to those matters in dispute, other than the initial written submission by Sellers and Purchaser of their respective positions on the matters in dispute and written answers by Sellers and Purchaser to written questions from the Independent Accountant. The Independent Accountant shall be authorized to award not more than the greater of or less than the range set forth in the written statements presented by Sellers (on the one hand) and Purchaser (on the other hand) pursuant to this Section 10.4(c). The Independent Accountant shall act as an independent neutral expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award Damages, interest or penalties to the Parties with respect to any matter. The Independent Accountant shall have no power to reach any other result and shall select the adjustment or line item set forth in the final settlement statement that, in its judgment, is the closest to being in conformity with this Agreement. For the avoidance of doubt, the Independent Accountant shall not make any determination with respect to any matter other than those matters affecting the calculations of the final settlement statement that remain in dispute. Sellers and

Purchaser shall each bear its own legal fees and other costs of presenting its written submissions to the Independent Accountant. Sellers shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the Independent Accountant.
(d)    Within ten (10) days after the earliest of (i) the expiration of Purchaser’s sixty (60) day review period (as may be extended pursuant to Section 10.4(b)) without delivery of any written report by Purchaser, (ii) the date on which the Parties finally determine the matters required to be set forth in the final settlement statement and (iii) the date on which the Independent Accountant finally determines the disputed matters submitted to it, as applicable, (A) Purchaser shall pay to Sellers the amount by which (x) the final Adjusted Purchase Price, less the Deposit and less the Defect Escrow Amount (if any), exceeds (y) the Closing Payment or (B) Sellers shall pay to Purchaser the amount by which (x) the Closing Payment exceeds (y) the final Adjusted Purchase Price, less the Deposit and less the Defect Escrow Amount (if any), as applicable.
(e)    Purchaser shall assist Sellers in the preparation of the final statement of the Adjusted Purchase Price under Section 10.4(d) by furnishing available invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Sellers to facilitate such process post-Closing.
(f)    All payments made or to be made under this Agreement to Sellers shall be made by electronic transfer of immediately available funds to the account designated by Sellers in writing to Purchaser (with email being sufficient). All payments made or to be made hereunder to Purchaser shall be made by electronic transfer of immediately available funds to the account designated by Purchaser in writing to Sellers (with email being sufficient).
ARTICLE 11
TERMINATION
Section 11.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Sellers and Purchaser;
(b)    by either Purchaser or Sellers if the Closing has not occurred on or before January 31, 2023 (the “Outside Date”), or such later date as shall be mutually agreed to in writing by Purchaser and Sellers;
(c)    by Sellers if (i) the conditions set forth in Section 9.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing); (ii) Sellers have confirmed in writing that Sellers are ready, willing and able to consummate the Closing; and (iii) following written notice thereof from Sellers to Purchaser specifying the reason a condition in Section 9.1 is unsatisfied (including any breach by Purchaser of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Purchaser’s receipt of written notice thereof from Sellers; provided that the foregoing cure period of Purchaser shall be limited to five (5) Business Days with respect to a violation of, breach of or failure to perform the covenants in Section 10.3(a), Section 10.3(b) and Section 10.3(c); or

(d)    by Purchaser if (i) the conditions set forth in Section 9.1 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing); (ii) Purchaser has confirmed in writing that Purchaser is ready, willing and able to consummate the Closing; and (iii) following written notice thereof from Purchaser to Sellers specifying the reason a condition in Section 9.2 is unsatisfied (including any breach by any Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Sellers’ receipt of written notice thereof from Purchaser;
(e)    by Sellers upon written notice to Purchaser, if Purchaser has failed to pay the Execution Deposit to Sellers in accordance with Section 3.2 within two (2) Business Days following the Execution Date;
(f)    by either Party, if under the HSR Act or otherwise, the consummation of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise permanently restrained by the terms of a final, non-appealable Order;
(g)    by Sellers if the condition set forth in Section 9.1(g) is not satisfied on or before the Outside Date, or by Purchaser if the condition set forth in Section 9.2(f) is not satisfied on or before the Outside Date;
provided, however, that no Party shall be entitled to terminate this Agreement under Section 11.1(b), Section 11.1(c) or Section 11.1(d) if at such time, such Party is in Willful Breach of this Agreement.
Section 11.2    Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect and the Parties shall have no further liabilities or obligations hereunder, except for the Confidentiality Agreement and the provisions of Section 8.1(d), Section 8.1(e), Section 8.3, Article 11, Article 14 (other than Section 14.13 and Section 14.16) and Appendix A, which shall continue in full force and effect, and Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.
Section 11.3    Remedies for Breach; Distribution of Deposit Upon Termination.
(a)    If Sellers could terminate this Agreement under Section 11.1(b) or Section 11.1(c), and Purchaser’s Willful Breach of its representations, warranties, covenants or agreements hereunder, individually or in the aggregate, with all other breaches and failures to perform that have not been waived in writing, are preventing or have prevented the satisfaction of the conditions set forth in Section 9.1, then, in such event, Sellers, at their option, may either, as their sole and exclusive remedy, (i) terminate this Agreement and retain the Deposit in the Escrow Account, as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto, in which case the Parties shall, within three (3) Business Days after such termination, deliver joint written instructions to the Escrow Agent to release the Deposit in the Escrow Account to Sellers, or (ii) seek an injunction, order of specific performance or other equitable relief to enforce specifically the terms and provisions of this Agreement. Notwithstanding the foregoing, if Sellers elect to retain the Deposit in the Escrow Account but are, for any reason, prohibited from retaining such amount as liquidated damages, Sellers may then pursue whatever legal or equitable rights and remedies may be available to Sellers. It is expressly stipulated by the Parties that the actual amount of damages resulting from any such termination would be difficult, if not impossible, to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the Parties of such damages.
(b)    If Purchaser could terminate this Agreement pursuant to Section 11.1(b) or Section 11.1(d), and Sellers’ Willful Breach of their representations, warranties, covenants or agreements hereunder, individually or in the aggregate, with all other breaches and failures to perform that have not been waived in writing, are preventing or have prevented the satisfaction of the conditions set forth in Section 9.2, then, in such event, Purchaser, at its option, may either, as its sole and exclusive remedy, (i) terminate this Agreement, (A) receive back the entirety of the Deposit in the Escrow Account, (B) receive from Sellers an amount equal to the Hedge Deposit Amount in immediately available funds to an account designated by Purchaser in writing and (C) seek to recover actual Damages from Sellers in an amount not to exceed Purchaser’s actual documented out-of-pocket expenses incurred in connection with this Agreement, but in no case in an amount exceeding the value of the Deposit immediately prior to the termination, in which case the Parties shall, within three (3) Business Days after such termination, deliver joint written instructions to the Escrow Agent to release the Deposit in the Escrow Account to Purchaser and Sellers shall pay an amount equal to the Hedge Deposit Amount in immediately available funds to an account designated by Purchaser in writing, or (ii) seek an injunction, order of specific performance or other equitable relief to enforce specifically the terms and provisions of this Agreement.
(c)    If a Party resorts to legal proceedings to enforce this Agreement as permitted in this Article 11, the prevailing Party in such proceedings shall be entitled to recover the cost of pursuing such relief incurred by such Party from the other Party, including actual, reasonable and documented attorney’s fees, in addition to any other relief to which such Party may be entitled.
(d)    If this Agreement is terminated under Section 11.1 for any reason other than the reasons set forth in Section 11.3(a) or Section 11.3(b), the Parties shall, within three (3) Business Days after such termination, deliver joint written instructions to the Escrow Agent to release (A) the Deposit in the Escrow Account (less the Additional Deposit) to Purchaser, and (B) the Additional Deposit to Sellers, in each case, free of any claims by Purchaser, Sellers or any other Person with respect thereto, as applicable, and the Parties will have no further obligation or liability to one another hereunder other than as set forth in this Section 11.3, Section 11.2 and the Confidentiality Agreement.
ARTICLE 12
ASSUMPTION; INDEMNIFICATION
Section 12.1    Assumption by Purchaser. Without limiting Purchaser’s rights to indemnity under Section 12.2, or to adjustments to the Unadjusted Purchase Price pursuant to

Section 3.4, Purchaser’s remedies set forth in the Conveyances and Surface Deeds, and Purchaser’s remedies for Title Defects in Article 4 and Adverse Environmental Conditions in Article 5, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the Assumed Purchaser Obligations; provided, however, that Purchaser does not assume and Sellers shall retain responsibility for any Damages to the extent they arise from matters for which Sellers are obligated to indemnify Purchaser under Section 12.2(b)(i) or Section 12.2(b)(ii); provided further that all such Damages under Section 12.2(b)(ii) shall ipso facto be deemed Assumed Purchaser Obligations upon the Holdback Expiration Date (excluding claims for Damages related thereto made by Purchaser in good faith prior to that date).
Section 12.2    Indemnification.
(a)    Upon and after the Closing, Purchaser shall indemnify, defend and hold harmless the Seller Group from and against all Damages incurred, suffered by or asserted against such Persons, in each case, REGARDLESS OF FAULT:
(i)    caused by or arising out of or resulting from the Assumed Purchaser Obligations;
(ii)    caused by or arising out of or resulting from any breach of any of Purchaser’s covenants or agreements in this Agreement; or
(iii)    caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser in Article 7 or the certificate delivered by Purchaser at the Closing pursuant to Section 10.3(e).
(b)    Upon and after the Closing, Sellers shall indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons, in each case, REGARDLESS OF FAULT:
(i)    attributable to the Excluded Assets, Sellers’ Debt Contracts, any Hedging Contract, Seller Taxes described in clauses (a), (c) and (d) of the definition thereof or the matter identified as Item 2 on Schedule 6.5;
(ii)    arising out of or resulting from the Seller Indemnified Matters;
(iii)    caused by or arising out of or resulting from any breach of any of Sellers’ covenants or agreements in this Agreement;
(iv)    caused by or arising out of or resulting from any breach of any representation or warranty made by Sellers in Article 6 or in the certificate delivered by Sellers at the Closing pursuant to Section 10.2(b); or
(v)    attributable to Seller Taxes described in clauses (b) and (e) of the definition thereof.

(c)    Notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs, except for remedies contained in the Conveyances and the Surface Deeds, this Section 12.2 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations and warranties of the Parties in Article 6 and Article 7, the covenants and agreements of the Parties in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at the Closing pursuant to Section 10.3(e), with respect to Purchaser, or Section 10.2(b), with respect to Sellers, and any other claims with respect to the transactions contemplated by this Agreement or relating to the Assets, including the use, ownership or operation thereof, except for actions of specific performance or other equitable relief expressly permitted to be sought pursuant to this Agreement. Except for the remedies contained in the Conveyances and the Surface Deeds or in this Section 12.2, Section 8.1(e), and Section 14.18, if the Closing occurs, SELLERS AND PURCHASER (ON BEHALF OF ITSELF AND EACH OF ITS REPRESENTATIVES) EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER PARTY (OR PARTIES, AS APPLICABLE) FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) SELLERS’ OWNERSHIP, USE OR OPERATION OF THE ASSETS, (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, (iv) BREACHES OF STATUTORY OR IMPLIED WARRANTIES RELATING TO THE ASSETS, (v) NUISANCE OR OTHER TORT ACTIONS RELATING TO THE ASSETS, (vi) RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION RELATING TO THE ASSETS AND (vii) SUBJECT TO SECTION 4.8, RIGHTS UNDER INSURANCE MAINTAINED RELATING TO THE ASSETS BY EITHER PARTY, IN EACH CASE OR ANY PERSON WHO IS AN AFFILIATE OF ANY SELLER, REGARDLESS OF FAULT.
(d)    Notwithstanding anything herein to the contrary, and without limiting Sellers’ indemnity obligations with respect to Seller Indemnified Matters, claims for Property Costs and proceeds from Hydrocarbon production shall be exclusively handled pursuant to Section 2.4, the Unadjusted Purchase Price adjustments in Section 3.4, and pursuant to Section 10.4, and shall not be subject to indemnification under this Section 12.2. Notwithstanding anything herein to the contrary, claims for Title Defects (and Title Benefits) shall be exclusively handled pursuant to Article 4, Section 9.1(g) and Section 9.2(f), as applicable, or under the special warranty of Defensible Title in the Conveyances and the Surface Deeds, as applicable, and claims for Adverse Environmental Conditions shall be exclusively handled pursuant to Article 5, Section 9.1(g) and Section 9.2(f), as applicable, and shall not be subject to indemnification under this Section 12.2, except as an Assumed Purchaser Obligation or as a Seller Indemnified Matter; provided, however, that, for the avoidance of doubt, none of the terms of Article 4 shall be deemed to, in any way, limit or expand the express representations and warranties set forth in Article 6. Further, notwithstanding anything herein to the contrary, (x) claims relating to the final settlement statement (other than any claim relating to an adjustment for Property Taxes) shall be exclusively handled pursuant to the dispute resolution provisions of Section 10.4, (y) claims for Casualty Losses shall be handled exclusively pursuant to Section 4.8 and (z) claims with respect to any Preferential Right to Purchase shall be handled exclusively pursuant to Section 4.7, Section 9.1(g) and Section 9.2(f), as applicable.
(e)    The indemnity of each Party provided in this Section 12.2 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable; provided, however, that any claim for indemnity under this Section 12.2 by any such Person must be brought and administered by a Party to this Agreement. No Indemnified Person other than Sellers and Purchaser shall have any rights against Sellers or Purchaser under the terms of this Section 12.2 except as may be exercised on its behalf by Purchaser or Sellers, as applicable, pursuant to this Section 12.2(e). Each of Sellers and Purchaser may elect to exercise or not exercise indemnification rights under this Section 12.2 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Persons for any action or inaction under this Section 12.2.
Section 12.3    Indemnification Actions. Except as provided in Article 13, all claims for indemnification under Section 8.1(e) or Section 12.2 shall be asserted and resolved as follows:
(a)    For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages means the Party having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to Section 8.1(e) or this Article 12 and (ii) the term “Indemnified Person” when used in connection with particular Damages means the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to Section 8.1(e) or this Article 12.
(b)    To make a claim for indemnification under Section 8.1(e) or Section 12.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 12.3, including the reasonable details of and basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided, however, that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 12.3 shall not relieve the Indemnifying Person of its obligations under Section 8.1(e) or Section 12.2, as applicable, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to defend effectively against the Third Person Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification (other than a Third Person Claim) is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was purportedly inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days (or such lesser time as is required to respond to such Third Person Claim) from its receipt of the Claim Notice to notify the Indemnified Person whether it admits its obligation to provide indemnification in respect of such claim and if so, whether it intends to assume the defense of such Third Person Claim under this Article 12. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day (or lesser)

period that the Indemnifying Person admits its obligation to provide indemnification in respect of such Third Person Claim and if so, whether it intends to assume the defense of such claim, it shall be conclusively deemed to have declined the right to assume the defense of such Third Person Claim. The Indemnified Person is authorized, prior to and during such thirty (30) day (or lesser) period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person. Notwithstanding the preceding, if the Third Person Claim consists of a criminal proceeding or regulatory proceeding with potential criminal sanctions against the Indemnified Person or its officers or directors, or primarily seeks a permanent injunction or other permanent equitable relief against the Indemnified Person or its assets, the Indemnified Person shall have the right, at its option, by notice to the Indemnifying Person within the thirty (30) day period specified above, to control the defense of and proceedings (at the cost of the Indemnifying Person, to the extent the Indemnified Person is entitled to indemnity hereunder).
(d)    If the Indemnifying Person timely admits its obligation to provide indemnification in respect of the Third Person Claim and elects to assume the defense under Section 12.3(c), it shall have the right and obligation to diligently defend at its sole cost and expense the Indemnified Person against the claim with counsel reasonably satisfactory to the Indemnified Person. Subject to the other provisions of this Section 12.3(d) and Section 12.3(e), the Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim which the Indemnifying Person elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may, at its own expense, participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 12.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, compromise or settle any Third Person Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim, including in the case of a settlement an unconditional written release of the Indemnified Person or (ii) may materially and adversely affect the Indemnified Person other than as a result of money Damages covered by the indemnity.
(e)    If the Indemnifying Person does not assume the defense of such Third Person Claim, or following such assumption, fails to diligently defend, prosecute or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim at the sole cost and expense of the Indemnifying Person with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to provide indemnification and indemnify against the applicable Third Person Claim at any time prior to settlement or final determination thereof in connection with this Section 12.3(e). If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the defense of which has been assumed by the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, consent to or reject, in its reasonable judgment, the proposed settlement. If the Indemnified

Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing in accordance with this Section 12.3(e) and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor. Failure by the Indemnifying Person to timely respond to such notice shall be deemed a consent to the settlement, but not an admission of its obligation to provide indemnification.
(f)    In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.
(g)    Notwithstanding the foregoing, in respect of the Seller Indemnified Matter described as Item 3 on Schedule 6.5, Purchaser will handle such audit; provided, however, that Purchaser shall not agree to any adjustments to previously paid royalties for which Sellers are liable, or any compromise of any audit claims for royalty overpayments to which any Seller would be entitled, without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed; provided further that if Sellers do not respond within seven (7) Business Days of receipt of Purchaser’s notice of its intention to agree to any adjustment or compromise pursuant to the audit, Sellers shall be deemed to have consented to Purchaser’s proposed adjustment or compromise.
Section 12.4    Limitation on Actions.
(a)    The representations and warranties of Sellers in Article 6 and the corresponding representations and warranties given in the certificates delivered at the Closing pursuant to Section 10.2(b), as applicable, and the covenants and agreements of the Parties in this Agreement to be performed at or prior to the Closing shall survive the Closing Date until the Holdback Expiration Date, except that the representations and warranties in Section 6.6 in respect of Seller Taxes described in clauses (a), (c) and (d) of the definition thereof shall survive the Closing until the date that is thirty (30) days after the expiration of the applicable statute of limitations. The covenants and agreements of Sellers in this Agreement to be performed after the Closing Date shall survive the Closing until fully performed and the indemnity obligations of the Parties shall survive as set forth in Section 12.4(b). The remainder of this Agreement (including the disclaimers in Section 6.29) shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be deemed terminated and of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Section 12.2(a)(ii), Section 12.2(a)(iii), Section 12.2(b)(iii) and Section 12.2(b)(iv) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a Claim Notice satisfying the requirements of Section 12.3(b) has been delivered in good faith to the Indemnifying Person on or before such termination date. The indemnities in Section 12.2(a)(i) shall survive indefinitely. The indemnities in Section 12.2(b)(ii) and Section 12.2(b)(v) shall survive the Closing until the Holdback Expiration Date. The indemnities in Section 12.2(b)(i) shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations.
(c)    Sellers shall not have any liability for any indemnification under Section 12.2(b)(ii) and Section 12.2(b)(iv) until and unless (i) with respect to any individual claim for Damages for which a Claim Notice is delivered by Purchaser, the amount of the liability for such Damages exceeds $350,000 (the “Indemnity Threshold”) and (ii) the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser and that exceed the Indemnity Threshold exceeds an amount equal to two percent (2.0%) of the Unadjusted Purchase Price, and then only to the extent that such Damages exceed an amount equal to two percent (2.0%) of the Unadjusted Purchase Price; provided, however, that the foregoing shall not be applicable to breaches of the Seller Fundamental Representations or breaches of the representations and warranties in Section 6.6.
(d)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, Sellers shall not be required to indemnify the Purchaser Group (i) under Section 12.2(b)(ii), Section 12.2(b)(iii), Section 12.2(b)(iv) with respect to the representations and warranties in Article 6 (other than the Seller Fundamental Representations) and Section 12.2(b)(v) for aggregate Damages in excess of the Holdback Amount or (ii) under this Article 12 or otherwise under the Transaction Documents for aggregate Damages in excess of an amount equal to the Unadjusted Purchase Price.
(e)    The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 12 shall be reduced by the amount of insurance proceeds, if any, actually received by the Indemnified Person or its Affiliates with respect to such Damages, net of any collection costs and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person
(f)    Notwithstanding anything herein to the contrary, (i) in no event will the Seller Group or the Purchaser Group be entitled to duplicate recovery under this Article 12 with respect to (A) any Damage, even though the facts or series of related facts giving rise to such Damage may constitute a breach of more than one representation, warranty or covenant or agreement, or may be subject to claim under more than one indemnification provision set forth herein, in the Conveyances and the Surface Deeds or in any document delivered in connection with the Closing or (B) any adjustments pursuant to one of the Sections of this Agreement addressed in Section 12.2(d) and (ii) for purposes of calculating the dollar amount of any Damages for which Seller is obligated to indemnify under Section 12.2(b)(iv) (but not for purposes of determining whether a representation or warranty in this Agreement has been breached), all references to materiality, material adverse effect, Material Adverse Effect or similar qualifiers shall be disregarded.

Section 12.5    Holdback Amount.
(a)    If the Closing occurs, an amount equal to $150,000,000.00 (together with any interest earned thereon following the Closing Date, the “Holdback Amount”) shall be retained by the Escrow Agent in the Escrow Account in accordance with the terms of the Escrow Agreement and this Agreement for a period commencing on the Closing Date and ending on the date that is twelve (12) months following the Closing Date (the “Holdback Expiration Date”), and so long thereafter as may be required to resolve any claims validly asserted by Purchaser prior to such date in accordance with this Agreement. Upon the final determination of the amount of any Damages, if any, payable to Purchaser pursuant to this Article 12 or under the Conveyances and Surface Deeds, Sellers and Purchaser shall promptly (and in any event within three (3) Business Days after such final determination), deliver to the Escrow Agent written instructions directing the Escrow Agent to disburse to Purchaser from the Holdback Amount an amount equal to all or a stipulated amount of such alleged Damages, if any, to which it has been finally determined that Purchaser is entitled.
(b)    Promptly after the date that is six (6) months following the Closing Date (the “Initial Release Date”) (but in no event more than three (3) Business Days thereafter), Purchaser and Sellers shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse to Sellers from the Holdback Amount an amount equal to (i) fifty percent (50%) of the then-current balance of the Holdback Amount, less (ii) all amounts to which Purchaser is entitled as set forth in any joint written instructions delivered by Purchaser and Sellers pursuant to Section 12.5(a) that have not yet been released by the Escrow Agent to Purchaser, less (iii) all undisbursed or unpaid alleged Damages for which Purchaser in good faith has made a claim for indemnification pursuant to this Article 12 or pursuant to the Conveyances and Surface Deeds prior to the Initial Release Date.
(c)    Promptly after the Holdback Expiration Date (but in no event more than three (3) Business Days thereafter), each of Purchaser and Sellers shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Sellers from the Holdback Amount an amount equal to the remainder, if any, of (i) the then-existing amount of the Holdback Amount, less (ii) all amounts to which Purchaser is entitled as set forth in any joint written instructions delivered by Purchaser and Sellers pursuant to Section 12.5(a) that have not yet been released by the Escrow Agent to Purchaser, less (iii) all undisbursed or unpaid alleged Damages for which Purchaser in good faith has made a claim for indemnification pursuant to this Article 12 or pursuant to the Conveyances and Surface Deeds prior to the Holdback Expiration Date and which claim has not been finally determined as of the Holdback Expiration Date. In the event any portion of the Holdback Amount is not released to Sellers as set forth in the immediately preceding sentence as a result of Damages for which Purchaser has made a claim for indemnification pursuant to this Article 12 and which claim has not been finally determined as of the Holdback Expiration Date, Purchaser and Sellers shall, within three (3) Business Days following the final determination of any such outstanding claims, instruct the Escrow Agent to disburse (A) any amounts to which Purchaser is entitled based upon the final determination of such claim to Purchaser and (B) after giving effect to clause (A), the then-remaining balance of the Escrow Account to Sellers.

(d)    The Parties shall issue such joint written notices, and otherwise take such actions, as may be reasonably necessary from time to time to cause the Escrow Agent to distribute amounts in the Escrow Account in accordance with this Section 12.5. Purchaser and Sellers shall each bear fifty percent (50%) of all fees and costs charged by the Escrow Agent associated with the Escrow Account.
(e)    Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that, from and after the Closing:
(i)    (A) any and all (1) payments of any indemnification obligations to the Purchaser Group under Section 12.2(b) (other than any payments with respect to any indemnification obligations to the Purchaser Group under Section 12.2(b)(i) or Section 12.2(b)(iv) with respect to the Seller Fundamental Representations) and (2) payments of any Damages with respect to breaches of Sellers’ special warranty of Defensible Title set forth in the Conveyances and the Surface Deeds, shall, in each case, be limited exclusively to funds attributable to the Holdback Amount in the Escrow Account and from no other source or Person, (B) no member of the Purchaser Group shall seek any recovery with respect to such Damages from any source or Person other than the Holdback Amount and (C) in no event shall Sellers’ aggregate liability arising out of or relating to Section 12.2(b) (other than any payments with respect to any indemnification obligations to the Purchaser Group under Section 12.2(b)(i) or Section 12.2(b)(iv) with respect to the Seller Fundamental Representations) and Sellers’ special warranty of Defensible Title set forth in the Conveyances and the Surface Deeds exceed the Holdback Amount; and
(ii)    any and all payments of any indemnification obligations to the Purchaser Group under Section 12.2(b)(iv) with respect to the Seller Fundamental Representations shall first be made from the Holdback Amount held in the Escrow Account and only at such time that the remaining funds attributable to the Holdback Amount in the Escrow Account are reduced to zero may Purchaser or any other member of the Purchaser Group recover such payments directly from Sellers pursuant to the terms of this Agreement.
ARTICLE 13
TAX MATTERS
Section 13.1    Responsibility for Tax Filings and Payment. Sellers shall prepare and file any Tax Returns with respect to Property Taxes that are attributable to periods prior to the Closing Date and, with respect to Property Taxes that require monthly Tax Return filings, for the month during which the Closing Date occurs if the Closing Date does not occur on the first Business Day of a calendar month, and shall pay any Property Taxes that are due and payable for such periods and such Tax Returns shall not be amended by Purchaser without Sellers’ prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. To the extent any such Tax Return relates to a Straddle Period, Sellers shall submit such Tax Return to Purchaser for its review and comment reasonably in advance of the due date therefor and timely file each such Tax Return, incorporating any reasonable comments received from Purchaser reasonably in advance of the due date therefor. To the extent Purchaser is legally required to file any Tax Return prepared by Sellers pursuant to this Section 13.1, Purchaser shall file such Tax Return as prepared by Sellers. After the Closing Date, Purchaser shall be responsible for paying any and all Property Taxes that become due and payable after the Closing Date that are attributable to the periods after the Closing Date and shall file with the appropriate Governmental Body any and all Tax Returns required to be filed with respect to such Property Taxes (except as otherwise provided in the Transition Services Agreement or in this Section 13.1). To the extent any such Tax Return relates to a Straddle Period, Purchaser shall submit such Tax Return to Sellers for their review and comment reasonably in advance of the due date therefor. Purchaser shall timely file any such Tax Return, incorporating any reasonable comments received from Sellers reasonably in advance of the due date therefor. The Parties agree that (a) this Section 13.1 is intended to solely address the timing and manner in which certain Tax Returns relating to Property Taxes are filed and the Property Taxes shown thereon are paid to the applicable Governmental Body, and (b) nothing in this Section 13.1 shall be interpreted as altering the manner in which Property Taxes are allocated to and economically borne by the Parties (except for any penalties, interest, or additions to Tax imposed as a result of any breach by a Party of its obligations under this Section 13.1, which shall be borne by the breaching Party).
Section 13.2    Apportionment of Property Taxes. Sellers shall be allocated and bear all Property Taxes attributable to (a) any Tax period ending on or prior to the Effective Time and (b) the portion of any Straddle Period ending on or prior to the Effective Time. Purchaser shall be allocated and bear all Property Taxes attributable to (y) any Tax period beginning after the Effective Time and (z) the portion of any Straddle Period beginning after the Effective Time. For purposes of determining the foregoing allocations, (i) Property Taxes that are attributable to the severance or production of Hydrocarbons (other than such Property Taxes that are described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Property Taxes occurred, (ii) Property Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Property Taxes described in clauses (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Property Taxes occurred, and (iii) Property Taxes that are ad valorem, property, or other Property Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending at the Effective Time and the portion of such Straddle Period beginning immediately after the Effective Time by prorating each such Property Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on and after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Property Taxes shall begin on the date on which ownership of the applicable Asset gives rise to the liability for the particular Property Tax and shall end on the day before the next such date. To the extent the actual amount of a Property Tax is not known at the time an adjustment is to be made with respect to such Property Tax pursuant to Section 3.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Property Tax for purposes of such adjustment. To the extent the actual amount of a Property Tax (or the amount thereof paid or economically borne by Purchaser or Sellers) is ultimately determined to be different than the amount (if any) that was taken into account in the final settlement statement, or any Party is required to file a Tax Return pursuant to Section 13.1 with respect to Property Taxes that are allocable (in whole or in part) to another Party, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Property Tax that is allocable to such Party under this Section 13.2.

Section 13.3    Refunds. Without duplication of clause (f) of the definition of Excluded Assets, on or prior to the Holdback Expiration Date, Sellers shall be entitled to any and all refunds of Property Taxes allocated to Sellers pursuant to Section 13.2, and Purchaser shall be entitled to any and all refunds of all other Property Taxes. If a Party or its Affiliate receives a refund of Property Taxes to which the other Party is entitled pursuant to this Section 13.3, such recipient Party shall forward to the entitled Party the amount of such refund within fifteen (15) days after such refund is received, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund.
Section 13.4    Audits. From and after the Closing, each of Purchaser, on the one hand, and Sellers, on the other hand (the “Tax Indemnified Person”), shall notify the other Party in writing within fifteen (15) days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings with respect to any Taxes that are likely to affect the liability of such other Party under this Agreement (a “Tax Audit”). If the Tax Indemnified Person fails to give such timely notice to the other Party, it shall not be entitled to indemnification or reimbursement for any Taxes arising in connection with such Tax Audit to the extent such failure to give notice actually and materially adversely affects the other Party. If such Tax Audit relates to Taxes for which Sellers are responsible (in whole or in part) hereunder, Sellers shall have the option, at their sole cost and expense, to control any such Tax Audit and may exercise such option by providing written notice to Purchaser within fifteen (15) days of receiving notice of such Tax Audit, provided that if Sellers exercise such option, Sellers shall (a) keep Purchaser reasonably informed of the progress of such Tax Audit, (b) permit Purchaser (or Purchaser’s counsel) to participate, at Purchaser’s sole cost and expense, in such Tax Audit, including in meetings with the applicable Governmental Body, and (c) not settle, compromise and/or concede any portion of such Tax Audit without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 13.5    Characterization of Certain Payments. The Parties agree that any payments made pursuant to Section 10.4, Article 12 or this Article 13 shall be treated for all Tax purposes as an adjustment to the Adjusted Purchase Price unless otherwise required by applicable Laws.
Section 13.6    Transfer Taxes, Recording Fees & Transaction Fees. Purchaser and Sellers (collectively) shall each bear fifty percent (50%) of any sales, use, excise, transfer, registration, documentary, stamp or similar Taxes (collectively, “Transfer Taxes”) imposed upon, or with respect to, the transfer of the Assets from Sellers to Purchaser under this Agreement. The Party required by applicable Law to file a Tax Return with respect to such Transfer Taxes will do so within the time period prescribed by applicable Law, and, the non-filing Party will promptly reimburse the other Party for its portion of the Transfer Taxes so payable upon receipt of written notice that such Transfer Taxes are payable. Purchaser and Sellers shall cooperate in good faith to minimize the incurrence of any such Transfer Taxes. Except as otherwise provided herein, all costs and expenses (including recording fees, legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
Section 13.7    Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.
ARTICLE 14
MISCELLANEOUS
Section 14.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by facsimile or email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.
Section 14.2    Notices. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by e-mail (including if such notice or other communication relates to periods prior to the Closing) or by registered or certified mail, postage prepaid, as follows:
If to Sellers:
Ensign Natural Resources LLC
5875 North Sam Houston West, Suite 600
Houston, Texas 77086
Attn:    Justin van Keppel, Vice President – Land & Commercial
Email:    justin.vankeppel@ensignnr.com
with a copy to (which shall not constitute notice):
Sidley Austin LLP
1000 Louisiana Street, Suite 5900
Houston, Texas 77002
Attn:    James L. Rice III; John C. Brannan III
Email:    jrice@sidley.com; jbrannan@sidley.com

If to Purchaser:
Marathon Oil EF II LLC
990 Town & Country Boulevard
Houston Texas 77024
Attn:    Jeff Fantuzzo; Matthew McGowen
Email:    jfantuzzo@marathonoil.com
    mmcgowen@marathonoil.com
with a copy to (which shall not constitute notice):
White & Case LLP
609 Main Street, Suite 2900
Houston, Texas 77002
Attn:    Mingda Zhao; Emery Choi
Email:    mingda.zhao@whitecase.com; emery.choi@whitecase.com
Either Party may change its address for notice by providing notice to the other Party in the manner set forth above. All notices shall be deemed to have been duly given and the receiving Party charged with notice (a) if personally delivered, when received, (b)  if sent by e-mail, during normal business hours of the recipient, upon receipt of the e-mail, or if sent by e-mail after normal business hours of the recipient, on the next Business Day, or if sent by e-mail after normal business hours of the recipient, on the next Business Day, (c) if mailed, two (2) Business Days after the date of mailing to the address below or (d) if sent by overnight courier, one (1) day after sending.
Section 14.3    Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARTIES HERETO ACKNOWLEDGE AND IRREVOCABLY AGREE (i) THAT ANY ACTION OR PROCEEDING, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING THE DEBT FINANCING PARTIES OR OTHER FINANCING RELATED PARTIES IN ANY WAY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE DEBT COMMITMENT LETTER, THE DEBT FINANCING DOCUMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO (ANY SUCH ACTION OR PROCEEDING, A “DEBT FINANCING RELATED ACTION”) SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND ANY APPELLATE COURT THEREOF AND EACH SUCH PARTY

HERETO SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY DEBT FINANCING RELATED ACTION TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, (ii) NOT TO BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY DEBT FINANCING RELATED ACTION IN ANY OTHER COURT, (iii) THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO THEM AT THEIR RESPECTIVE ADDRESSES PROVIDED IN SECTION 14.2 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST THEM FOR ANY DEBT FINANCING RELATED ACTION BROUGHT IN ANY SUCH COURT, (iv) TO WAIVE AND HEREBY DOES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY DEBT FINANCING RELATED ACTION IN ANY SUCH COURT, (v) THAT A FINAL JUDGMENT IN ANY DEBT FINANCING RELATED ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW, (vi) THAT ANY DEBT FINANCING RELATED ACTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE, (vii) THAT THE DEBT FINANCING PARTIES AND THE OTHER FINANCING RELATED PARTIES ARE BENEFICIARIES OF, AND MAY ENFORCE ANY LIABILITY CAP OR LIMITATION ON DAMAGES OR REMEDIES IN THIS AGREEMENT, (viii) TO WAIVE AND HEREBY DOES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY DEBT FINANCING RELATED ACTION AND ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY AGREED TO THIS WAIVER OF ITS RIGHT TO TRIAL BY JURY, (ix) THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN SECTION 14.5 OR SECTION 14.8, THE PROVISIONS IN SECTION 8.12, THIS SECTION 14.3(b), SECTION 14.12 AND THE OTHER DEBT FINANCING PROVISIONS, AND THE DEFINITIONS OF “DEBT FINANCING”, “DEBT FINANCING DOCUMENTS” AND “DEBT FINANCING PARTIES” (AND ANY OTHER DEFINITION SET FORTH IN, OR ANY OTHER PROVISION OF, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT TO THE EXTENT THAT AN AMENDMENT, WAIVER OR OTHER MODIFICATION OF SUCH DEFINITION OR OTHER PROVISION WOULD AMEND, WAIVE OR OTHERWISE MODIFY THE SUBSTANCE OF THE PROVISIONS IN SECTION 8.12, THIS SECTION 14.3(b), SECTION 14.12 OR THE OTHER DEBT FINANCING PROVISIONS, OR THE DEFINITIONS OF “DEBT FINANCING”, “DEBT FINANCING DOCUMENTS” AND “DEBT FINANCING PARTIES”) SHALL NOT BE AMENDED, WAIVED OR OTHERWISE MODIFIED, IN EACH CASE, IN ANY MANNER ADVERSE TO THE DEBT FINANCING PARTIES OR THE OTHER FINANCING RELATED PARTIES WITHOUT THE PRIOR WRITTEN CONSENT OF THE DEBT FINANCING PARTIES (AND ANY SUCH AMENDMENT, WAIVER OR OTHER MODIFICATION WITHOUT SUCH PRIOR WRITTEN CONSENT SHALL BE NULL

AND VOID) AND (x) THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN SECTION 14.10 OR ELSEWHERE IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE DEBT FINANCING PARTIES AND THE OTHER FINANCING RELATED PARTIES ARE EXPRESS THIRD PARTY BENEFICIARIES OF, AND MAY ENFORCE, SECTION 8.12, THIS SECTION 14.3(b) AND THE OTHER DEBT FINANCING PROVISIONS. NONE OF THE DEBT FINANCING PARTIES OR ANY OF THE OTHER FINANCING RELATED PARTIES WILL HAVE ANY LIABILITY TO SELLERS OR THEIR AFFILIATES RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE DEBT FINANCING OR OTHERWISE, WHETHER AT LAW, OR EQUITY, IN CONTRACT, IN TORT OR OTHERWISE AGAINST ANY OF THE DEBT FINANCING SOURCES HEREUNDER OR THEREUNDER, IN NO EVENT SHALL SELLERS BE ENTITLED TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE OF THIS AGREEMENT AGAINST THE DEBT FINANCING PARTIES.
(c)    SUBJECT TO SECTION 14.3(b), THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE CIVIL DISTRICT COURTS OF THE STATE OF TEXAS LOCATED IN HARRIS COUNTY, TEXAS AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
(d)    EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT DELIVERED IN CONNECTION WITH THIS AGREEMENT (INCLUDING WITH RESPECT TO ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM ASSERTED AGAINST ANY DEBT FINANCING PARTY). EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY AGREED TO THIS WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 14.4    Knowledge Qualifications; Schedules.
(a)    Any representation or warranty qualified to the “knowledge of Sellers” or “to Sellers’ knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed on Schedule 14.4. As used herein, the term “Actual Knowledge” means (i) with respect to Sellers, information actually known by any of the individuals set forth on Schedule 14.4 upon reasonable inquiry to their direct reports and (ii) with respect to Purchaser, information actually known by any of the individuals set forth on Schedule 7.5 upon reasonable inquiry to their direct reports.
(b)    Notwithstanding anything to the contrary in this Agreement, to the extent that Sellers make any representation or warranty in Article 6 with respect to the Assets that none of Sellers or any of their respective Affiliates operate or operated, the applicable portion of each such representation or warranty shall be deemed to be qualified by the phrase “to Sellers’ knowledge.”
(c)    Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Material Adverse Effect or being material shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect or is, or may be, material. Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Disclosing a matter on any Schedule shall be deemed to be a disclosure for all purposes of this Agreement to the extent that the relevance of such matter to any other Schedule is reasonably apparent on the face of such disclosure. Matters may be disclosed on a Schedule for information purposes only.
Section 14.5    Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 14.6    Assignment. No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, which consent may be withheld for any reason, and any assignment or delegation made without such consent shall be void. Notwithstanding the foregoing, Purchaser may assign this Agreement to any Affiliate without the prior written consent of Sellers; provided that such assignment shall not relieve Purchaser of any of its obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 14.7    Entire Agreement. This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto), the documents to be executed hereunder, the Conveyances, the Surface Deed, the Parent Guaranty, the Attornment Letters, the Escrow Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 14.8    Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.
Section 14.9    Expenses. Except as expressly provided in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be borne and paid in full by the Party that incurred such fees, costs and expenses.
Section 14.10    No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claim, cause of action, remedy or right of any kind, except the rights expressly provided in Section 8.1(e), Section 8.12, Section 12.2 and Section 14.19 to the Persons described therein.
Section 14.11    Construction. The Parties acknowledge that (a) Sellers and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) Sellers and Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.
Section 14.12    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, EXCEPT IN THE CASE OF ACTUAL FRAUD, CRIMINAL ACTIONS, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NONE OF PURCHASER, SELLERS NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO OR LIABLE FOR (A) SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES OR (B) DAMAGES FOR LOST PROFITS, LOSS OF SERVICE, BUSINESS INTERRUPTION, COST OF CAPITAL OR DIMINUTION IN VALUE IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE REASONABLY FORESEEABLE AND REGARDLESS OF WHETHER ANY SPECIAL CIRCUMSTANCES GIVING RISE TO SUCH DAMAGES WERE DISCLOSED TO THE OTHER PARTY IN ADVANCE, AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, PURCHASER AND SELLERS, FOR THEMSELVES AND ON BEHALF OF THEIR RESPECTIVE AFFILIATES, HEREBY EXPRESSLY WAIVE ANY RIGHT TO SUCH DAMAGES IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, REGARDLESS OF FAULT.
Section 14.13    Recording. As soon as practicable after the Closing, Purchaser shall record the Conveyances, the Surface Deed and other assignments, if any, delivered at the Closing in the appropriate counties as well as with any appropriate Governmental Bodies and provide Sellers with copies of all recorded or approved instruments.
Section 14.14    Conspicuousness. SELLERS AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE ALL CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.
Section 14.15    Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 14.16    Delivery of Records. Sellers, at Purchaser’s cost and expense, shall deliver the Records in electronic form to Purchaser within five (5) Business Days following the Closing and shall deliver the Records in physical form, if any, to Purchaser within thirty (30) days following the Closing. Sellers may, at their sole cost and expense, retain copies (and if required by law or contract, originals) of any or all Records and shall deliver copies of any original Records that it retains. Except for assistance at Purchaser’s cost and expense in converting certain data records to a form compatible with Purchaser’s systems as reasonably requested by Purchaser, Sellers are not obligated to provide Records in a form or format other than the form or format in which they exist on the Closing Date.
Section 14.17    Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions shall remain in full force and effect unless doing so would result in an interpretation of this Agreement that is manifestly unjust.
Section 14.18    Specific Performance. Subject to Section 11.3, the Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and, subject to Section 11.3, the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at law or in equity. For purposes of clarification, Sellers’ specific performance rights under this Section 14.18 to cause Purchaser to close the transactions contemplated hereby when required to do so under the terms of this Agreement will include the right to cause Purchaser to draw down the full proceeds of the Debt Financing pursuant to the terms of and subject to the satisfaction of the conditions provided for in the Debt Financing Documents.
Section 14.19    No Recourse. Except to the extent a named Party to this Agreement, except for the guarantor under the Parent Guaranty, and subject in all cases to the terms and conditions of and limitations herein, the Parties acknowledge and agree that no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative, affiliate or financing source of any of the Parties to this Agreement (each, a “Non-Recourse Person”), in such capacity, shall have any liability or responsibility (in contract, tort or otherwise) for any liabilities of any Party hereto, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Subject to the terms of the Parent Guaranty, this Agreement may be enforced only against, and any action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may be brought only against the entities that are expressly named as Parties hereto (and their permitted successors and assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 14.19. For clarity, the Parties acknowledge and agree that nothing in this Section 14.19 shall affect any obligations or liabilities of any Non-Recourse Person arising (a) under any agreement other than this Agreement and the other instruments and agreements contemplated hereby or (b) by reason of such Non-Recourse Person becoming a direct or indirect successor or assign of Purchaser.
Section 14.20    Designation of Authorized Agent. Each of Ensign II and Ensign III designates Ensign I as its authorized agent for the submission and handling of the Deposit, the submission and handling of the Preliminary Settlement Statement, the submission, receipt of notices under and enforcement of the final settlement statement pursuant to Section 10.4(b), the handling and settlement of Casualty Loss matters and all other administrative duties, notices and decision-making rights and responsibilities under this Agreement. As the authorized agent of Sellers, Ensign I shall act as the agent for Sellers and shall have the authority to bind Ensign II and Ensign III in accordance with this Agreement, and Purchaser may rely on such appointment and authority until the receipt of notice of the appointment of a successor authorized agent upon fifteen (15) Business Days’ prior written notice to Purchaser.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.
SELLERS:

ENSIGN OPERATING LLC

By:	/s/ D. Brett Pennington
Name: D. Brett Pennington
Title: Chief Executive Officer

ENSIGN OPERATING II LLC

By:	/s/ D. Brett Pennington
Name: D. Brett Pennington
Title: Chief Executive Officer

ENSIGN OPERATING III LLC

By:	/s/ D. Brett Pennington
Name: D. Brett Pennington
Title: Chief Executive Officer
Signature Page to Purchase and Sale Agreement

PURCHASER:

MARATHON OIL EF II LLC

By:	/s/ Patrick J. Wagner
Name: Patrick J. Wagner
Title: Attorney-in-Fact
Signature Page to Purchase and Sale Agreement

APPENDIX A
DEFINITIONS
“’23 & ’24 Hedges” has the meaning set forth in Section 3.2(b).
“Accrual Basis” means the basis of accounting under which costs and benefits are regarded as attributable to the period in which the liability for the costs is incurred, or the right to the benefits is earned, regardless of when invoiced, paid or received.
“Actual Knowledge” has the meaning set forth in Section 14.4(a).
“Additional Deposit” has the meaning set forth in Section 3.2(c).
“Adjusted Purchase Price” has the meaning set forth in Section 3.4.
“Adverse Environmental Condition” means any violation of Environmental Laws or Permits issued thereunder, or any contamination or condition exceeding regulatory limits applicable to the applicable Property as currently operated and not otherwise authorized by Law, resulting from any discharge or release at any Property in connection with the ownership or operation of Leases or Wells on such Property of any Hazardous Substances that presently require Remediation pursuant to any applicable Environmental Laws; provided, however, that an Adverse Environmental Condition shall not include Decommissioning, Asbestos and Related Liabilities or the Disclosed Environmental Conditions.
“AFEs” means authorization for expenditures issued pursuant to a Contract.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Allocated Value” has the meaning set forth in Section 3.3.
“Asbestos and Related Liabilities” means any and all Damages, obligations and responsibilities relating to or arising from, directly or indirectly, the existence or alleged existence of any one or more of asbestos, NORM, polychlorinated biphenyls, mercury, chromium and/or lead-based paint at, on or within the Assets, including any contamination resulting therefrom.
“Assets” has the meaning set forth in Section 2.2.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be delivered at the Closing in substantially in the form attached hereto as Exhibit E.
“Assumed Purchaser Obligations” means, subject to, and without prejudice to Purchaser’s right of indemnification pursuant to Section 12.2(b), (a) all obligations and liabilities of Sellers, known or unknown, with respect to or arising from the Assets regardless of whether such
Appendix A-1

obligations or liabilities arose prior to, on or after the Effective Time, including obligations and liabilities relating in any manner to the use, ownership or operation of the Assets, including (i) obligations to furnish makeup gas and/or settle Imbalance Charges attributable to the Assets according to the terms of applicable Hydrocarbon sales, processing, gathering or transportation Contracts, (ii) Decommissioning and Asbestos and Related Liabilities, (iii) any obligations to abandon, clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable Contracts, Leases and Laws, (iv) claims arising under Environmental Laws with respect to the Assets, all Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, and (v) all obligations applicable to or imposed on the lessee, owner, or operator under the Leases, Surface Agreements and Contracts, or as required by any applicable Law, including the costs and expenses with respect to the audit described in Item 3 set forth on Schedule 6.5; (b) all obligations under the Leases, Contracts and Surface Agreements; (c) the Disclosed Environmental Conditions; (d) obligations to pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets and any Suspense Fund liabilities; (e) Purchaser’s obligations under Section 4.7 and Article 13; and (f) following the Holdback Expiration Date, Seller Taxes described in clauses (b) and (e) of the definition thereof; but excluding, in all such instances, (x) prior to the Cut-off Date, Property Costs allocated to Sellers pursuant to Section 2.4, and any costs or other deductions included in adjustments set forth in Section 3.4(b) accounted for pursuant to the terms of Section 3.4(b) and Section 10.4 and (y) Seller Taxes described in clauses (a), (c) and (d) of the definition thereof. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, Assumed Purchaser Obligations expressly excludes any liability for payment or repayment of amounts due under any Excluded Assets, Hedging Contract, Debt Contract burdening the Assets, secured by Title Defects described in Section 4.2(c)(ii) or the matter identified as Item 2 on Schedule 6.5.
“Attornment Letters” means appropriate instruments entered by and among Sellers, Purchaser, Parent and the Enterprise Parties pursuant to the underlying Midstream Contract in respect of the assignment and assumption of such Midstream Contracts and acknowledgment of the dedication of the applicable Properties thereunder, in each case, in substantially the form thereof attached to the applicable Midstream Contract with such changes that are reasonably acceptable to the applicable Enterprise Party, Seller and Purchaser.
“Austin Chalk” means the entire correlative interval from 11,360 feet to 11,450 feet as shown on the log of the Burlington Resources O & G Co LP - Kunde Lease, Well No. 1 (API No. 42-297-34621), Section 120, J. Ingram Survey, A-261, Live Oak County, Texas, and the stratigraphic equivalent thereof.
“Back-to-Back Arrangements” has the meaning set forth in Section 4.7(b).
“Barrel” means 42 United States standard gallons of 231 cubic inches per gallon at sixty (60) degrees Fahrenheit.
“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

Appendix A-2

“Business Day” means each calendar day except Saturdays, Sundays, United States federal holidays and days on which banks in Houston, Texas are permitted or required by Law to close.
“Business Employee” means each Person set forth on Schedule 6.19(c) who is actively providing services on behalf of Sellers with respect to the Assets (as such Schedule may be updated with Purchaser consent prior to the Offer Deadline to reflect any changes in the Business Employee population due to any employment terminations or hirings thereof in the ordinary course, consistent with past practice).
“Casualty Loss” means any Damage or reduction in value of the Assets that occurs during the period between the Execution Date and the Closing as a result of acts of God, fire, explosion, earthquake, windstorm, flood, vandalism or other casualty, but excluding any loss, damage or reduction in value as a result of depreciation, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, a Well being shut-in temporarily, downhole failure (including (a) failures arising or occurring during drilling or completing operations, (b) junked or lost holes or (c) sidetracking or deviating a well) or reservoir changes or depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well).
“Central Time” means the central standard time zone of the United States.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq, as amended.
“Claim Notice” has the meaning set forth in Section 12.3(b).
“Closing” has the meaning set forth in Section 10.1.
“Closing Date” has the meaning set forth in Section 10.1.
“Closing Payment” has the meaning set forth in Section 10.4(a).
“COBRA” has the meaning set forth in Section 8.14(f).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated September 7, 2021, by and between Ensign Natural Resources LLC, a Delaware limited liability company, and Marathon Oil Company, an Ohio corporation, as amended by that certain Amendment to Confidentiality Agreement, dated August 9, 2022.
“Continuing Employees” has the meaning set forth in Section 8.14(a).
“Contracts” has the meaning set forth in Section 2.2(d).
“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

Appendix A-3

“Conveyance” means the Conveyance substantially in the form attached hereto as Exhibit B.
“Cuero Office” means that certain field office and yard of Sellers located at 2336 US Hwy. 183 North, Cuero, Texas 77954.
“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of interests similar to the Assets.
“Cut-off Date” means the date that is twelve (12) months following the Closing Date.
“Damages” means the amount of any liability, fine, expense, debt, diminution in value, penalties, obligation, loss, cost, expense, claim, award, settlement or judgment incurred or suffered by any Person under any theory of tort, contract, breach of contract or otherwise, including contractual indemnity claims (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity.
“Debt Commitment Letter” means that certain commitment letter and related term sheets from Morgan Stanley Senior Funding, Inc. to Purchaser.
“Debt Contract” means any indenture, mortgage, loan, credit or similar agreement entered into by one or more Sellers or any of their respective Affiliates creating indebtedness on the part of one or more Sellers or any of their respective Affiliates for borrowed money or the deferred purchase price (excluding any earnouts) of property acquired by one or more Sellers or any of their respective Affiliates.
“Debt Financing” has the meaning set forth in Section 7.6(b); provided, that for purposes of any of the Debt Financing Provisions (and any defined terms as used in any Debt Financing Provision), the term “Debt Financing” shall also include any other equity and debt financing undertaken by Purchaser or any of its Affiliates in connection with the transactions contemplated hereby.
“Debt Financing Documents” means definitive agreements with respect to the Debt Financing.
“Debt Financing Parties” means, collectively, the agents, arrangers, bookrunners, lenders, underwriters, initial purchasers, placement agents, trustees and other Persons that have committed to provide or arrange, or otherwise entered into agreements in connection with, all or any part of the Debt Financing, including any such Persons party from time to time to the Debt Commitment Letter (whether as of the Execution Date or becoming party thereto after the Execution Date pursuant to any joinder agreement).
“Debt Financing Related Action” has the meaning set forth in Section 14.3(b).

Appendix A-4

“Debt Financing Provisions” means Section 7.6, Section 8.12, Section 14.3(b), Section 14.12.
“Decommissioning” means all decommissioning, dismantlement and removal activities and obligations with respect to the Properties as are required by Laws, Contracts or Surface Agreements associated with the Properties or any Governmental Body and further including all well plugging, replugging and abandonment, dismantlement and removal of buildings, facilities, pipelines and flowlines and all other assets of any kind related to or associated with operations or activities conducted on the Properties and associated site clearance, site restoration and site remediation on the Properties.
“Defect Claim Date” means December 16, 2022.
“Defect Escrow Account” means a sub-account established pursuant to the Escrow Agreement for purposes of holding the Defect Escrow Amount (if any).
“Defect Escrow Amount” means any amount deposited in the Defect Escrow Account with the Escrow Agent pursuant to Section 4.2, Section 4.4, Section 4.7(b), Section 5.1 and Section 5.2 (if any).
“Defect Threshold” means (a) $125,000, with respect to Title Defects and (b) $200,000, with respect to Adverse Environmental Conditions.
“Defensible Title” means that title deducible of record of Sellers that as of the Execution Date and the Defect Claim Date, except for and subject to Permitted Encumbrances:
(a)    with respect to each Lease set forth on Exhibit A-1, entitles Sellers to not less than the Net Revenue Interest shown on Exhibit A-1 for such Lease as to the applicable Target Formation(s) set forth on Exhibit A-1, except for: (i) decreases in connection with those operations in which Sellers may be a nonconsenting co-owner after the Execution Date pursuant to Section 8.4, (ii) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elected not to consent after the Execution Date, (iii) decreases resulting from the establishment of pools or units or amendment of any Unit after the Execution Date pursuant to Section 8.4, (iv) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries set forth on Schedule 6.13 and (v) as stated on Exhibit A-1;
(b)    with respect to each Lease set forth on Exhibit A-1, obligates Sellers to bear not more than the Working Interest shown on Exhibit A-1 for such Lease as to the applicable Target Formation(s) set forth on Exhibit A-1, except for: (i) as the Working Interest may be changed from time to time due to the exercise after the Execution Date of non-consent rights under applicable operating agreements and similar agreements or applicable Law or the establishment or amendment of pools or units, in each case, after the Execution Date pursuant to Section 8.4, (ii) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law after the Execution Date, (iii) increases that are accompanied by at least a proportionate increase in Net Revenue Interest as to each such Target Formation, as applicable, and (iv) as stated on Exhibit A-1;

Appendix A-5

(c)    with respect to each Lease, entitles Sellers to not less than the Net Mineral Acres for such Lease as to the applicable Target Formation(s) as set forth on Exhibit A-1;
(d)    with respect to each Well set forth on Exhibit A-2, entitles Sellers to not less than the Net Revenue Interest shown on Exhibit A-2 for such Well as to the applicable Target Formation(s) set forth on Exhibit A-2, except for: (i) decreases in connection with those operations in which Sellers may be a nonconsenting co-owner after the Execution Date pursuant to Section 8.4, (ii)  decreases resulting from the establishment of pools or units or amendment of any Unit after the Execution Date pursuant to Section 8.4, (iv) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries set forth on Schedule 6.13 and (v) as otherwise stated on Exhibit A-2;
(e)    with respect to each Well set forth on Exhibit A-2, obligates Sellers to bear not more than the Working Interest shown on Exhibit A-2 for such Well as to the applicable Target Formation(s) set forth on Exhibit A-2, except for: (i) as the Working Interest may be changed from time to time due to the exercise after the Execution Date of non-consent rights under applicable operating agreements and similar agreements or applicable Law or the establishment or amendment of pools or units after the Execution Date pursuant to Section 8.4, (ii) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law after the Execution Date, (iii) increases that are accompanied by at least a proportionate increase in Net Revenue Interest as to each such Target Formation, as applicable, and (iv) as stated on Exhibit A-2; and
(f)    with respect to each Well and Lease, is free and clear of all Encumbrances.
“Deposit” has the meaning set forth in Section 3.2(a).
“Designated Area” means Bee, DeWitt, Karnes and Live Oak Counties, Texas.
“Development Plan” means Sellers’ current two (2) rig development drilling program on the Assets (anticipated to include one (1) additional rig on or about December 1, 2022).
“Disclosed Environmental Conditions” means all obligations and liabilities of Sellers (including Environmental Liabilities), known or unknown, with respect to or arising from the matters set forth on Schedule 5.1 or Schedule 6.20, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time.
“Disputed Environmental Matters” has the meaning set forth in Section 5.2(a).
“Disputed Title Matters” has the meaning set forth in Section 4.4(a).
“DOJ” means the U.S. Department of Justice.
“Eagle Ford” means the entire correlative interval from 11,450 feet to 11,662 feet as shown on the log of the Burlington Resources O & G Co LP - Kunde Lease, Well No. 1 (API No. 42-297-34621), Section 120, J. Ingram Survey, A-261, Live Oak County, Texas, and the stratigraphic equivalent thereof.

Appendix A-6

“Effective Time” has the meaning set forth in Section 2.4(a).
“Employed Assets” has the meaning set forth in Section 6.27.
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), phantom equity, equity-based, retirement, profit sharing, bonus, incentive, severance, separation, termination, change in control, compensation, employment, retention, deferred compensation, fringe benefit, vacation, paid time off, medical, dental, life, vision, disability, Code Section 125 cafeteria or other similar agreement, plan, policy, program or arrangement (and any amendments to such agreement, plan, policy, program or arrangement), in each case whether or not reduced to writing and whether funded or unfunded.
“employment loss” has the meaning set forth in Section 8.14(e).
“Employment Start Date” has the meaning set forth in Section 8.14(c).
“Encumbrance” means any lien, security interest, pledge, charge, mortgage, or other encumbrance.
“Enterprise Parties” means, collectively, Enterprise Products Operating LLC, EFS Midstream LLC, Enterprise Crude Oil LLC, Enterprise Hydrocarbons L.P. and Enterprise Texas Pipeline LLC.
“Environmental Condition Notice” has the meaning set forth in Section 5.1(a).
“Environmental Defect Deductible” means an amount equal to one and one-half percent (1.5%) of the Unadjusted Purchase Price.
“Environmental Defect Property” has the meaning set forth in Section 5.1(a).
“Environmental Expert” has the meaning set forth in Section 5.2(d).
“Environmental Laws” means any Law relating to pollution or protection of the environment, including those relating to the generation, handling, treatment, storage, transportation, disposal or release of Hazardous Substances, and includes, without limitation, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and any state or local Laws similar thereto, as any of the foregoing may be amended as of the Execution Date.
“Environmental Liabilities” means any and all environmental response costs (including costs of Remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (a) pursuant to any Order, notice of responsibility, directive (including requirements embodied in Environmental Laws) or similar act (including
Appendix A-7

settlements) by any Governmental Body to the extent arising out of any violation of, or Remediation obligation under, any Environmental Laws that are attributable to the ownership or operation of the Properties or (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws, in each case, that is attributable to the ownership or operation of the Properties.
“Equipment” has the meaning set forth in Section 2.2(f).
“Equity Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Account” means the account established and maintained by the Escrow Agent to hold the Deposit in accordance with the terms of this Agreement and the Escrow Agreement.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means that certain Escrow Agreement, dated as of the Execution Date, by and among Purchaser, Ensign I and the Escrow Agent.
“Exchange Act” means the United States Securities Act of 1934.
“Excluded Assets” means (a) the amounts to which Sellers are entitled pursuant to Section 2.4(b), (b) the Excluded Records, (c) all seismic, geological, geochemical or geophysical data (including seismic data), geological data, engineering data, maps, cores, interpretive data, technical evaluations, confidential logs, technical outputs, reserve estimates and other technical data relating to the Properties, (d) all rights, claims and causes of action, and audit rights, of Sellers arising under or with respect to any Lease or Contract to the extent related to costs or expenses for which Sellers are liable pursuant to Section 2.4, (e) subject to Section 4.8, all rights and interests of Sellers or their respective Affiliates (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond and (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Closing Date, (f) any claims for refunds with respect to Seller Taxes described in clauses (a), (c) and (d) of the definition thereof and, on or prior to the Holdback Expiration Date, Seller Taxes described in clauses (b) and (e) of the definition thereof, (g) all personal property of Sellers not included within the definition of Assets, (h) Sellers’ area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Sellers’ business generally, (i) all trade credits, account receivables, receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time, to the extent related to proceeds to which Sellers are entitled pursuant to Section 2.4, (j) all of Sellers’ and their respective Affiliates’ proprietary computer software, software licenses, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property, (k) all data and
Appendix A-8

Contracts that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with Third Parties, any Governmental Body or by applicable Law; provided, however, that Sellers have used their commercially reasonable efforts to obtain a waiver of any such confidentiality restriction, and provided further, that neither Sellers nor their respective Affiliates shall be required to make payments or undertake obligations to or for the benefit of the holders of such restrictions or any other Person in order to obtain any such waiver, (l) Sellers’ Houston office and office leases, and furniture, office equipment and supplies located therein, (m) any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 4.2(b)(iii) or Section 4.7(c) and (n) any other items set forth on Exhibit A-7.
“Excluded Records” means (a) all corporate, financial, income and franchise Tax and legal records of Sellers that relate to Sellers’ business generally, whether or not also relating to the Assets, (b) any Records to the extent disclosure or transfer is restricted by any Third Party license agreement, other Third Party agreement or applicable Law, (c) licensed computer software, (d) all legal records and legal files of Sellers and all other work product of and attorney-client communications with any of Sellers’ legal counsel, other than copies of (i) title opinions and (ii) the Leases, Surface Agreements and Contracts, (e) personnel records for Sellers’ employees (other than any personnel records of employees that become Continuing Employees (including performance reviews, disciplinary records, compensation and benefits records, training and qualification records and all similar records to the extent not restricted by applicable Law)), (f) records relating to Sellers’ sale process for the Assets, including bids received from and records of negotiations with Third Parties and information or analyses (including financial analyses) related to such bids or offers, (g) records relating to engineering forecasts, evaluations and reserve estimates, studies and evaluations and (h) any records to the extent pertaining to the other Excluded Assets.
“Execution Date” has the meaning set forth in the introductory paragraph of this Agreement.
“Execution Deposit” has the meaning set forth in Section 3.2(a).
“FERC” means the Federal Energy Regulatory Commission, and any successor thereto.
“Field Offices” means the Cuero Office and the Pawnee Office.
“Finance Related Parties” has the meaning set forth in Section 7.6(b).
“Fraud” means actual fraud by a Party, which involves a knowing and intentional or willful misrepresentation or omission of a material fact with respect to the making of (a) any representation or warranty set forth in Article 6 or confirmed in the certificate delivered by Sellers at the Closing pursuant to Section 10.2(b), or (b) Article 7 or confirmed in the certificate delivered by Purchaser at the Closing pursuant to Section 10.3(e), as applicable, and in each case, with the express intention that the other Party hereto rely thereon to such Person’s detriment, and does not include any fraud claim based on negligent misrepresentation, recklessness or any equitable fraud or promissory fraud.
“FTC” means the U.S. Federal Trade Commission.

Appendix A-9

“GAAP” means U.S. generally accepted accounting principles.
“Gas” means any mixture of Hydrocarbons and non-combustible gases in a gaseous state consisting primarily of methane.
“Governing Documents” means the documents by which any Person (other than an individual) establishes its legal existence or that govern its internal affairs, including: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and the limited liability company agreement or, if applicable, operating agreement of a limited liability company; (e) any similar charter or operating document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment, modification, restatement, supplement, certificate of designations or similar to any of the foregoing.
“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other governmental authority of the United States or any other country or any state, municipality, locality, tribe or other government or political subdivision thereof, including FERC, the RRC or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental body.
“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including asbestos-containing materials (but excluding any NORM).
“Hedge Deposit Amount” has the meaning set forth in Section 3.2(b).
“Hedging Contract” means any contract to which Sellers or any of their respective Affiliates is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Holdback Amount” has the meaning set forth in Section 12.5(a).
“Holdback Expiration Date” has the meaning set forth in Section 12.5(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Approval” means approval pursuant to, or the expiration or early termination of applicable waiting periods under, the HSR Act.

Appendix A-10

“HSR Extension Event” has the meaning set forth in Section 9.1(e).
“Hydrocarbons” means oil, Gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.
“Imbalance” means (a) any Wellhead Imbalance or (b) any Pipeline Imbalance.
“Imbalance Charges” means any fees, penalties, costs, charges, damages or expenses (whether cash or in-kind and regardless of whether based on volume delivery obligations, contractual damage formulas or otherwise) assessed as a result of any Imbalances.
“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding Property Taxes and Transfer Taxes).
“Indemnified Person” has the meaning set forth in Section 12.3(a).
“Indemnifying Person” has the meaning set forth in Section 12.3(a).
“Indemnity Threshold” has the meaning set forth in Section 12.4(c)
“Independent Accountant” has the meaning set forth in Section 10.4(c).
“Initial Release Date” has the meaning set forth in Section 12.5(b).
“Lands” has the meaning set forth in Section 2.2(a).
“Laws” means all laws, rulings, Permits, statutes, rules, regulations, ordinances, Orders, codes or other official act of or by any Governmental Body.
“Leases” has the meaning set forth in Section 2.2(a).
“Material Adverse Effect” means, with respect to any Person, any event, occurrence, action, omission, change, circumstance, development, state of facts, effect or condition that, individually or in the aggregate (whether foreseeable or not and whether covered by insurance or not), (a) has been, or would be reasonably likely to be, materially adverse to the business, liabilities, financial condition or results of operations of such Person or (b) materially and adversely affects, or would be reasonably be expected to result in a materially adverse effect on, the ability of such Person to consummate the transactions contemplated hereby or would reasonably be expected to do so; provided, however, that, for the purpose of clause (a) hereof, none of the following shall be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to occur: (i) any change or prospective change in applicable Laws or accounting standards or the interpretation or enforcement thereof first announced or proposed after the Execution Date; (ii) any change in economic, political, or business conditions or financial, credit, debt, or securities market conditions generally, including changes in supply, demand, interest rates, exchange rates, commodity prices (including Hydrocarbons), electricity prices, or fuel costs, sand or proppants; (iii) any legal, regulatory, or other change generally affecting the
Appendix A-11

industries, industry sectors, or geographic sectors of such Person, including any change in the prices of oil, natural gas, or other Hydrocarbon products, any increase in operating costs or capital expenses or any reduction in drilling activity or production or the demand for related gathering, processing, transportation, and storage services; (iv) any change resulting or arising from hostilities, sabotage, terrorism, or the escalation of any of the foregoing; (v) any epidemic, pandemic, disease outbreak (including the COVID-19 virus) or other public health crisis or public health event, or the worsening of any of the foregoing; (vi) any disruption in the purchase or transportation of Hydrocarbons produced or otherwise sold by such Person or its Subsidiaries as a result of any shutdown, interruption or declaration of force majeure by any pipeline operator or other purchaser of such products; (vii) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business; (viii) seasonal reductions in revenues or earnings of such Person or any of its Subsidiaries in the ordinary course of their respective businesses; (ix) any change, in and of itself, in the market price or trading volume of such Person’s Equity Interests or (x) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings, production or other financial or operating metrics for any period (it being understood that the events, changes, circumstances, occurrences or effects giving rise to or contributing to such failure may be deemed to constitute or be taken into account in determining whether there has occurred or would occur a Material Adverse Effect); provided further that the exceptions in clauses (i), (ii), (iii), (iv), (v) and (vi) above shall apply only to the extent that such changes do not have a disproportionate impact on such Persons or the Assets as compared to other Persons or similar assets in the oil and gas industry related to similarly situated operations in the geographic region in which such Person’s assets are located.
“Material Contracts” has the meaning set forth in Section 6.9(a).
“Midstream Contracts” means those Contracts listed on Schedule 1.1.
“MMBtu” means one million British Thermal Units.
“Net Mineral Acre Adjustment” means, with respect to any Title Defect Property or Title Benefit Property, for the applicable Target Formation(s), the amount per Net Mineral Acre that is equal to the Allocated Value set forth on Exhibit A-1 for such Property divided by the number of Net Acres set forth on Exhibit A-1 for such Property, in each case, as to the applicable Target Formation.
“Net Mineral Acres” means, as computed separately with respect to each Target Formation in each Lease, the number calculated by multiplying (i) the gross number of surface acres covered by each tract of land covered by such Lease (as determined by the legal description of the leased premises) by (ii) the undivided fee simple mineral interest (expressed as a percentage) in such tract covered by such Lease in such Target Formation (as determined by aggregating the fee mineral interests owned by each lessor of such Lease in that tract), by (iii) Sellers’ Working Interest in such Lease in such Target Formation, then next adding the results obtained for each such tract covered by such Lease; provided, that if the items in (ii) and (iii) vary as to different Target Formations, a separate calculation shall be done for each such Target Formation.

Appendix A-12

“Net Revenue Interest” means, with respect to any Lease or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease or Well from the applicable Target Formation(s), in each case, after giving effect to all royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.
“Non-Recourse Person” has the meaning set forth in Section 14.19.
“NORM” means naturally occurring radioactive material.
“Offer Deadline” has the meaning set forth in Section 8.14(a).
“Open Hedges” has the meaning set forth in Section 3.2(b).
“Order” means any judgment, order, consent order, injunction, decree or writ of any Governmental Body.
“Outside Date” has the meaning set forth in Section 11.1(b).
“Parent” means Marathon Oil Corporation, a Delaware corporation.
“Parent Guaranty” means a parent guaranty provided by Parent in support of and on behalf of Purchaser.
“Party” and “Parties” have the meanings set forth in the introductory paragraph of this Agreement.
“Pawnee Office” means that certain field office and yard of Sellers located at 6061 CR 136, Pawnee, Texas 78145.
“Permits” has the meaning set forth in Section 2.2(i).
“Permitted Encumbrances” means any or all of the following:
(a)    royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar Burdens on production to the extent that the net cumulative effect of such Burdens do not, (i) reduce Sellers’ Net Revenue Interest with respect to any Lease or Well below that shown on Exhibit A-1 or Exhibit A-2, in each case, as applicable and as to the applicable Target Formation(s), (ii) reduce Sellers’ Net Mineral Acres with respect to any Lease below that shown on Exhibit A-1, as to the applicable Target Formation(s), or (ii) increase Sellers’ Working Interest with respect to any Lease or Well above that shown on Exhibit A-1 or Exhibit A-2 for such Lease or Well, in each case, as applicable, as to the applicable Target Formation(s) and without a proportionate increase in the Net Revenue Interest of Sellers;
(b)    all Leases, unit agreements, pooling orders, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets to the extent that the net
Appendix A-13

cumulative effect of such Burdens do not (i) reduce Sellers’ Net Revenue Interest with respect to any Lease or Well below that shown on Exhibit A-1 or Exhibit A-2, in each case, as applicable, as to the applicable Target Formation(s), (ii) reduce Sellers’ Net Mineral Acres with respect to any Lease below that shown on Exhibit A-1, as to the applicable Target Formation(s), (iii) increase Seller’s Working Interest with respect to any Lease or Well above that shown on Exhibit A-1 or Exhibit A-2 for such Lease or Well, in each case, as applicable, as to the Target Formation(s) and without a proportionate increase in the Net Revenue Interest of such Sellers, or (iv) materially impair the ownership or operation of the Assets as currently owned and operated;
(c)    Preferential Rights to Purchase and required Third Party consents to assignment and similar transfer restrictions, including as set forth on Schedule 6.10, and Customary Post-Closing Consents;
(d)    liens for Taxes or assessments not yet delinquent or being contested in good faith by appropriate Proceedings;
(e)    excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release all or any of the Assets;
(f)    materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business, and liens granted under operating agreements in the ordinary course of business, for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate Proceedings;
(g)    all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained in the region where the assets are located prior to the sale or conveyance, including Customary Post-Closing Consents;
(h)    defects affecting any depths or formations other than the Target Formation;
(i)    any lien or trust arising in connection with workers’ compensation, unemployment insurance or pension or employment Laws or regulations, in each case, that are not delinquent;
(j)    easements, rights-of-way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations that do not prevent or adversely affect operations as currently conducted on the Properties covered by the Assets to the extent that the net cumulative effect of such Burdens do not (i) reduce Sellers’ Net Revenue Interest with respect to any Lease or Well below that shown on Exhibit A-1 or Exhibit A-2, as applicable, (ii) reduce Sellers’ Net Mineral Acres with respect to any Lease below that shown on Exhibit A-1, (iii) increase Seller’s Working Interest with respect to any Lease or Well above that shown on Exhibit A-1 or Exhibit A-2 for such Lease or Well, as applicable, without a proportionate increase in the Net Revenue Interest of such Sellers, or (iv) materially impair the ownership or operation of the Assets as currently owned and operated

Appendix A-14

(k)    rights of common owners in easements, rights-of-way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations held by Sellers as part of the Assets that do not prevent or adversely affect operations as currently conducted on the Properties covered by the Assets;
(l)    Imbalances;
(m)    all rights reserved to or vested in any Governmental Bodies to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws;
(n)    any Encumbrance on or affecting the Assets that is discharged by Sellers at or prior to the Closing;
(o)    the terms and conditions of the Material Contracts to the extent that the net cumulative effect of such Burdens do not (i) reduce Sellers’ Net Revenue Interest with respect to any Lease or Well below that shown on Exhibit A-1 or Exhibit A-2, as applicable, and as to the applicable Target Formation(s), (ii) reduce Sellers’ Net Mineral Acres with respect to any Lease below that shown on Exhibit A-1, as to the applicable Target Formation(s), (iii) increase Seller’s Working Interest with respect to any Lease or Well above that shown on Exhibit A-1 or Exhibit A-2 for such Lease or Well, as applicable, as to the applicable Target Formation(s), and without a proportionate increase in the Net Revenue Interest of such Sellers, or (iv) materially impair the ownership or operation of the Assets as currently owned and operated; and
(p)    any mortgage or deed of trust on the fee estate or mineral fee estate from which title to the relevant Property is derived created by a lessor that, in the case of Wells only, (i) post-dates the creation of the applicable Lease or (ii) predates the creation of the applicable Lease but has been subordinated to the applicable Lease; and
(q)    all other liens, charges, Encumbrances, defects or irregularities that do not, individually or in the aggregate, (i) reduce Sellers’ Net Revenue Interest with respect to any Lease or Well below that shown on Exhibit A-1 or Exhibit A-2, as applicable, and as to the applicable Target Formation(s), (ii) reduce Sellers’ Net Mineral Acres with respect to any Lease below that shown on Exhibit A-1, as to the applicable Target Formation(s), (iii) increase Seller’s Working Interest with respect to any Lease or Well above that shown on Exhibit A-1 or Exhibit A-2 for such Lease or Well, as applicable, as to the applicable Target Formation(s), and without at least a proportionate increase in the Net Revenue Interest of such Sellers, or (iv) materially impair the ownership or operation of the Assets as currently owned and operated.
“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.
“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials (“ASTM”) E1527-13 or E1527-21, or any similar environmental assessment.
“Pipeline Imbalance” means any imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Sellers or any of their respective Affiliates
Appendix A-15

under any Contract or Law relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Sellers or such Affiliate pursuant to the relevant Contract or Law, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing pipeline or facility.
“Post-Closing Cure Period” has the meaning set forth in Section 4.2(b)(i).
“Preferential Right to Purchase” means any preferential right to purchase any of the Assets or any interest in any Asset or any portion of any Asset, including pursuant to a right of first refusal, right of first offer, tag-along right, drag-along right or other similar right.
“Preliminary Settlement Statement” has the meaning set forth in Section 10.4(a).
“Proceeding” means any proceeding, action, arbitration, litigation, subpoena, investigation, audit, or suit commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Body or tribunal of competent jurisdiction.
“Properties” has the meaning set forth in Section 2.2(c).
“Property Costs” means all out-of-pocket operating and production expenses, including costs of insurance, rentals, shut-in payments and royalty payments; title examinations and curative actions; implementation of normal health, safety and environmental procedures and reporting; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Properties, and capital expenditures, including overhead payable to Third Party operators under an applicable operating agreement, unit agreement, or unit operating agreement, bonuses, broker fees, acquisition costs of royalty interests or other Burdens on production, and other lease or other royalty acquisition, extension or renewal costs, costs of drilling and completing wells and costs of acquiring equipment, incurred in the ownership and operation of the Assets in the ordinary course of business, in each case, solely to the extent attributable to Sellers’ aggregate interest in the Assets, but excluding, in each case and without limitation, liabilities, losses, costs, and expenses attributable to: (a) Taxes, (b) violations of any Law, (c) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death, property damage, damage to the environment (including Environmental Liabilities) or violation of any Law, (d) Imbalances, (e) Casualty Losses, (f) Decommissioning, Remediation or attempted Remediation of any Adverse Environmental Conditions, (g) the cure (or attempted cure) of any Title Defect or other title matters, (h) the cure (or attempted cure) of any breach of this Agreement by Sellers or any matters which Sellers have agreed hereunder or in connection herewith to indemnify, defend and hold harmless any member of the Purchaser Group, (h) any costs to obtain any consent to assignment (including Required Consents) or waiver of any Preferential Right to Purchase, (i) any overhead costs of Sellers attributable to the applicable Seller’s interest in the Assets, other than those payable to Third Party operators under an applicable operating agreement, unit agreement, or unit operating agreement or (j) any claims by Third Parties for indemnification, contribution or reimbursement with respect to any of the liabilities, losses, costs and expenses described in preceding clauses (a) through (i).

Appendix A-16

“Property Taxes” means all real property, personal property, ad valorem, excise, severance, production, sales, use and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom (which for the avoidance of doubt, does not include Income Taxes or Transfer Taxes).
“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.
“Purchaser Benefit Plan” has the meaning set forth in Section 8.14(d).
“Purchaser Fundamental Representations” means the representations and warranties in Section 7.1, Section 7.2, Section 7.3, Section 7.6 and Section 7.10
“Purchaser Group” means Purchaser and Purchaser’s Affiliates, each of their respective officers, directors and employees and Purchaser’s successors and permitted assigns.
“Purchaser Material Adverse Effect” means a Material Adverse Effect with respect to Purchaser.
“Purchaser Required Amounts” has the meaning set forth in Section 7.6(b).
“Qualified Seller Plan” has the meaning set forth in Section 6.19(e).
“Records” means originals and copies (including electronic digital copies) of any files, records, information and data, whether written or electronically stored, in each case to the extent relating primarily to the Assets, including: (a) land and title records (including abstracts of title, title opinions and title curative documents); (b) contract files; (c) correspondence; (d) operations, environmental, production and accounting records; (e) production, facility and well records and data (including division orders, joint interest billing decks, production volumes, payout reports and expiration, obligation and payment calendars) and (f) all personnel records of employees that become Continuing Employees (including performance reviews, disciplinary records, compensation and benefits records, training and qualification records and all similar records to the extent not restricted by applicable Law); provided, however, that the term “Records” shall not include any Excluded Records and any information that cannot, without unreasonable effort or expense that Purchaser does not agree to undertake or pay, as applicable, be separated from any files, records, information and data related to the Excluded Assets.
“REGARDLESS OF FAULT” MEANS EXCEPT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE PURCHASER GROUP, THE SELLER GROUP AND/OR ITS INVITEES, WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:
THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY OR OTHER FAULT OF ANY MEMBER OF THE PURCHASER GROUP, THE SELLER GROUP, INVITEES AND/OR THIRD PARTIES; AND/OR

Appendix A-17

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLERS’ PROPERTY (INCLUDING THE ASSETS), INVITEES AND/OR THIRD PARTIES.
“Reliance” has the meaning set forth in Section 8.7.
“Remediation” means, with respect to an Adverse Environmental Condition, the response required or allowed under Environmental Laws that completely addresses (for current and future use in the same manner as being currently used) the identified Adverse Environmental Condition at the lowest cost (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. “Remediation” may consist of or include taking no action, leaving the condition unaddressed, periodic monitoring, the use of institutional controls or the recording of notices in lieu of remediation, in each case, but only to the extent such response is allowed under Environmental Laws and completely addresses and resolves (for current and future use in the same manner as being currently used) the identified Adverse Environmental Condition. The terms “Remediates”, “Remediated” and other derivatives shall be construed accordingly.
“Remediation Amount” means, with respect to an Adverse Environmental Condition, the present value as of the Closing Date (net to Sellers’ interest) of the most cost effective Remediation of such Adverse Environmental Condition on or at the relevant Asset for continued operation in the manner it is operated as of the Closing Date; provided, however, that “Remediation Amount” shall not include (a) the costs of Purchaser’s or its Affiliates’ employees, or, if Sellers are conducting the Remediation, Purchaser’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an Adverse Environmental Condition (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities), (c) overhead costs of Purchaser or its Affiliates, (d) costs and expenses that would not have been required under Environmental Laws as they exist on the Closing Date or, if prior to the Closing Date, the date on which the Remediation action is being undertaken, or (e) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM unless required to address a violation of Environmental Law.
“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of an interest in a Party (but excluding public shareholders in their role as such); (b) any consultant, advisor or agent retained by a Party or the parties listed in clause (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.
“Required Consent” means any consent or approval affecting an Asset for which the failure to obtain would cause (a) the purported assignment of the Asset affected thereby to Purchaser to be void or voidable under the express term thereof, (b) the Asset to be terminated, terminable, or cause such other material impairment to such Asset under the express term thereof or (c) the payment of material fees or material liquidated damages.
“RRC” means the Texas Railroad Commission, and any successor thereof.

Appendix A-18

“SCADA” means supervisory control and data acquisition industrial control system.
“Scheduled Closing Date” has the meaning set forth in Section 10.1.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Seller Benefit Plan” has the meaning set forth in Section 6.19(d).
“Seller Fundamental Representations” means the representations and warranties in Section 6.1, Section 6.2, Section 6.3, Section 6.4(a) and Section 6.16.
“Seller Group” means, Sellers and their respective Affiliates, each of their respective officers, directors and employees and Sellers’ successors and permitted assigns.
“Seller Indemnified Matters” means all obligations and liabilities of Sellers, known or unknown, with respect to or arising from (a) any personal injury (including death) to the extent related to the ownership or operation of the Assets by Sellers or their respective Affiliates and arising from events occurring prior to the Closing Date, (b) any disposal offsite of the Assets by Sellers or their respective Affiliates prior to the Closing Date of Hazardous Substances arising from the operation or use of the Assets by Sellers, (c) (i) the accounting for, failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other interest holder under the Leases and Lands and escheat obligations, in each case, attributable to periods and Hydrocarbons produced and marketed with respect to the Properties prior to the Effective Time and (ii) any interest, fines and penalties with respect to the items described in clause (c)(i) of this definition, insofar as the same are attributable to periods and Hydrocarbons produced and marketed with respect to the Properties after the Effective Time but prior to the Closing Date, (d) for civil, criminal or administrative fines, penalties or other sanctions arising from violations of Law(s) by Ensign Natural Resources LLC, or any of its Subsidiaries, including Sellers, that occurred or are attributable to events that occurred prior to Closing in respect of the Assets, (e) Third Person Claims related to the gross negligence or willful misconduct of Sellers or their respective Affiliates, and (f) any Proceedings listed on Schedule 6.5 and any Proceedings that should have been listed on Schedule 6.5.
“Seller Material Adverse Effect” means a Material Adverse Effect with respect to Sellers, taken as a whole.
“Seller Operated Properties” means those Properties operated by Ensign I.
“Seller Taxes” means (a) all Income Taxes imposed on any Seller, any of their direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Property Taxes allocable to Sellers pursuant to Section 13.2 (taking into account, and without duplication of, such Property Taxes effectively borne by Sellers as a result of (i) the adjustments to the Unadjusted Purchase Price made pursuant to Section 3.4, and (ii) any payments made from one Party to the other in respect of Property Taxes pursuant to the last sentence of Section 13.2), (c) Transfer Taxes allocable to Sellers pursuant to Section 13.6, (d) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets
Appendix A-19

and (e) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period, or the portion of any Straddle Period, ending at or prior to the Effective Time.
“Sellers” has the meaning set forth in the introductory paragraph of this Agreement.
“Straddle Period” means with respect to any Property Taxes, any Tax period beginning before and ending after the Effective Time.
“Subsidiary” means, with respect to any Person, any other Person that is directly or indirectly Controlled by such Person.
“Surface Agreements” has the meaning set forth in Section 2.2(e).
“Surface Deed” means a deed to be delivered at the Closing, in substantially the form of Exhibit C hereto, pursuant to which the applicable Sellers will convey the Surface Fee Lands to Purchaser.
“Surface Fee Lands” has the meaning set forth in Section 2.2(e).
“Suspense Funds” means proceeds of production and associated penalties and interest in respect of the Seller Operated Properties that are payable to Third Parties and are being held in suspense by one or more of Sellers as the operator of such Properties.
“Target Formation” means (a) with respect to a Well, the depths or formations from which the such Well is producing as of the Effective Time (or if not producing as of the Effective Time, the open formation that would be produced if such Well was not shut-in) and (b) with respect to a Lease, the Austin Chalk or the Eagle Ford, as applicable.
“Tax Allocated Values” has the meaning set forth in Section 3.6.
“Tax Audit” has the meaning set forth in Section 13.4.
“Tax Indemnified Person” has the meaning set forth in Section 13.4.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, claim for refund or other document (including any schedules or attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.
“Taxes” means all federal, state, local, foreign or other taxes, charges, fees, imposts, levies and other governmental assessments and impositions of any kind (together with any and all estimated taxes, deficiency assessments, interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Body, including, without limitation, taxes imposed on, or measured by, net or gross income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, escheat or unclaimed property, stamp, documentary, gross receipts, goods and services, registration, capital, transfer, employment, estimated or withholding taxes, in each case whether disputed or not, and including any liability in respect of any items
Appendix A-20

described above as a transferee or successor or member of a combined, consolidated, unitary or affiliated group, by assumption or operation of Law, or as an indemnitor, guarantor, surety or in a similar capacity under any Contract.
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Party Property Costs” means (a) all operating and production expenses, including costs of insurance, rentals, shut-in payments and royalty payments; title examination and curative actions; implementation of normal health, safety and environmental procedures and reporting; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Properties, and capital expenditures, including bonuses, broker fees, acquisition costs of royalty interests or other Burdens on production, and other lease or other royalty acquisition, extension or renewal costs, costs of drilling and completing wells and costs of acquiring equipment, incurred in the ownership and operation of the Properties in the ordinary course of business, in each case, solely to the extent attributable to the working interest of Third Parties in the Properties and (b) overhead costs charged to any Third Party in respect of its working interest in the Properties under the applicable operating agreement or unit agreement.
“Third Person Claim” has the meaning set forth in Section 12.3(b).
“Title Benefit” means, (a) with respect to the Wells set forth on Exhibit A-2, any right, circumstance or condition that operates to increase the Net Revenue Interest of Sellers in any of such Wells above that shown on Exhibit A-2 for such Well (without a corresponding proportionate or greater increase in Working Interest for such Well) or (b) with respect to the Leases set forth on Exhibit A-1 (i) any right, circumstance or condition that operates to increase the Net Revenue Interest of Sellers in any of such Leases above that shown on Exhibit A-1 for such Lease (without a corresponding proportionate or greater increase in Working Interest for such Lease) or (ii) increase the Net Mineral Acres of Sellers in any of such Leases above that shown on Exhibit A-1, for such Lease.
“Title Benefit Amount” has the meaning set forth in Section 4.3(c).
“Title Benefit Notice” has the meaning set forth in Section 4.3(a).
“Title Benefit Property” has the meaning set forth in Section 4.3(a).
“Title Defect” means any Encumbrance or defect that, if not cured, causes Sellers not to have Defensible Title in and to any Lease or Well; provided, however, that none of the following shall be considered a Title Defect for any purpose:
(a)    defects solely based on a gap in Sellers’ chain of title in the state’s records as to state Leases, or in the county records as to other Leases, unless such gap is affirmatively shown to exist in such records by a run sheet, an abstract of title or a title opinion, which documents shall be included in the applicable Title Defect Notice;
(b)    defects based solely on references to lack of information, including lack of information in Sellers’ files, the lack of Third Party records, and/or the unavailability of
Appendix A-21

information from Governmental Bodies if such information is otherwise in Purchaser’s possession or is a matter of public record;
(c)    defects based solely on references in recorded instruments to a document because such document is not in Sellers’ files;
(d)    any delay in delivering an assignment earned under a farmout, participation or similar agreement unless Purchaser provides affirmative evidence that the farmor or other third party record title holder has refused to deliver such assignment;
(e)    defects based on Tax assessment, Tax payment or similar records (or the absence of such activities or records);
(f)    defects that have been cured by the passage of time, the doctrine of adverse possession, applicable laws of limitation or prescription or such other matter that would render such defect invalid according to applicable Law; or
(g)    defects arising out of lack of evidence of corporate or other entity authorization, unless Purchaser provides affirmative evidence that such lack of authorization could reasonably be expected to result in another Person’s superior claim of title to the relevant Property.
“Title Defect Amount” has the meaning set forth in Section 4.2(c).
“Title Defect Deductible” means an amount equal to one and one-half percent (1.5%) of the Unadjusted Purchase Price.
“Title Defect Notice” has the meaning set forth in Section 4.2(a).
“Title Defect Property” has the meaning set forth in Section 4.2(a).
“Title Expert” has the meaning set forth in Section 4.4(d).
“Transaction Documents” means this Agreement, the Escrow Agreement, the Conveyances, the Surface Deed, the Attornment Letters and each other agreement, document, certificate or other instrument that is contemplated to be executed at or prior to the Closing pursuant to or in connection with the foregoing.
“Transfer Taxes” has the meaning set forth in Section 13.6.
“Transition Period” means a period not to exceed one hundred and twenty (120) days from the Closing during which time Seller will assist Purchaser with certain defined services more fully set forth in the Transition Services Agreement.
“Transition Services” means the services provided by Ensign I under the Transition Services Agreement.

Appendix A-22

“Transition Services Agreement” means that certain transition services agreement to be entered into between Ensign I and Purchaser on the Closing Date, in substantially the form attached hereto as Exhibit D.
“Triggering Event” has the meaning set forth in Section 8.14(e).
“U.S.” and “United States” means the United States of America.
“Unadjusted Purchase Price” has the meaning set forth in Section 3.1.
“Units” has the meaning set forth in Section 2.2(b).
“Unobtained Contract Consent” has the meaning set forth in Section 4.7(b)(i).
“Unobtained Contract Consent Amount” has the meaning set forth in Section 4.7(b)(i).
“Unobtained Property Consent” has the meaning set forth in Section 4.7(b)(ii).
“Unobtained Property Consent Amount” has the meaning set forth in Section 4.7(b)(ii).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.
“Wellhead Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interest of Sellers therein and the share of production from the relevant Well to which Sellers were entitled.
“Wells” has the meaning set forth in Section 2.2(c).
“Willful Breach” means, with respect to either Party, (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act was undertaken with the Actual Knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in Section 9.1 or Section 9.2, as applicable, have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if Closing were to occur).
“Working Interest” with respect to any Lease or Well, means the interest in and to such Lease or Well, as applicable, that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well, in each case, relating to the Target Formation only, and without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar Burdens upon, measured by or payable out of production therefrom.
Appendix A-23